                                                As filed with the Securities and
                                         Exchange Commission on  _________, 1996
                                            Registration No. 33-________________

--------------------------------------------------------------------------------

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                       ------------------------------

                                  FORM S-4

                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                       ------------------------------

                            TRUSTMARK CORPORATION
             (Exact name of Registrant as specified in charter)

          MISSISSIPPI                       6712                  64-0471500
(State or other jurisdiction of Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                            248 East Capitol Street
                               Jackson, MS 39201
                                 (601) 354-5111
                         (Address, including Zip Code,
                     and telephone, including area code, of
                   Registrant's principal executive offices)

                                 GERARD R. HOST
                             TRUSTMARK CORPORATION
                            248 East Capitol Street
                          Jackson, Mississippi  39201
                                 (601) 949-6651
               (Name, address, including Zip Code, and telephone
               number, including area code, of agent for service)

                          Copies of communications to:

                              ROBERT D. DRINKWATER
                    BRUNINI, GRANTHAM, GROWER & HEWES, PLLC
                                P. O. Drawer 119
                          Jackson, Mississippi  39205

                                      and

                                CRAIG N. LANDRUM
                         WATKINS LUDLAM & STENNIS, P.A.
                             633 North State Street
                        Jackson, Mississippi  39205-0427

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effective date of this Registration Statement

                        CALCULATION OF REGISTRATION FEE

                 TITLE                          PROPOSED
                 OF EACH                        MAXIMUM     PROPOSED
                 CLASS OF                       OFFERING    MAXIMUM      AMOUNT
                 SECURITIES    AMOUNT           PRICE       AGGREGATE    OF
                 TO BE         TO BE            PER         OFFERING     REGISTRATION
                 REGISTERED    REGISTERED (1)   UNIT (2)    PRICE (2)    FEE
                 ----------    --------------   --------    ---------    ---
                 Common Stock  1,717,370        $9.64       $16,563,929  $3,318

(1)      Maximum number of shares issuable in connection with the mergers.
(2)      Based on book value of FCC shares and NBC minority shares (Rule
         457(f)(2)).


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

                             TRUSTMARK CORPORATION

                   Cross-Reference Sheet Showing Location in
                   Proxy Statement-Prospectus of Information
                         Required by Items of Form S-4


Form S-4
Item Heading        Location in Proxy Statement-Prospectus
------------        --------------------------------------

Item 1 Facing Page of Registration Statement; Outside front cover of Proxy Statement-Prospectus

Item 2 Available Information; Incorporation of Certain Information by Reference; Table of Contents

Item 3              Summary

Item 4              Summary; General Information - The Merger Agreement;
                    - Background of and Reasons for the Mergers; - Accounting Treatment; - Federal Income Tax Consequences; - Comparison of Rights of Shareholders

Item 5              NA

Item 6              General Information - Background of and Reasons for the
                    Mergers

Item 7              NA

Item 8              General Information - Legal Opinion

Item 9              NA

Item 10 Available Information; Incorporation of Certain Information by Reference; Summary; General Information - Trustmark Corporation and Trustmark National Bank

Item 11             Incorporation of Certain Information by Reference

Item 12             NA

Item 13             NA

Item 14             NA

Item 15             NA

Item 16             NA

Item 17 General Information - First Corinth Corp. and National Bank of Commerce of Corinth; Summary - Markets and Market Prices;
                    - First Corinth Corp. and National Bank of Commerce of Corinth Selected Financial Data; First Corinth Corp. Management's Discussion and Analysis of Financial Condition and Results of Operations; Financial Statements of First Corinth Corp. and Subsidiary; Financial Statements of National Bank of Commerce of Corinth

Item 18 Summary; General Information - First Corinth Corp. Special Meeting; Voting; Proxies; Revocation; - National Bank of Commerce of Corinth Special Meeting; Voting; - Voting Securities and Principal Holders Thereof; - Rights of Dissenting Shareholders; Incorporation of Certain Information by Reference

Item 19 General Information - National Bank of Commerce of Corinth Special Meeting; Voting; - Right of Dissenting Shareholders;
                    - Voting Securities and Principal Holders Thereof

                                PROXY STATEMENT
                                       OF
                              FIRST CORINTH CORP.
                    FOR THE SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON _________, 199__

                             INFORMATION STATEMENT
                                       OF
                      NATIONAL BANK OF COMMERCE OF CORINTH
                    FOR THE SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON _________, 199__

                                   PROSPECTUS
                                       OF
                             TRUSTMARK CORPORATION
                     Relating to up to 1,717,370 shares of
                                  COMMON STOCK



         This Proxy Statement-Prospectus is being furnished to the holders of shares of the common stock of First Corinth Corp., a Mississippi corporation ("FCC"), in connection with the solicitation of proxies by the Board of Directors of FCC for use at a special meeting of shareholders and any adjournment thereof (the "FCC Special Meeting") to be held on ___________, 199__, at 11:00 o'clock a.m., local time, at 501 Fillmore Street, Corinth, Mississippi 38834. At the FCC Special Meeting, the shareholders of FCC will be asked to vote upon the proposed merger (the "Merger") of FCC with and into Trustmark Corporation, a Mississippi corporation ("Trustmark") in connection with which, subject to certain adjustments based on the price of Trustmark's common shares, each share of the outstanding common stock of FCC will be converted into 12.9545 shares of the common stock of Trustmark.

         This Proxy Statement-Prospectus is additionally being furnished as an Information Statement to the holders of shares of the common stock of National Bank of Commerce of Corinth, a national banking association ("NBC") in connection with a special meeting of NBC's shareholders and any adjournment thereof (the "NBC Special Meeting") to be held on ______ ______, 199__, at 11:30 o'clock a.m., local time, at 501 Fillmore Street, Corinth, Mississippi 38834. At the NBC Special Meeting, the shareholders of NBC will be asked to vote upon the proposed merger of NBC with Trustmark National Bank ("Trustmark Bank"), under the charter of Trustmark Bank (the "Bank Merger"), in connection with which, subject to certain adjustments based on the market price of Trustmark's common shares, each share of the outstanding common stock of NBC will be converted into 13.4825 shares of the common stock of Trustmark. The Merger and the Bank Merger are hereafter collectively referred to as the "Mergers."

         This Proxy Statement-Prospectus also constitutes the prospectus of Trustmark relating to (i) up to 1,692,000 shares of

Trustmark common stock to be issued to FCC's shareholders pursuant to the Merger, and (ii) up to 25,370 shares of Trustmark common stock to be issued to NBC's shareholders pursuant to the Bank Merger.

                      ------------------------------------

         THE SHARES OF TRUSTMARK TO BE ISSUED PURSUANT TO THE MERGERS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      ------------------------------------

         The date of this Proxy Statement-Prospectus is ________, 1996.

                             AVAILABLE INFORMATION

         Trustmark is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). A Registration Statement on Form S-4 under the Securities Act of 1933, as amended, including this Proxy Statement-Prospectus, has been filed by Trustmark with the Commission with respect to the Trustmark common shares to be issued upon consummation of the Mergers. For further information pertaining to Trustmark and the shares of Trustmark to which this Proxy Statement-Prospectus relates, reference is made to such Registration Statement, including the Exhibits filed as a part thereof. As permitted by the rules and regulations of the Commission, certain information included in the Registration Statement is omitted from this Proxy Statement-Prospectus. Copies of the Registration Statement, as well as the reports, proxy statements and other information that Trustmark has filed with the Commission can be obtained from the Commission at prescribed rates by addressing a written request for such copies to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C., 20549. In addition, the reports, proxy statements and other information filed by Trustmark with the Commission can be inspected and copied at the public reference facilities referred to above, the Commission's Web site (http://www.sec. gov), and at the regional offices of the Commission at:
Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York, 10048. Trustmark's common shares are included for quotation on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ/NMS") and reports, proxy statements and other information concerning Trustmark are available for inspection and copying at the offices of the National Association of Securities Dealers, 1735 K Street, N.W. Washington, D.C., 20006.

              INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         This Proxy Statement-Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Such documents relating to Trustmark are available without charge upon written or oral request. Requests for copies of documents related to Trustmark should be directed to Trustmark Corporation, 248 East Capitol Street, Jackson, Mississippi, 39201,
ATTN: Gerard R. Host, Telephone Number (601) 949-6651. In order to ensure timely delivery of the documents, any request should be made at least ten days prior to the date of the Special Meetings.

         The following documents filed by Trustmark with the Commission under
Section 13 of the Exchange Act are hereby incorporated by reference into this Proxy Statement-Prospectus: (i) Trustmark's

Annual Report on Form 10-K for the year ended December 31, 1995; (ii) Trustmark's Proxy Statement in connection with its 1996 Annual Shareholders' Meeting; (iii) Trustmark's Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 1996; and (iv) the description of Trustmark's common stock contained in the registration of Trustmark's common stock pursuant to Section 12 of the Exchange Act, and all amendments thereto.

         All documents filed by Trustmark pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meetings are hereby incorporated by reference into this Proxy Statement- Prospectus and shall be deemed a part hereof from the date of filing of such documents.

         No person is authorized to give any information or to make any representation not contained in this Proxy Statement-Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement-Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement-Prospectus, or the solicitation of a proxy, in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Proxy Statement-Prospectus nor any distribution of the securities to which this Proxy Statement-Prospectus relates shall, under any circumstances, create any implication that there has been no change in the affairs of Trustmark since the date hereof.

         This Proxy Statement-Prospectus does not relate to any resales of Trustmark common stock received by any person upon consummation of the Merger, and no person is authorized to make any use of this Proxy Statement-Prospectus in connection with any such resale.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . .   iii

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE . . . . . . . . . . . .   iii

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
         The Parties  . . . . . . . . . . . . . . . . . . . . . . . . . .     1
         The Mergers  . . . . . . . . . . . . . . . . . . . . . . . . . .     1
         Votes Required . . . . . . . . . . . . . . . . . . . . . . . . .     3
         Boards of Directors' Recommendations . . . . . . . . . . . . . .     3
         Representations, Warranties, Covenants and Conditions  . . . . .     4
         Termination  . . . . . . . . . . . . . . . . . . . . . . . . . .     5
         Effective Date . . . . . . . . . . . . . . . . . . . . . . . . .     5
         Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
         Federal Income Tax Consequences  . . . . . . . . . . . . . . . .     5
         Accounting Treatment . . . . . . . . . . . . . . . . . . . . . .     6
         Dissenters' Rights of Appraisal  . . . . . . . . . . . . . . . .     6
         Resales of Trustmark Shares  . . . . . . . . . . . . . . . . . .     6
         Regulatory Authority Approvals . . . . . . . . . . . . . . . . .     6
         Markets and Market Prices  . . . . . . . . . . . . . . . . . . .     6
         Comparative Per Share Data . . . . . . . . . . . . . . . . . . . .   7
         Trustmark Corporation and Subsidiaries
         Selected Financial Data  . . . . . . . . . . . . . . . . . . . . .  11
         First Corinth Corp. and Subsidiary Selected
         Financial Data . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         National Bank of Commerce of Corinth Selected
         Financial Data . . . . . . . . . . . . . . . . . . . . . . . . . .  13

GENERAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

         Trustmark Corporation and Trustmark National Bank  . . . . . . . .  17
         First Corinth Corp. and National Bank of Commerce
                 of Corinth . . . . . . . . . . . . . . . . . . . . . . . .  17
         First Corinth Corp. Special Meeting; Voting; Proxies;
                 Revocation . . . . . . . . . . . . . . . . . . . . . . .    18
         National Bank of Commerce of Corinth Special Meeting; Voting . .    19
         Voting Securities and Principal Holders Thereof  . . . . . . . .    19
         Background of and Reasons for the Mergers  . . . . . . . . . . .    20
         The Merger Agreement . . . . . . . . . . . . . . . . . . . . . .    21
         Procedure for Exchange of Certificates . . . . . . . . . . . . .    28
         Rights of Dissenting Shareholders  . . . . . . . . . . . . . . .    29
         Federal Income Tax Consequences  . . . . . . . . . . . . . . . .    33
         Accounting Treatment . . . . . . . . . . . . . . . . . . . . . .    35
         Resales of Trustmark Common Shares . . . . . . . . . . . . . . .    35
         Regulatory Authority Approvals . . . . . . . . . . . . . . . . . .  36
         Management and Operations After the Mergers  . . . . . . . . . .    36
         Comparison of Rights of Shareholders . . . . . . . . . . . . . .    36
         Legal Opinions . . . . . . . . . . . . . . . . . . . . . . . . .    37

         Experts  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
         Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . .  37



MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS FIRST CORINTH
CORP.; NATIONAL BANK OF COMMERCE OF CORINTH . . . . . . . . . . . . . . . .  39

FIRST CORINTH CORP. AND SUBSIDIARY CONSOLIDATED FINANCIAL
STATEMENTS DECEMBER 31, 1995, 1994 AND 1993 . . . . . . . . . . . . . . . .  62

FIRST CORINTH CORP. AND SUBSIDIARY CONSOLIDATED FINANCIAL
STATEMENTS SEPTEMBER 30, 1996 AND 1995 (UNAUDITED)  . . . . . . . . . . . .  87

NATIONAL BANK OF COMMERCE OF CORINTH FINANCIAL STATEMENTS
DECEMBER 31, 1995, 1994 AND 1993  . . . . . . . . . . . . . . . . . . . . .  90

NATIONAL BANK OF COMMERCE OF CORINTH FINANCIAL STATEMENTS
SEPTEMBER 30, 1996 AND 1995 (UNAUDITED) . . . . . . . . . . . . . . . . .   110

EXHIBIT "A" DISSENTERS' RIGHTS  . . . . . . . . . . . . . . . . . . . . .   119

                                    SUMMARY

         The following summary is not intended to be complete and is qualified in all respects by the more detailed information included in this Proxy Statement-Prospectus or incorporated herein by reference. Shareholders are urged to carefully review the entire Proxy Statement-Prospectus and other documents to which this Proxy Statement-Prospectus refers. All information concerning Trustmark and Trustmark Bank included in this Proxy Statement-Prospectus has been furnished by Trustmark, and all information concerning FCC and NBC has been furnished by FCC. Neither Trustmark nor FCC warrants the accuracy or completeness of information relating to any other party.

THE PARTIES

         Trustmark Corporation and Trustmark National Bank

         Trustmark, a Mississippi corporation, is a one-bank holding company which owns 100 percent of the outstanding shares of Trustmark Bank. As of September 30, 1996, Trustmark had total assets of $5,097,928,000, net loans of $2,524,900,000, total deposits of $3,519,342,000 and total stockholders' equity of $511,110,000. Through Trustmark Bank, Trustmark conducts a general commercial banking and trust business. Trustmark's principal executive offices are located at 248 East Capitol Street, Jackson, Mississippi, 39201, Telephone Number (601) 354-5111. See the heading "General Information - Trustmark Corporation and Trustmark National Bank."

         First Corinth Corp. and National Bank of Commerce of Corinth

         FCC, a Mississippi corporation, is a one-bank holding company which owns approximately 98.5 percent of the outstanding shares of NBC. As of September 30, 1996, FCC had total assets of $139,070,000, net loans of $64,771,000, total deposits of $114,920,000 and total stockholders' equity of $16,352,000. Through NBC, FCC conducts a general commercial banking business
through four banking facilities located in Corinth, Mississippi.   FCC's
principal executive offices are located at 501 Fillmore Street, Corinth, Mississippi, 38834, Telephone Number (601) 287-2471. See the heading "General Information - First Corinth Corp. and National Bank of Commerce of Corinth."

THE MERGERS

         The Merger

         Pursuant to the Merger Agreement among Trustmark, Trustmark Bank, FCC and NBC dated as of October 2, 1996 and the First Amendment dated December 11, 1996 (collectively, the "Merger Agreement") FCC will be merged with and into Trustmark, with Trustmark as the surviving corporation. As a result of the Merger, other than shares with respect to which holders have perfected their dissenters' rights of appraisal, and subject to certain adjustments based on the market price of Trustmark's common shares, each outstanding share of the common stock of FCC issued and outstanding on the Effective Date of the Merger (the date the Merger is consummated) shall be converted into 12.9545 shares of Trustmark common stock, and shareholders of FCC on the Effective Date of the Merger will become shareholders of Trustmark. Any fractional Trustmark shares which would otherwise be issued as a result of the Merger will not be issued. Instead, cash will be paid to FCC shareholders in lieu of fractional Trustmark shares. See the heading, "General Information - The Merger Agreement."

         The Bank Merger

         Pursuant to the Merger Agreement, NBC will be merged with and into Trustmark Bank, under the charter of Trustmark Bank. As a result of the Bank Merger, other than shares with respect to which holders have perfected their dissenters' rights of appraisal, and subject to certain adjustments based on the market price of Trustmark's common shares, each outstanding share of the common stock of NBC owned by shareholders other than FCC on the Effective Date of the Bank Merger shall be converted into 13.4825 shares of the common stock of Trustmark, and shareholders of NBC on the Effective Date of the Bank Merger (other than FCC) will become shareholders of Trustmark. Any fractional Trustmark shares which would otherwise be issued as a result of the Bank Merger will not be issued. Instead, cash will be paid to NBC shareholders in lieu of fractional Trustmark shares. See the headings "General Information - The Merger Agreement and - Background of and Reasons for the Mergers."

THE SPECIAL MEETINGS

         FCC

         The FCC Special Meeting to consider and vote on the Merger will be held on ___________, 199__, at 11:00 o'clock a.m., local time, at 501 Fillmore Street, Corinth, Mississippi 38834. Only holders of record of FCC's common shares at the close of business on ________, 199__ (the "FCC Record Date") will
be entitled to notice of and to vote at the FCC Special Meeting.   See the
heading "General Information - First Corinth Corp. Special Meeting; Voting; Proxies; Revocation."

         National Bank of Commerce of Corinth

         The NBC Special Meeting to consider and vote on the Bank Merger will be held on ________________, 199__, at 11:30 o'clock a.m., local time, at 501
Fillmore Street, Corinth, Mississippi 38834. Only holders of record of NBC's common shares at the close of business on _____________, 199__, (the "NBC Record Date") will be entitled to notice of and to vote at the NBC Special Meeting. See the heading "General Information - National Bank of Commerce of Corinth Special Meeting; Voting."

VOTES REQUIRED

         The Merger

         Approval of the Merger requires the affirmative vote of a majority (56,101) of the 112,200 outstanding shares of FCC. A vote of Trustmark's shareholders is not required to approve the Merger.

         As of ________, 1996, FCC and NBC's directors and officers (vice president and above) beneficially owned approximately 45,938 (40.72 percent) of
the outstanding shares of FCC common stock.   FCC's and NBC's directors, which
own 43,238 (38.33 percent) shares, have agreed to vote their FCC shares in favor of the Merger. The foregoing assumes that W. Hull Davis exercises options to purchase 600 additional shares of the common stock of FCC. See the heading "General Information - First Corinth Corp. Special Meeting; Voting; Proxies; Revocation."

         The Bank Merger

         Approval of the Bank Merger requires the affirmative vote of two-thirds of the outstanding shares of NBC and Trustmark Bank. Trustmark, which owns 100 percent of the Trustmark Bank shares, intends to vote its shares in favor of the Bank Merger and FCC, which owns 98.5 percent of the outstanding NBC shares, intends to vote its shares in favor of the Bank Merger. NBC is not soliciting proxies in connection with the NBC Special Meeting. See the heading "General Information - National Bank of Commerce of Corinth Special Meeting; Voting."

BOARDS OF DIRECTORS' RECOMMENDATIONS

         The Merger

         The Board of Directors of FCC, which is soliciting proxies in connection with the Special Meeting, unanimously voted to approve the Merger and recommends that FCC's shareholders vote FOR adoption of the Merger Agreement. See the heading "General Information - Background of and Reasons for the Mergers."

         The Bank Merger

         The Board of Directors of NBC unanimously voted to approve the Bank Merger and recommends that NBC's shareholders vote FOR adoption of the Merger Agreement. See the heading "General Information -Background of and Reasons for the Mergers."

REPRESENTATIONS, WARRANTIES, COVENANTS AND CONDITIONS

         Pursuant to the Merger Agreement, both Trustmark and FCC made certain representations and warranties to the other. The continued truth and accuracy of those representations and warranties is a condition to consummation of the Mergers.

         Trustmark's and Trustmark Bank's obligations to consummate the Mergers are subject to, among other things: (i) the approval of the Mergers by FCC and NBC's Boards of Directors and shareholder(s); (ii) receipt of all required approvals of regulatory authorities; (iii) Trustmark's receipt of the opinion of Arthur Andersen LLP that the Mergers can be accounted for as a "pooling of interests" for financial reporting purposes and the Securities and Exchange Commission not having asserted or threatened to assert a contrary determination; (iv) no material adverse change having occurred in the financial condition, tangible properties or prospects of FCC or NBC since Trustmark's completion of its review of FCC's books and records in November 1996; (v) the reserve for loan losses then maintained by NBC being adequate to provide for the anticipated loan losses of NBC as of such date in accordance with accepted audit, bank examination and bank regulatory standards, and the tangible assets of FCC, excluding NBC, having a fair market value equal to or greater than its liabilities; (vi) Trustmark having received the legal opinion of counsel to FCC in accordance with the Merger Agreement; and (vii) Trustmark's satisfaction that the Mergers will qualify as tax-free reorganizations for federal income tax purposes.

         FCC and NBC's obligations to consummate the Mergers are subject to, among other things: (i) the approval of the Mergers by the Board of Directors of Trustmark and the Board of Directors and Shareholders of Trustmark Bank;
(ii) receipt of all required approvals of regulatory authorities; (iii) FCC's satisfaction that the Merger will qualify as a tax-free reorganization for federal income tax purposes; (iv) receipt of the opinion of counsel to Trustmark in accordance with the Merger Agreement; and (v) no material adverse change having occurred in the condition, financial or otherwise, of Trustmark or Trustmark Bank since December 31, 1995. See the heading "General Information - The Merger Agreement."

TERMINATION

         The Merger Agreement may be terminated and the Mergers abandoned under certain circumstances. See the heading "General Information - The Merger Agreement."

EFFECTIVE DATE

         The Effective Date, which is currently targeted for _______, 1997, will occur as soon as practicable following receipt of: (i) the approval of the Comptroller of the Currency and passage of the required waiting period following such approval, (ii) the approval of the Federal Reserve Board and passage of any required waiting period following such approval, (iii) approval of the Mergers by the shareholders of FCC and NBC, and (iv) the satisfaction of all other conditions to consummation of the Mergers. See the heading "General Information - Regulatory Authority Approvals."

DIVIDENDS

         Depending upon NBC's 1996 earnings, FCC is permitted to pay cash dividends of up to $9.00 per share prior to the Effective Date. If earnings are at least $2.3 million, a $9.00 per share dividend can be declared and paid. If earnings are less than $2.3 million, the dividend shall be reduced by $1.00 per share for each $110,000 by which earnings are less than $2.3 million. NBC is allowed to pay a dividend, not to exceed $16.29 per share, sufficient to allow FCC to pay the dividend described above, certain FCC indebtedness and FCC's expenses. See the heading "General Information - The Merger Agreement."

FEDERAL INCOME TAX CONSEQUENCES

         The Merger

         In the opinion of Brunini, Grantham, Grower & Hewes, PLLC the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986 and that FCC's shareholders, except to the extent receiving cash in connection with the Merger and except for shareholders exercising dissenters' rights of appraisal, will not recognize gain or loss for federal income tax purposes upon the conversion of FCC common shares into Trustmark common shares. See the heading "General Information - Federal Income Tax Consequences."

         The Bank Merger

         In the opinion of Brunini, Grantham, Grower & Hewes, PLLC, counsel to Trustmark, the Bank Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 and that NBC's shareholders, except to the extent receiving cash in connection with the Bank Merger and except for shareholders exercising dissenters' rights of appraisal, will not recognize gain or loss for federal income tax purposes upon the conversion of their NBC common shares into Trustmark common shares. See the heading "General Information - Federal Income Tax Consequences."

ACCOUNTING TREATMENT

         It is anticipated that the Mergers will be accounted for as a "pooling of interests" for financial reporting purposes. See the heading "General Information - Accounting Treatment."

DISSENTERS' RIGHTS OF APPRAISAL

         Pursuant to Mississippi law, FCC's shareholders will have dissenters' rights of appraisal as a result of the Merger and will, accordingly, be entitled to be paid cash for the value of their FCC shares. See the heading "General Information - Rights of Dissenting Shareholders."

         Pursuant to federal law, NBC's shareholders will have dissenters' rights of appraisal as a result of the Bank Merger and will, accordingly, be entitled to be paid cash for the value of their NBC shares. See the heading "General Information - Rights of Dissenting Shareholders."

RESALES OF TRUSTMARK SHARES

         Except for Trustmark shares held by "affiliates" of FCC, NBC, or Trustmark, the Trustmark shares received as a consequence of the Merger will be freely transferrable. See the heading "General Information - Resales of Trustmark Common Shares."

REGULATORY AUTHORITY APPROVALS

         Applications relating to the Mergers have been filed with the Federal Reserve Board and the Office of the Comptroller of the Currency. The Mergers are also subject to antitrust review by the United States Department of Justice. As of the date hereof, no required regulatory authority approvals have been obtained. See the heading "General Information - Regulatory Authority Approvals."

MARKETS AND MARKET PRICES

         The Merger

         Trustmark's common shares are included for quotation on the NASDAQ/NMS.

          There is no active trading market for FCC's common shares. The last transaction about which FCC's management has any information occurred in July 1995 when Hull Davis purchased 800 shares from FCC at $125.00 per share. The book value of FCC's shares was approximately $129.00 in July 1995.

         The following table sets forth the closing price per share of Trustmark common stock and the equivalent per share value of FCC common stock on September 5, 1996, which was the last trading date preceding public announcement of the proposed Merger, and on _______, 1996.

                          Price of Trustmark       FCC's Equivalent
Date                      Common Stock             Per Share Value
----                      ------------             ---------------
September 5, 1996           $22.25                    $288.24

_________, 1996             $_____                    $______

         The equivalent per share value of a share of FCC common stock at the specified date represents the closing price of a share of Trustmark common stock on such date multiplied by the conversion ratio of 12.9545, which is the conversion ratio applicable to the Merger based on Trustmark's shares having a value not less than $22.00 nor more $25.00 per share. See the heading "General Information - The Merger Agreement."


         The Bank Merger

         There is no active trading market for the outstanding common shares of NBC, and neither FCC nor NBC's management has any information concerning recent transactions in NBC's shares.

         The following table sets forth certain equivalent per share data concerning NBC's outstanding common shares. This data represents the closing price of Trustmark's common shares on September 5, 1996 and on ____________, 1996, multiplied by the conversion ratio of 13.4825, which is the conversion ratio applicable to the Bank Merger, based on Trustmark's shares having a value not less than $22.00 nor more than $25.00 per share.

                          Price of Trustmark       NBC's Equivalent
Date                      Common Stock             Per Share Value
----                      ------------             ---------------
September 5, 1996         $ 22.25                  $ 299.99

_______, 1996             $______                  $_______

COMPARATIVE PER SHARE DATA

         The Merger

         The following presents certain data concerning net income per share, cash dividends per share and book value per share for Trustmark and subsidiaries and FCC and subsidiary on a historical and pro forma basis. This information is presented to assist FCC's shareholders in evaluating the effect of the Merger, in connection with which, subject to certain adjustments, FCC's shareholders will receive 12.9545 Trustmark common shares for each FCC share held by them on the Effective Date.

         The pro forma data gives effect to (i) the Merger accounted for as a pooling of interests using an exchange ratio of 12.9545 Trustmark common shares for each FCC common share, and (ii) the Bank Merger accounted for as a pooling of interests using an exchange ratio of 13.4825 Trustmark common shares for each NBC common share owned by NBC's minority shareholders. Equivalent pro forma per share amounts for FCC are calculated by multiplying the pro forma income per share, pro forma book value per share and pro forma dividends per share of Trustmark by an exchange ratio of 12.9545. This information is not necessarily indicative of the results of operations or combined financial condition that would have resulted if the Mergers had been consummated at the beginning of the periods indicated.

                                             Nine Months Ended
                                                September 30,                  Year Ended December 31,
                                                -------------                ---------------------------
                                               1996        1995              1995         1994      1993
                                               ----        ----              ----         ----      ----
TRUSTMARK CORPORATION
AND SUBSIDIARIES:
       Net Income Per Share:
           Historical                         $1.41       $1.28              $1.71       $1.58        $1.55
           Pro Forma                           1.40        1.27               1.70        1.57         1.54

       Cash Dividends Per Share:
           Historical                          0.36        0.32               0.44        0.41         0.37
           Pro Forma                           0.36        0.32               0.44        0.41         0.37

       Book Value Per Share:
           Historical                         14.64                          13.71
           Pro Forma                          14.42                          13.49


FIRST CORINTH CORP.
AND SUBSIDIARY:
       Net Income Per Share:
           Historical                       $ 15.28      $14.77            $ 18.00     $ 19.01       $18.43
           Equivalent Pro Forma               18.14       16.45              22.02       20.34        19.95

       Cash Dividends Per Share:
           Historical                          0.00        0.00               8.00        7.00         6.00
           Equivalent Pro Forma                4.66        4.15               5.70        5.31         4.79

       Book Value Per Share:

           Historical                        146.00                         133.54
           Equivalent Pro Forma              186.80                         174.76


         The Bank Merger

         The following presents certain data concerning net income per share, cash dividends per share and book value per share for Trustmark and subsidiaries and NBC on a historical and pro forma basis. This information is presented to assist NBC's shareholders in evaluating the effect of the Bank Merger, in connection with which NBC's minority shareholders will receive
13.4825 Trustmark common shares for each NBC share held by them on the Effective Date of the Bank Merger.

         The pro forma data gives effect to (i) the Bank Merger accounted for as a pooling of interests using an exchange ratio of 13.4825 Trustmark shares for each NBC common share owned by NBC's minority shareholders, and (ii) the Merger accounted for as a pooling of interests using an exchange ratio of
12.9545 Trustmark common shares for each FCC share. Equivalent pro forma per share amounts are calculated by multiplying the pro forma income per share, pro forma book value per share and pro forma dividends per share by an exchange ratio of 13.4825. This information is not necessarily indicative of the results of operations or combined financial condition that would have resulted if the Mergers had been consummated at the beginning of the periods indicated.

                                                Nine Months Ended
                                                  September 30,                  Year Ended December 31,
                                                  -------------                ---------------------------
                                               1996           1995            1995         1994        1993
                                               ----           ----            ----         ----        ----
TRUSTMARK CORPORATION
AND SUBSIDIARIES:
       Net Income Per Share:
           Historical                         $1.41          $1.28           $1.71        $1.58       $1.55
           Pro Forma                           1.40           1.27            1.70         1.57        1.54

       Cash Dividends Per Share:
           Historical                          0.36           0.32            0.44         0.41        0.37
           Pro Forma                           0.36           0.32            0.44         0.41        0.37

       Book Value Per Share:
           Historical                         14.64                          13.71
           Pro Forma                          14.42                          13.49

NATIONAL BANK OF COMMERCE OF CORINTH:
       Net Income Per Share:
           Historical                       $ 16.82      $16.43            $ 20.20     $ 21.11       $20.71
           Equivalent Pro Forma               18.88       17.12              22.92       21.17        20.76

       Cash Dividends Per Share:
           Historical                          0.00        0.00              15.50       13.00        13.00
           Equivalent Pro Forma                4.85        4.31               5.93        5.53         4.99

       Book Value Per Share:
           Historical                        130.25                         116.34
           Equivalent Pro Forma              194.42                         181.88

TRUSTMARK CORPORATION AND SUBSIDIARIES SELECTED FINANCIAL DATA

         The following table presents, on a historical basis, selected consolidated financial data for Trustmark. This information is based upon the consolidated financial statements for Trustmark incorporated herein by reference. Results for the nine months ended September 30, 1996, are not necessarily indicative of results to be expected for the entire year. All adjustments necessary to arrive at a fair statement of results of interim operations of Trustmark, in the opinion of management of Trustmark, have been made. All information is in thousands except per share data.


                                       Nine Months Ended
                                         September 30,
                                         (unaudited)                       Year Ended December 31,
                                      -------------------   ----------------------------------------------------
                                        1996       1995      1995        1994       1993       1992       1991
                                      --------   --------   --------   --------   --------   --------   --------
Consolidated Statements of Income
         Total interest income        $268,841   $259,402   $348,341   $315,449   $310,607   $310,626   $333,668
         Total interest expense        121,526    120,266    161,545    124,290    116,770    138,369    187,215
                                      --------   --------   --------   --------   --------   --------   --------
         Net interest income           147,315    139,136    186,796    191,159    193,837    172,257    146,453
         Provision for loan losses       4,698        955      2,439      2,786     18,596     26,737     27,177
         Noninterest income             49,616     43,644     59,467     48,670     47,898     45,583     40,269
         Noninterest expense           117,529    113,749    152,484    152,801    150,781    132,844    120,226
                                      --------   --------   --------   --------   --------   --------   --------
         Income before income taxes     74,704     68,076     91,340     84,242     72,358     58,259     39,319
         Income taxes                   25,631     23,351     31,582     29,237     20,106     17,490      9,107
                                      --------   --------   --------   --------   --------   --------   --------
              Net income              $ 49,073   $ 44,725   $ 59,758   $ 55,005   $ 52,252   $ 40,769   $ 30,212
                                      ========   ========   ========   ========   ========   ========   ========

Per Share Data
         Net income per share         $   1.41   $   1.28   $   1.71   $   1.58   $   1.55   $   1.23   $   0.91
                                      ========   ========   ========   ========   ========   ========   ========

         Cash dividends per share     $   0.36   $   0.32   $   0.44   $   0.41   $   0.37   $   0.34   $   0.33
                                      ========   ========   ========   ========   ========   ========   ========


                                       September 30,
                                        (unaudited)                                   December 31,
                                   -----------------------   --------------------------------------------------------------
Consolidated Balance Sheets           1996         1995         1995         1994         1993         1992         1991
                                   ----------   ----------   ----------   ----------   ----------   ----------   ----------
         Total assets              $5,097,928   $4,905,134   $4,992,592   $4,763,365   $4,708,206   $4,346,985   $4,136,835
         Securities - nontrading    1,987,940    1,836,995    1,842,325    1,862,351    1,980,566    1,718,635    1,436,086
         Net loans                  2,524,900    2,511,791    2,510,091    2,282,551    2,166,004    2,007,629    2,004,425
         Deposits                   3,519,342    3,482,789    3,530,045    3,449,229    3,428,781    3,431,383    3,389,989

FIRST CORINTH CORP. AND SUBSIDIARY SELECTED FINANCIAL DATA

         The following table presents, on a historical basis, selected consolidated financial data for FCC. This information is based upon the consolidated financial statements of FCC. Results for the nine months ended September 30, 1996, are not necessarily indicative of results to be expected for the entire year. All adjustments necessary to arrive at a fair statement of results of interim operations of FCC, in the opinion of management of FCC, have been made. All information is in thousands except per share data.

                                    Nine Months
                                      Ended
                                   September 30,                     Year Ended
                                    (unaudited)                      December 31,
                                  ---------------     ------------------------------------------
                                   1996     1995       1995     1994     1993     1992     1991
                                  ------   ------     ------   ------   ------   ------   ------
Statements of income:
     Total interest income        $7,432   $7,169     $9,649   $9,087   $8,584   $9,283   $9,575
     Total interest expense        3,451    3,258      4,405    3,880    3,538    4,434    5,900
                                  ------   ------     ------   ------   ------   ------   ------
     Net interest income           3,981    3,911      5,244    5,207    5,046    4,849    3,675
     Provision for possible
       loan losses                   135      120        380      120      180      191      140
                                  ------   ------     ------   ------   ------   ------   ------

     Net interest income after
       provision for possible
       loan losses                 3,846    3,791      4,864    5,087    4,866    4,658    3,535
     Other operating income          577      549        750      684      657      730      592
     Other operating expenses      2,098    2,098      2,924    2,964    2,805    2,825    2,494
                                  ------   ------     ------   ------   ------   ------   ------
     Income before income taxes
       and minority interest       2,325    2,242      2,690    2,807    2,718    2,563    1,633
     Income taxes                    586      572        651      664      650      645      358
     Minority interest                27       27         33       34       34       32       24
                                  ------   ------     ------   ------   ------   ------   ------

     Net income                   $1,712   $1,643     $2,006   $2,109   $2,034   $1,886   $1,251
                                  ======   ======     ======   ======   ======   ======   ======

Per share data:
     Earnings per share           $15.28   $14.77     $18.00   $19.01   $18.43   $17.14   $11.38
                                  ======   ======     ======   ======   ======   ======   ======
     Dividends per share          $ --     $ --       $ 8.00   $ 7.00   $ 6.00   $ 3.00   $ --
                                  ======   ======     ======   ======   ======   ======   ======


                                    September 30,
                                    (unnaudited)                          December 31,
                                -------------------   ----------------------------------------------------
                                  1996       1995       1995       1994       1993       1992       1991
                                --------   --------   --------   --------   --------   --------   --------
Selected year end balances:
     Total assets               $139,070   $131,304   $132,618   $134,101   $132,821   $124,629   $119,345
     Earning assets              128,144    121,250    123,703    123,074    122,310    113,629    108,840
     Securities available for
       sale                       58,996     39,830     58,430     48,054       --         --         --
     Investment securities          --       19,433       --       18,864     73,355     64,597     60,004
     Loans, net of unearned
       income                     65,562     60,967     64,256     54,232     46,810     45,683     43,489
     Deposits                    114,920    107,612    109,718    113,472    110,150    109,043    103,885
     FHLB borrowings               4,737      4,822      4,801      4,833      5,944       --         --
     Long-term debt                  750      1,500        750      1,500      2,000      2,700      4,131
     Stockholders' equity         16,352     14,927     14,956     11,733     11,895     10,476      8,920

NATIONAL BANK OF COMMERCE OF CORINTH SELECTED FINANCIAL DATA

     The following table presents, on a historical basis, selected financial data for NBC. This information is based upon the financial statements of NBC. Results for the nine months ended September 30, 1996, are not necessarily indicative of results to be expected for the entire year. All adjustments necessary to arrive at a fair statement of results of interim operations of NBC, in the opinion of management of NBC, have been made. All information is in thousands except per share data.

                               Nine Months Ended
                                 September 30,                 Year Ended
                                  (unaudited)                  December 31,
                                ---------------   ------------------------------------------
                                  1996     1995     1995     1994     1993     1992     1991
                                ------   ------   ------   ------   ------   ------   ------
Statements of income:
  Total interest income         $7,432   $7,169   $9,649   $9,087   $8,584   $9,283   $9,575
  Total interest expense         3,410    3,163    4,282    3,743    3,382    4,225    5,553
                                ------   ------   ------   ------   ------   ------   ------
  Net interest income            4,022    4,006    5,367    5,344    5,202    5,058    4,022
  Provision for possible loan
    losses                         135      120      380      120      180      191      140
                                ------   ------   ------   ------   ------   ------   ------

  Net interest income after
    provision for possible
    loan losses                  3,887    3,886    4,987    5,224    5,022    4,867    3,882
  Other operating income           576      546      747      675      649      724      585
  Other operating expenses       1,995    2,015    2,814    2,868    2,678    2,704    2,377
                                ------   ------   ------   ------   ------   ------   ------
  Income before income taxes     2,468    2,417    2,920    3,031    2,993    2,887    2,090
  Income taxes                     618      609      699      709      714      723      482
                                ------   ------   ------   ------   ------   ------   ------

  Net income                    $1,850   $1,808   $2,221   $2,322   $2,279   $2,164   $1,608
                                ======   ======   ======   ======   ======   ======   ======

Per share data:
  Earnings per share            $16.82   $16.43   $20.20   $21.11   $20.71   $19.68   $14.62
                                ======   ======   ======   ======   ======   ======   ======
  Dividends per share           $ --     $ --     $15.50   $13.00   $13.00   $12.00   $ 9.00
                                ======   ======   ======   ======   ======   ======   ======

                                 September 30,                    Year Ended
                                  (unaudited)                     December 31,
                              -------------------   ----------------------------------------------------
Selected year end balances:     1996       1995       1995       1994       1993       1992       1991
                              --------   --------   --------   --------   --------   --------   --------
  Total assets                $136,297   $128,438   $132,618   $134,101   $129,828   $121,567   $116,196
  Earning assets               128,144    121,250    123,703    123,074    122,310    113,629    108,840
  Securities available for
     sale                       58,996     39,830     58,430     48,054       --         --         --
  Investment securities           --       19,433       --       18,864     74,200     64,597     60,004
  Loans, net of unearned
     income                     65,562     60,967     64,256     54,232     46,810     45,683     43,489
  Deposits                     115,162    107,868    110,917    114,537    111,008    111,474    103,924
  FHLB borrowings                4,737      4,822      4,801      4,833      5,944       --         --
  Stockholders' equity          14,328     13,517     12,798     10,263     10,942     10,093      9,249

                              GENERAL INFORMATION

         This Proxy Statement-Prospectus is being sent to the shareholders of FCC in connection with the solicitation by the Board of Directors of FCC of proxies for use at the FCC Special Meeting. At the FCC Special Meeting, FCC's shareholders will be asked to consider and vote upon a proposed Merger of FCC with and into Trustmark pursuant to the Merger Agreement. If the Merger is approved, FCC will be merged into Trustmark. As a consequence of the Merger, holders of FCC common shares not exercising their dissenters' rights of appraisal will become shareholders of Trustmark and will receive shares of the common stock of Trustmark for each share of FCC stock held by them.

         Following the Merger, the separate corporate existence of FCC will cease.

         Other than considering and voting upon the Merger, the Board of Directors of FCC is not aware of any other business which may come before the FCC Special Meeting. If any other business should come before the shareholders assembled at the FCC Special Meeting, it is the intention of the Board of Directors that the persons named in the proxies will vote the shares represented by the proxies in accordance with the direction of the Board of Directors of FCC.

         The Board of Directors of FCC believes that the Merger is in the best interests of FCC's shareholders and recommends that FCC's shareholders vote FOR approval of the Merger Agreement.

         This Proxy Statement-Prospectus is also being sent to the shareholders of NBC in connection with the proposed Bank Merger, pursuant to which NBC will be merged with and into Trustmark Bank, under the charter of Trustmark Bank.
As a consequence of the Bank Merger, holders of NBC common shares (other than FCC), not exercising their dissenters' rights of appraisal will become shareholders of Trustmark and will receive shares of the common stock of Trustmark for each share of NBC stock held by them.

         Other than considering and voting upon the Bank Merger, the Board of Directors of NBC is not aware of any other business which may come before the NBC Special Meeting. The Board of Directors of NBC is not soliciting proxies from the shareholders of NBC in connection with the NBC Special Meeting.

         The Board of Directors of NBC believes that the Bank Merger is in the best interests of NBC's shareholders and recommends that NBC's shareholders vote FOR approval of the Bank Merger.

TRUSTMARK CORPORATION AND TRUSTMARK NATIONAL BANK

         Trustmark is a one-bank holding company which currently owns 100 percent of the outstanding common shares of Trustmark Bank. The principal executive offices of Trustmark are located in the Trustmark National Bank Building, 248 East Capitol Street, Jackson, Mississippi, 39201, Telephone No.
(601) 354-5111.

         Trustmark, through its subsidiary, Trustmark Bank, conducts a full range of commercial banking activities. For a more complete description of the business of Trustmark, its historical financial condition and results of operations, its summary of quarterly results of operations, and management's discussion and analysis of financial condition and results of operations, shareholders of FCC are referred to the information incorporated herein by reference including (i) Trustmark's annual report on form 10-K for the year ended December 31, 1995, (ii) Trustmark's quarterly reports on Form 10-Q for the periods ended March 31, June 30, and September 30, 1996, (iii) Trustmark's proxy statement in connection with its 1996 annual shareholders' meeting, and
(iv) the information contained in the registration of Trustmark's common shares filed under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating this information. Copies of any of these documents can be obtained by request addressed to Trustmark Corporation, 248 East Capitol Street, Jackson, Mississippi, 39201, ATTN: Gerard R. Host.


FIRST CORINTH CORP. AND NATIONAL BANK OF COMMERCE OF CORINTH

         FCC is a one-bank holding company owning 98.5% of the outstanding common shares of NBC. The principal executive offices of FCC are located at 501 Fillmore Street, Corinth, Mississippi 38834. FCC was organized in 1985 as a bank holding company to hold substantially all of the outstanding capital stock of NBC. NBC is a national banking association, organized under the laws of the United States of America with the primary purpose of serving the banking needs of the residents of Alcorn County, Mississippi, and surrounding areas. Since its organization, NBC has provided most traditional commercial banking services, including interest and non-interest bearing checking and savings accounts, commercial mortgage and installment loans and certificates of deposit.

         At September 30, 1996, NBC had total deposits of approximately $115.2 Million and net loans of approximately $64.8 Million.

         There is no established trading market for the shares of FCC common stock. Trading that occurs is effected in privately negotiated transactions. The last sale of shares of FCC common stock of which FCC has knowledge occurred in July 1995, when Hull Davis purchased 800 shares from FCC at $125.00 per share. This price was negotiated between Mr. Davis and the board of directors of FCC.

         There is no established trading market in the shares of NBC common stock and there has been no trading in such shares since 1985.

         FCC and NBC have paid the following cash dividends for the last five calendar years:

                          YEAR              FCC              NBC
                          1996             $ --             $ --
                          1995             8.00             15.50
                          1994             7.00             13.00
                          1993             6.00             13.00
                          1992             3.00             12.00
                          1991               --              9.00



FIRST CORINTH CORP. SPECIAL MEETING; VOTING; PROXIES; REVOCATION

         The FCC Special Meeting has been called for 11:00 o'clock a.m., local time, on ___________, 199__, at 501 Fillmore Street, Corinth, Mississippi 38834. The Board of Directors of FCC has fixed the close of business on ________, 199__, as the FCC Record Date for determining the FCC shareholders entitled to notice of and to vote at the FCC Special Meeting and any adjournment or adjournments thereof.

         There are 112,200 shares of the common stock of FCC issued and outstanding. Each share is entitled to cast one vote in connection with the Merger. Adoption of the Merger Agreement will require the affirmative vote of the holders of a majority of the outstanding FCC common shares, or 56,101
shares.   For purposes of voting on the Merger, abstentions and nonvotes have the same effect as "no" votes.

         As of ________, 1996, the directors (43,238, 38.33%) and nondirector officers (vice-president and above) (2,700, 2.4%) of FCC and NBC, as a group, beneficially owned 45,938 shares of FCC, representing 40.72 percent of the number of shares outstanding. The directors have agreed to vote their shares in favor of the Merger, and FCC believes that the nondirector officers intend to vote their shares in favor of the Merger. The forgoing totals and percentages assume that Hull Davis exercises his options to purchase 600 additional shares, resulting in FCC having 112,800 shares outstanding.

         EACH SHAREHOLDER IS REQUESTED TO PROMPTLY FILL OUT AND MAIL THE ENCLOSED PROXY TO FCC. Shares represented by properly executed proxies received in time for the FCC Special Meeting will be voted in accordance with the choice specified. Where no choice is specified, the shares will be voted FOR the Merger.

         A shareholder executing and returning a proxy has the power to revoke it at any time before it is voted on the specific matter to be voted upon. A proxy may be revoked by execution of a subsequently dated proxy, by filing a written revocation with the secretary of FCC prior to the meeting or by attendance at the FCC Special Meeting and revoking the proxy in person.

         FCC will pay all of the expenses incurred in connection with the preparation and distribution of this Proxy Statement-Prospectus. Proxies may be solicited by mail, personal contact, telephone, telegram or other form of communication by directors, officers and employees of FCC. Nominees, fiduciaries and other custodians will be requested to forward soliciting materials to the beneficial owners of shares held of record by them, and such nominees, fiduciaries and other custodians will be reimbursed for their reasonable out-of-pocket expenses.


NATIONAL BANK OF COMMERCE OF CORINTH SPECIAL MEETING; VOTING

         A special meeting of the shareholders of NBC has been called for 11:30 o'clock a.m., local time, on _________, 199__, at 501 Fillmore Street,Corinth, Mississippi 38834. The NBC Record Date for purposes of determining the shareholders entitled to notice of and to vote at the NBC Special Meeting is _____________, 199___. Two-thirds of the outstanding NBC shares must approve the Bank Merger. FCC owns 98.5 percent of the outstanding NBC shares and intends to vote those shares in favor of the Bank Merger. NBC is not soliciting proxies in connection with the NBC Special Meeting.


VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         On ______, 1996, FCC had outstanding 112,200 shares of common stock, no par value, owned by approximately 61 shareholders. W. Hull Davis has options to acquire 600 additional shares which are deemed outstanding for purposes of the following totals and percentages. The following is certain information about shareholders beneficially owning more than five percent of the outstanding common stock of FCC.


Name and Address of               Amount and Nature of              Percent
Beneficial Owner                  Beneficial Ownership              of Class
----------------                  --------------------              --------

W. Hull Davis                     7,300 shares(1)                   6.47%
3008 Lake Terrace Drive
Corinth, MS  38834

W. E. Jones Trust II              5,720 shares                      5.07%
H. C. McGehee, Trustee
Post Office Box 22662
Jackson, MS  39225

Paul F. O'Brien, Jr.              8,250 shares(2)                   7.31%
Post Office Box 6655
Shreveport, LA  71136

Minna J. Winters                  5,720 shares                      5.07%
Testamentary Trust
H. C. McGehee, Trustee
Post Office Box 22662
Jackson, MS  39225

Minna J. Winters                  5,720 shares                      5.07%
Trust #3
H. C. McGehee, Trustee
Post Office Box 22662
Jackson, MS  39220

Jack B. Yates                     6,590 shares(3)                   5.84%
Post Office Drawer 608
Lexington, MS  39095-0608

First Holmes Corporation          6,590 shares(4)                   5.84%
Post Office Drawer 608
Lexington, MS  39095-0608


         (1) Includes 600 shares under option and 520 shares owned by children.

         (2) Includes 3,300 shares owned by spouse.

         (3) Includes 5,390 shares owned by First Holmes Corporation of which Mr. Yates is Chairman, President and Chief Executive Officer.

         (4) Includes 1,200 shares owned by Mr. Jack B. Yates, Chairman of the Board, President and CEO of First Holmes Corporation.


BACKGROUND OF AND REASONS FOR THE MERGERS

         In August 1996, representatives of FCC were approached by representatives of Trustmark regarding a possible business combination of Trustmark and Trustmark Bank with FCC and NBC. The Board of Directors of FCC had previously determined that FCC should remain independent, and the initial approach was refused. However, Trustmark again approached representatives of FCC with an offer the Chairman of the FCC believed would be attractive to its shareholders. Consequently, a Letter of Intent was executed

September 6, 1996. Thereafter, representatives of FCC engaged in discussions with Trustmark looking toward execution of a definitive agreement. At a meeting of the Board of Directors of NBC held on October 2, 1996, the Board of Directors of NBC met to review and consider the Merger Agreement. All of the directors of NBC present at the meeting voted to approve the Bank Merger and the Merger Agreement, subject to final review and approval of the Agreement by FCC's Chairman and FCC's counsel and other advisors. The Board of Directors of FCC unanimously approved the Merger and Merger Agreement as of October 2, 1996.

         The number of shares of Trustmark common stock to be exchanged for each share of FCC common stock was negotiated on an arm's length basis between representatives of FCC and Trustmark. There was and is no affiliation between FCC and its representatives, on the one hand, and Trustmark and its representatives, on the other hand, prior to execution of the Merger Agreement.

         The Board of Directors of FCC and NBC considered a variety of factors in evaluating and approving the Mergers, including (a) the value of the consideration to be received by FCC and NBC's shareholders relative to the value in earnings of FCC and NBC common stock; (b) certain information concerning the financial condition, results of operations and business prospects of FCC and Trustmark; (c) the competitive and regulatory environment for financial institutions generally; (d) the fact that the Mergers will enable FCC and NBC shareholders to exchange their shares of FCC and NBC common stock for shares of a larger entity, the stock of which is more widely and actively traded and which historically has paid cash dividends; (e) Trustmark's ability to provide comprehensive financial services in the Corinth market; and (f) other pertinent information. The Boards of Directors of FCC and NBC did not assign any relevant weights to the above factors, but considered all such factors to be material. The Boards of Directors believe that they appropriately addressed all of the relevant concerns of the proposed transaction with Trustmark, and both Boards concluded that the terms of the transaction with Trustmark are in the best interests of FCC's and NBC's shareholders and are fair to these shareholders from a financial point of view. For these reasons, the Board of Directors of FCC did not consider it necessary to engage a financial advisor to issue an opinion that the transaction is fair, from a financial point of view to the shareholders of FCC or NBC.


THE MERGER AGREEMENT

         The following describes certain aspects of the Merger Agreement dated as of October 2, 1996, and of the proposed Mergers. This description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference. A complete copy of the Merger Agreement can be obtained on request from Trustmark, 248 East Capitol Street, Jackson, Mississippi, 39201, ATTN: Gerard R. Host.

         Conversion; Fractional Shares

                 The Merger

         On the Effective Date of the Merger, subject to certain adjustments based on the market price of Trustmark's common shares, each FCC common share then outstanding, other than those owned by FCC's dissenting shareholders, automatically will be converted into 12.9545 shares of the common stock of Trustmark.

         If, between the date of the Merger Agreement and the Effective Date of the Merger, Trustmark's shares are changed into a different number of shares or shares of a different class by reason of any reclassification, recapitalization, stock split or stock dividend with a record date within such period, the number of Trustmark common shares to be issued and delivered in connection with the Merger shall be appropriately and proportionately adjusted so that the number of Trustmark shares to be issued in connection with the Merger will equal the number of Trustmark shares that FCC's shareholders would have received had the record date for such reclassification, recapitalization, stock split or stock dividend been immediately following the Effective Date of the Merger.

         No fractional shares of Trustmark will be issued. In lieu of the issuance of fractional shares, each holder of FCC common shares who would otherwise be entitled to a fractional share of Trustmark common stock will be paid cash upon surrender of all of the shareholder's FCC share certificates in an amount equal to the product of the fractional Trustmark share to which such shareholder would otherwise have been entitled multiplied by $22.00.

         The number of Trustmark shares to be received by FCC's shareholders in connection with the Merger is subject to adjustment in certain circumstances.

         Pursuant to Section 10.7 of the Merger Agreement, if the average closing bid/asked price of Trustmark's shares as reported on the NASDAQ/NMS system for the ten consecutive trading days preceding the 15th day prior to the Effective Date of the Merger (the "Adjustment Date") is less than $22.00 per share, then the number of shares of Trustmark stock into which each FCC common share shall be converted will be increased so that the value of the Trustmark shares into which each FCC share will be converted will not be less than $285.00. If the average closing bid/asked price of Trustmark's shares is less than $19.00 on the Adjustment Date, Trustmark may elect to terminate the Merger Agreement. If Trustmark exercises its right to terminate the Merger Agreement due to the price of Trustmark's shares falling below $19.00 per share, Trustmark shall pay FCC's reasonable expenses, including attorney's fees, incurred in connection with the Merger.

         If the average closing bid/asked price of Trustmark's shares is in excess of $25.00 on the Adjustment Date, the number of shares of Trustmark stock into which each FCC common share shall be converted will be reduced so that the conversion ratio shall equal $36,531,825 divided by such average closing bid/asked price, with the foregoing quotient divided by 112,800
(the number of FCC shares outstanding on the Effective Date). The effect of this calculation is that the value of the Trustmark shares into which each FCC share will be converted will not exceed $323.86.

                 The Bank Merger

         On the Effective Date of the Bank Merger, each NBC common share, other than shares owned by FCC and other than shares owned by NBC's shareholders exercising dissenters' rights of appraisal, automatically will be converted into 13.4825 shares of the common stock of Trustmark.

         The terms of the conversion of NBC shares into Trustmark shares were fixed by the Boards of Directors of Trustmark and NBC. These Boards believe that this exchange ratio is fair to the holders of the common shares of NBC.

         If, between the date of the Merger Agreement and the Effective Date of the Bank Merger, Trustmark's shares are changed into a different number of shares or shares of a different class by reason of any reclassification, recapitalization, stock split or stock dividend with a record date within such period, the number of Trustmark common shares to be issued and delivered in connection with the Bank Merger shall be appropriately and proportionately adjusted so that the number of Trustmark shares to be issued to the shareholders of NBC will equal the number of Trustmark shares that NBC's shareholders would have received had the record date for such reclassification, recapitalization, stock split or stock dividend been immediately following the Effective Date of the Bank Merger.

         If an adjustment is made to the number of Trustmark shares issuable in connection with the Merger as a consequence of the market price of Trustmark's shares as described above, then a similar adjustment will be made to the number of Trustmark shares issuable in connection with the Bank Merger, with the number of Trustmark shares issuable with respect to each NBC share following the adjustment being 1.0408 times the number issuable with respect to each FCC share in connection with the Merger.

         No fractional shares of Trustmark will be issued. In lieu of the issuance of fractional shares, each holder of NBC common shares who would otherwise be entitled to a fractional share of Trustmark common stock will be paid cash upon surrender of all of the shareholder's NBC share certificates in an amount equal to the product of the fractional Trustmark share to which such shareholder would otherwise have been entitled multiplied by $22.00.

         Representations, Warranties and Covenants

         Pursuant to the Merger Agreement, FCC and NBC made various representations and warranties concerning FCC's and NBC's corporate and capital structures, financial conditions, liabilities, legal and regulatory compliance, litigation and related matters. Similar representations and warranties were made by Trustmark and Trustmark Bank. The continued truth and accuracy of these representations and warranties are conditions precedent to consummation of the Mergers.

         FCC and NBC undertook certain covenants in the Merger Agreement, including agreements: to allow Trustmark access to their records and properties; not to encourage or solicit other acquisition offers or to enter into any acquisition negotiations or agreements; to operate their businesses in substantially the same manner as such businesses are currently being operated and to use their best efforts to maintain the good will of depositors, customers and suppliers; to use their best efforts to retain the services of their officers and employees; to notify Trustmark of any unusual or material problems or developments with respect to their businesses; not to incur any material obligation except in the ordinary course of business; not to increase the compensation of any director and, except for normal increases as a result of regular salary reviews of officers and employees in January 1997, increase the compensation of any officer or employee or enter into or amend any contract of employment or enter into or amend any insurance, profit- sharing, pension, severance pay, bonus, incentive, deferred compensation or retirement plan or arrangement; not to make, extend or renew any loan or other extension of credit to any of their officers, directors or employees other than loans made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and that do not involve more than the normal risks of collectibility or present other unfavorable features; except as expressly permitted, not to pay any dividend or make any distribution; and not to make any change in their capital structures.

         Trustmark and Trustmark Bank's covenants include agreements:  to
operate their businesses in substantially the same manner as   currently being
operated and to use their best efforts to maintain the good will of their depositors, customers and suppliers; to use their best efforts to retain the services of their officers and employees; and to notify FCC of any unusual or material problems or developments with respect to the business of either Trustmark or Trustmark Bank.

         FCC, NBC, Trustmark and Trustmark Bank are each obligated to use their best efforts to bring about the transactions contemplated by the Merger Agreement.

         Special Agreements

         Pursuant to Section 5.1 of the Merger Agreement, if NBC's net income for the year 1996 is at least $2.3 million, FCC is permitted to pay a cash dividend of up to $9.00 per share. If earnings are less than $2.3 million, then the dividend per share shall be reduced by $1.00 per share for each $110,000 by which earnings are less than $2.3 million. NBC is allowed to pay a dividend, not to exceed $16.29 per share, sufficient to allow FCC to pay the dividend described above, certain FCC indebtedness and FCC's expenses.

         Pursuant to Section 5.2 of the Merger Agreement, Trustmark stated its intention to continue the employment of the employees of NBC for a minimum of one year after the Effective Date. However, as employees of Trustmark Bank, such persons are subject to salary review, reassignment and termination in the same manner as other employees of Trustmark Bank.


         Pursuant to Section 5.5 of the Merger Agreement, all of FCC and NBC's directors agreed that, for a period of one year from the Effective Date, they will not become directly, indirectly or beneficially an employee, five percent or more stockholder or director of any bank, savings bank, savings association, trust company, financial institution or similar business enterprise which competes with Trustmark Bank, as successor to NBC, within Alcorn County, Mississippi. These directors further agreed not to initiate any action to induce any employee of Trustmark Bank, as successor to NBC, to leave Trustmark Bank's employment or directly or indirectly assist any other person or entity in requesting or inducing any such other employee of Trustmark Bank to leave such employment for a period of one year from the Effective Date.

         Pursuant to Section 5.6 of the Merger Agreement, following the Effective Date of the Merger, employees of NBC will be entitled to the same employee benefits as are provided to Trustmark Bank's other employees and will receive credit for years of service with NBC for purposes of participation in Trustmark's retirement plan. Trustmark shall have the option to terminate NBC's 401-K Plan and convert it to self-directed IRA, or, if allowed by applicable law, transfer the employee portion of such plan to Trustmark Bank's retirement plan and the employer portion to a newly created retirement plan maintained by Trustmark Bank.

         Pursuant to Section 5.7 of the Merger Agreement, the directors of FCC agreed to recommend that the shareholders of FCC approve the Merger and to vote their FCC shares in favor of the Merger; provided, the directors are not required to take any action which, in the opinion of FCC's counsel, would constitute a breach of the directors' fiduciary duties.

         Pursuant to Section 5.10 of the Merger Agreement, FCC and NBC agreed to notify and consult with Trustmark before making, advancing, extending or renewing any loans or credits above $350,000.

         Pursuant to Section 5.12 of Merger Agreement, the members of the board of directors of NBC who desire to do so may become advisory directors to the Corinth branch of Trustmark and, as such, shall be entitled to comparable benefits as are currently being provided to the advisory directors of Trustmark's other community branches. One representative from the board of directors of NBC shall be appointed to serve as an advisory director of Trustmark Bank and, as such, will be entitled to the same benefits as are presently being provided to the other advisory directors of Trustmark Bank.

         Pursuant to Section 5.13 of the Merger Agreement, NBC shall be entitled to continue the existing Officer Incentive Plan for the 1996 calendar year; however, the benefits payable under this plan shall not exceed $200,000.

         Pursuant to Section 5.14 of the Merger Agreement, NBC is authorized to pay its regular management fee of $5,000 to Mr. B. Bryan Jones, III, for the 1996 year, and, on the Effective Date, to pay a management fee in the amount of $10,000 each to Jack B. Yates and B. Bryan Jones, III.

         Pursuant to Section 5.15 of the Merger Agreement, Hull Davis, NBC's president, was authorized to exercise options to purchase and did purchase 200 shares of FCC's common stock pursuant to his non-qualified stock option. On the Effective Date, Mr. Hull is authorized to exercise options to purchase an additional 600 shares.

         Pursuant to Section 5.17 of the Merger Agreement, FCC agrees to vote all of its shares of NBC in favor of the Bank Merger; provided, nothing shall require the board of directors of NBC to take any action which, in the opinion of its counsel, would constitute a breach of the board's fiduciary duties.

         Conditions to Consummation of the Mergers

         Trustmark and Trustmark Bank's obligations to consummate the Mergers are conditioned upon, among other things, the continued truth and accuracy of the representations and warranties of FCC and

NBC; the performance of FCC and NBC's covenants; receipt of all required regulatory, director and shareholder approvals; the absence of any material adverse change in the financial condition, tangible properties or prospects of FCC or NBC subsequent to completion of Trustmark's review of FCC and NBC's books and records in November 1996; Trustmark receiving the written opinion of Arthur Andersen LLP that the Mergers can be accounted for as a "pooling of interests" for financial reporting purposes and the accounting staff of the SEC not having asserted or threatened to assert a contrary position; receipt of the opinion of counsel to FCC and NBC required by the Merger Agreement; the reserve for loan losses then maintained by NBC adequately providing for the anticipated loan losses of NBC as of such date in accordance with the accepted audit, bank examination and bank regulatory standards; and Trustmark being satisfied that the Mergers will qualify as tax-free reorganizations for federal income tax purposes.

         The obligations of FCC and NBC to consummate the Mergers are conditioned upon, among other things, the continued truth and accuracy of the representations and warranties of Trustmark and Trustmark Bank; receipt of required regulatory, director and shareholder approvals; the absence of any material adverse change since December 31, 1995, in the condition, financial or otherwise, of Trustmark or Trustmark Bank; FCC and NBC having received a favorable revenue ruling or otherwise being satisfied that the Mergers will qualify as tax-free reorganizations for federal income tax purposes; Trustmark and Trustmark Bank's compliance with its covenants, agreements and undertakings in the Merger Agreement; and receipt of the opinion of counsel to Trustmark and Trustmark Bank required by the Merger Agreement.

         Termination

         The Merger Agreement may be terminated and the Mergers abandoned at any time prior to the Effective Date without liability on the part of any party as follows:

         (a) By the mutual consents of the Boards of Directors of FCC and Trustmark;

         (b) By Trustmark, if a state or federal governmental agency or authority shall, at any time, fail to approve the transactions contemplated by the Merger Agreement or shall have instituted court proceedings to restrain or prohibit such transactions and such court proceedings shall not have been resolved within one year of the date of the Merger Agreement;

         (c) By any party, if the Effective Date of the Mergers shall not have occurred within one year of the date of the Merger Agreement, without the fault of such party;

         (d) By Trustmark, if Trustmark's examination of FCC and NBC's books and records reveals previously unknown, adverse information concerning FCC or NBC;

         (e) By Trustmark, if at the time of such termination there shall have occurred a material adverse change in the financial condition or tangible properties of FCC or NBC subsequent to the completion of Trustmark's examination of FCC and NBC's books and records in November 1996;

         (f) By FCC, if at the time of such termination there shall have occurred a material adverse change in the financial condition or tangible properties of Trustmark or Trustmark Bank subsequent to December 31, 1995;

         (g) By Trustmark, if the average closing bid/asked price of Trustmark's shares as reported on the NASDAQ/NMS for the ten consecutive trading days preceding the 15th day prior to the Effective Date is less than $19.00 per share;

         (h) By either Trustmark or FCC, if the shareholders of FCC or NBC fail to approve the Mergers;

         (i) By Trustmark, if there has been a material breach by either of FCC or NBC of any representation, warranty or obligation set forth in the Merger Agreement; or

         (j) By FCC, if there has been a material breach by either of Trustmark or Trustmark Bank of any representation, warranty or obligation set forth in the Merger Agreement.


PROCEDURE FOR EXCHANGE OF CERTIFICATES

         As soon as practicable after the Effective Date of the Mergers, notice will be given to FCC and NBC's shareholders of the procedure for surrendering and exchanging their share certificates for share certificates representing Trustmark common shares.

         Any FCC or NBC shareholder whose stock certificates have been lost or destroyed will be required to provide Trustmark with a statement certifying such loss or destruction and an indemnity (such as a lost or stolen securities bond) satisfactory to Trustmark sufficient to indemnify Trustmark against any loss or expense which may result from such lost or destroyed certificates being thereafter presented to Trustmark for exchange.

         Until a former FCC or NBC shareholder has surrendered the certificates representing his FCC or NBC shares or provided indemnity as provided above, such shareholder shall not be issued the Trustmark share certificates to which he is entitled, and no dividends or other distributions with respect to such Trustmark shares shall be paid. However, when such certificates are surrendered or indemnity provided, Trustmark shall pay, without interest, all unpaid dividends and other distributions otherwise payable with respect to such Trustmark shares.

RIGHTS OF DISSENTING SHAREHOLDERS

         The Merger

         Mississippi law provides dissenters' rights of appraisal in connection with the merger of FCC with and into Trustmark. The following summarizes Mississippi law in connection with such dissenters' rights. This summary is qualified in its entirety by reference to Miss. Code Ann. Sections 79-4-13.01 to 79-4-13.31, a copy of which is attached as Exhibit "A" to this Proxy Statement-Prospectus.

         The availability of dissenters' rights is conditioned upon strict compliance with applicable law. Accordingly, any FCC shareholder who wishes to dissent from the proposed Merger and receive the value of his FCC shares in cash should consult independent counsel.

         Pursuant to Miss. Code Ann. Section 79-4-13.21(a), in order to be eligible to exercise the right to dissent, a FCC shareholder must (i) give notice in writing to Trustmark prior to the vote on the Merger that he intends to demand payment for his shares if the Merger is effectuated, and (ii) not vote his shares in favor of the Merger.

         If the Merger is authorized at the FCC Special Meeting, pursuant to Miss. Code Ann. Section 79-4-13.22, Trustmark, within ten days after the Effective Date of the Merger, must deliver a written notice (the "Dissenters' Notice") to all shareholders who satisfied the requirements of the preceding
paragraph.   This notice must (i) state where the payment demand ("Payment
Demand") must be sent and where and when certificates for shares must be deposited, (ii) supply a form for demanding payment that includes the date of the first announcement to the news media or to shareholders of the terms of the proposed Merger and requires that the shareholder asserting dissenters' rights certify whether he acquired beneficial ownership of the shares before that date, (iii) set a date by which Trustmark must receive the Payment Demand, which date may not be fewer than 30 nor more than 60 days after the date the Dissenters' Notice is delivered, and (iv) be accompanied by a copy of Miss. Code Ann. Section 79-4-13.01 et. seq.

         A shareholder sent a Dissenters' Notice must, pursuant to Miss. Code Ann. Section 79-4-13.23, demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the Dissenters' Notice and deposit his certificates in accordance with the terms of the Dissenters' Notice.

         A shareholder who demands payment and deposits his shares retains all other rights of a shareholder until those rights are cancelled or modified by the taking of the proposed corporate action.

         A shareholder who does not demand payment or deposit his share certificates where required, each by the date set forth in the Dissenters' Notice, is not entitled to payment for his shares.

         Pursuant to Miss. Code Ann. Section 79-4-13.25, as soon as the Merger is effective, or upon receipt of a Payment Demand, Trustmark is required to pay each dissenter who has complied with his obligations under law the amount Trustmark estimates to be the fair value of his shares, plus accrued interest.

         This payment must be accompanied by (i) FCC's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for the year, and the latest available interim financial statements, if any; (ii) a statement of Trustmark's estimate of the fair value of the FCC shares; (iii) an explanation of how the interest was calculated;
(iv) a statement of the dissenter's right to demand payment under Miss. Code Ann. Section 79-4-13.28; and (v) a copy of Miss. Code Ann. Section 79-4-13.01 et. seq.

         Pursuant to Miss. Code Ann. Section 79-4-13.27, Trustmark may elect to withhold payment from a dissenter who was not the beneficial owner of the shares on the date set forth in the Dissenters' Notice as the date of the first announcement to news media or to FCC's shareholders of the terms of the proposed Merger.

         To the extent Trustmark elects to withhold payment as described in the immediately preceding paragraph, after consummation of the Merger, Trustmark shall estimate the fair value of the FCC shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. Trustmark shall send with its offer a statement of its estimate of the fair value of the FCC shares, an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment pursuant to Miss. Code Ann. Section 79-4-13.28.

         Pursuant to Miss. Code Ann. Section 79-4-13.28, a dissenter may notify Trustmark in writing of his estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payments previously made) or reject Trustmark's offer under Section 79-4-13.27 and demand payment of the fair value of his shares and interest due, if: (i) the dissenter believes that the amount paid under Section 79-4-13.25 or offered under Section 79-4-13.27 is less than the fair value of his shares or that the interest due is incorrectly calculated; (ii) Trustmark fails to make payment under Section 79-4-13.25 within 60 days after the date set forth demanding payment; or (iii) Trustmark, having failed to take the proposed action, does not return the deposited certificates within 60 days after the date set forth demanding payment.

         A dissenter waives his right to demand payment under Section 79-4-13.28 unless he notifies Trustmark of his demand in writing under this section within 30 days after Trustmark made or offered payment for his shares.

         Pursuant to Miss. Code Ann. Section 79-4-13.30, if a demand for payment under Miss. Code Ann. Section 79-4- 13.28 remains unsettled, Trustmark must commence a proceeding within 60 days after receiving the Payment Demand and petition the court to determine the fair value of the FCC shares and accrued interest. If Trustmark does not commence this proceeding within this 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         Trustmark must commence this proceeding in the Chancery Court of Hinds County. Trustmark must make all dissenters whose demands remained unsettled parties to the proceeding. The Court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraiser shall have the powers described in the order appointing them, or in any amendment to it. Dissenters are entitled to the same discovery rights as parties to other civil litigation.

         Each dissenter made a party to the proceeding is entitled to judgment
(i) for the amount, if any, by which the Court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by Trustmark, or
(ii) for the fair value, plus accrued interest, of his after-acquired shares for which Trustmark elected to withhold payment under Section 79-4-13.27.

         Pursuant to Miss. Code Ann. Section 79-4-13.31, the Court, in an appraisal proceeding, shall determine all costs of the proceeding, including the reasonable compensation and expense of appraisers appointed by the Court. The Court shall assess these costs against Trustmark, except that the Court may assess costs against all or some of the dissenters, in amounts the Court finds equitable, to the extent the Court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

         The Court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the Court finds equitable: (i) against Trustmark and in favor of any and all dissenters if the Court finds that Trustmark did not substantially comply with the requirements of Section 79-4-13.20 through Section 79-4-13.28, or (ii) against either Trustmark or a dissenter, in favor of any other party, if the Court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Miss. Code Ann. Section 79-4-13.01 et. seq.

         If the Court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services shall not be assessed against Trustmark, the Court may award to those counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

         The Bank Merger

         NBC is being merged with and into Trustmark Bank pursuant to 12 U.S.C.
Section 215a. Pursuant to this law, any shareholder of NBC Bank who has voted against the Bank Merger at the NBC Special Meeting or who has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, is entitled to receive the value of the shares so held by him when the Bank Merger is approved by the Comptroller of the Currency upon written request made to Trustmark Bank, as the surviving association, at any time before 30 days after the date of consummation of the Bank Merger, accompanied by the surrender of his NBC stock certificates.

         The value of the NBC shares of any dissenting shareholder shall be ascertained, as of the effective date of the Bank merger, by an appraisal made by a committee of three persons composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of Trustmark Bank; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller of the Currency, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares.

         If, within 90 days from the date of consummation of the Bank Merger, for any reason one or more of the appraisers is not selected, or the appraisers fail to determine the value of such shares, the Comptroller of the Currency shall, upon written request of any interested party, cause an appraisal to be made, which shall be final and binding on all parties. The expenses of the Comptroller of the Currency in making the reappraisal or appraisal, as the case may be, shall be paid by the surviving banking association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the surviving banking association. Within 30 days after payment has been made to all dissenting shareholders, the shares of stock which would have been delivered to such dissenting shareholders had they not requested payment shall be sold at an advertised public auction, unless some other method of sale is approved by the Comptroller of the Currency, and the surviving banking association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within 30 days thereafter to such person or persons and at such price not less than par
as its Board of Directors by resolution may determine.   If these shares are
sold at public auction at a price greater than the amount paid to the dissenting shareholders the excess of such sales price shall be paid to such shareholders.

FEDERAL INCOME TAX CONSEQUENCES

         The following federal income tax discussion addresses certain of the material federal income tax consequences of the Mergers. This discussion does not necessarily address all aspects of federal income taxation that may be applicable to each FCC and NBC shareholder and does not address the effect of any applicable state, local or foreign tax laws. In view of the individual nature of federal income tax consequences, FCC and NBC's shareholders should consult their own tax advisers as to the particular tax consequences of the Mergers to them. The discussion is based on the Internal Revenue Code of 1986, regulations and rulings now in effect or proposed thereunder, current administrative rulings and practices, and judicial precedent, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. The discussion is also based on certain representations made by the parties. If any such representations are inaccurate, the tax consequence of the Mergers could differ from those described below.

         The Merger Agreement provides that, as a condition to the parties' obligations to consummate the Mergers, each party must be satisfied that the Mergers will qualify as tax-free reorganizations for federal income tax purposes. Brunini, Grantham, Grower & Hewes, PLLC, counsel to Trustmark, will render its opinion that the Mergers will so qualify as tax-free reorganizations within the meaning of Section 368(a) of the Internal Revenue Code. However, no ruling on this issue will be obtained from the Internal Revenue Service.

         The Merger

         It is intended that, for federal income tax purposes, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that, accordingly, (i) no gain or loss will be recognized by FCC's shareholders upon the receipt of Trustmark common shares in exchange for FCC common shares in connection with the Merger (except as discussed below with respect to the cash received in lieu of fractional shares), (ii) the tax basis of the Trustmark common shares to be received by FCC's shareholders in connection with the Merger shall be the same as the basis in the FCC shares surrendered in exchange therefor (reduced by the amount of cash received and increased by the amount of cash received treated as a dividend), and (iii) the holding period of the Trustmark shares to be received by FCC's shareholders in connection with the Merger will include the holding period of the FCC common shares surrendered in exchange therefor, provided that the FCC shares are held as a capital asset as of the Effective Date of the Merger.

         The payment of cash in lieu of fractional Trustmark shares in connection with the Merger will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by Trustmark. These cash payments will be treated as distributions in full payment in exchange for the shares redeemed, subject to the provisions of Section 302 of the Internal Revenue Code.

         The cash received by FCC's shareholders exercising dissenters' rights of appraisal will be treated as having been received by such shareholders as a distribution in redemption of such shareholder's stock, subject to the provisions and limitations of Section 302 of the Internal Revenue Code.

         The Bank Merger

         It is intended that, for federal income tax purposes, the Bank Merger and the exchange of NBC common shares for Trustmark common shares will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that, accordingly, (i) no gain or loss will be recognized by NBC's shareholders upon the receipt of Trustmark common shares in exchange for NBC common shares in connection with the Bank Merger, (ii) the tax basis of the Trustmark common shares to be received by the NBC shareholders in connection with the Bank Merger shall be the same as the basis in the NBC shares surrendered in exchange therefor, and (iii) the holding period of the Trustmark shares to be received by NBC's shareholders in connection with the Bank Merger will include the holding period of the NBC common shares surrendered in exchange therefor, provided that the NBC shares are held as a capital asset as of the Effective Date of the Bank Merger.

         The payment of cash in lieu of fractional Trustmark shares in connection with the Bank Merger will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by Trustmark. These cash payments will be treated as distributions in full payment in exchange for the shares redeemed, subject to the provisions of Section 302 of the Internal Revenue Code.

         A NBC shareholder who exercises dissenters' rights of appraisal and receives cash in lieu of Trustmark shares in connection with the Bank Merger will be treated as having received a distribution in redemption of such shareholder's stock in NBC, subject to the provisions of Section 302 of the Internal Revenue Code.

ACCOUNTING TREATMENT

         The combinations resulting from the Mergers will be treated as a pooling of interests for financial reporting purposes.

         As such, subject to certain adjustments, including adjustments for inter-company transactions, the various asset, liability and capital accounts of the constituent entities will be combined.

RESALES OF TRUSTMARK COMMON SHARES

         The Trustmark common shares to be issued in connection with the Mergers have been registered under the Securities Act of 1933 and, if necessary, applicable state securities laws. However, such registrations do not cover resales by persons who are "affiliates" of FCC or NBC. Persons who may be deemed affiliates of FCC or NBC generally include individuals or entities that control, are controlled by or are under common control with such entities and may include certain officers, directors and principal shareholders. In general, for a period of two years following the Mergers, persons who were affiliates of FCC or NBC at the time the Mergers were submitted to a shareholder vote and who do not become affiliates of Trustmark may resell the Trustmark shares acquired in the Mergers; however, during any three-month period they cannot sell more than one percent of the number of Trustmark shares outstanding and must make all sales pursuant to "brokerage" transactions. After this two-year period, these persons may generally resell the Trustmark shares acquired in the Mergers without limitation. Since one percent of Trustmark's outstanding shares will be in excess of 360,000 shares following the Mergers, the foregoing limitation should have no practical effect on resales by FCC or NBC's affiliates. However, in order to ensure pooling of interest accounting for the Mergers, FCC's directors have agreed not to resell Trustmark shares received in connection with the Mergers for a limited period of time. Trustmark common shares issued pursuant to the Mergers to persons who are not affiliates of FCC or NBC should be freely transferrable without restriction.

         Persons who are affiliates of Trustmark following the Mergers may resell Trustmark shares acquired in the Mergers subject to the limitations of Rule 144 promulgated under the Securities Act of 1933.

REGULATORY AUTHORITY APPROVALS

         Consummation of the Mergers is subject to and conditioned upon the receipt of the approval of the Federal Reserve Board and the Comptroller of the Currency and the absence of objection by the United States Department of Justice.

         Trustmark and FCC have filed applications for approval of the Mergers with the Federal Reserve Board and the Comptroller of the Currency. There can be no assurance that the Mergers will be approved, that any such approvals will occur in a timely manner or that any such approvals or acquiescences will not be conditioned upon matters that would cause the parties to abandon the Merger.

MANAGEMENT AND OPERATIONS AFTER THE MERGERS

         On the Effective Date of the Mergers: (i) FCC shall be merged into Trustmark, (ii) NBC shall be merged with and into Trustmark Bank under the charter of Trustmark Bank, and (iii) the separate corporate existences of FCC and NBC shall cease. FCC's shareholders and NBC's shareholders not exercising dissenters' rights of appraisal will become shareholders of Trustmark. NBC will become a branch bank of Trustmark Bank. The present officers and directors of Trustmark Bank will remain as officers and directors of the surviving entity following the Bank Merger. The current officers of NBC will become officers of Trustmark Bank, with titles and salaries the same as existed while employed by NBC. The current directors of NBC will have the opportunity to serve as advisory directors of the Corinth branch of Trustmark Bank. One representative of NBC will be appointed to the advisory board of Trustmark.

         Information concerning the current directors and executive officers of Trustmark is contained in the proxy statement for Trustmark's 1996 annual meeting of shareholders. Copies of Trustmark's 1996 proxy statement and annual report on Form 10-K may be obtained on request from Trustmark, 248 E. Capitol Street, Jackson, Mississippi, 39201, ATTN: Gerard R. Host.

COMPARISON OF RIGHTS OF SHAREHOLDERS

         Trustmark and FCC

         Both Trustmark and FCC are Mississippi business corporations, subject to the provision of the Mississippi Business Corporation Act. The rights of shareholders of Trustmark and FCC are governed by this Act and the articles of incorporation and bylaws of each corporation. The rights of shareholders of Trustmark are not materially different than the rights of shareholders of FCC.

         Trustmark Bank and NBC

         Trustmark Bank and NBC are national banking associations. The rights of shareholders of Trustmark National Bank and NBC are governed by various federal banking laws as well as the articles of association and bylaws of Trustmark Bank and NBC.

LEGAL OPINIONS

         The validity of the Trustmark common shares to be issued in connection with the Mergers will be passed upon by Brunini, Grantham, Grower & Hewes, PLLC, counsel to Trustmark. Brunini, Grantham, Grower & Hewes, PLLC will also issue the opinion on behalf of Trustmark required by the Merger Agreement and an opinion on the tax aspects of the Mergers.

EXPERTS

         The consolidated financial statements of Trustmark Corporation and subsidiaries as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995, incorporated by reference in this Proxy Statement-Prospectus and elsewhere in the related Registration Statement, have been audited by Arthur Andersen LLP, Independent Public Accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

         The consolidated financial statements of First Corinth Corp. and Subsidiary and the financial statements of National Bank of Commerce of Corinth as of December 31, 1995 and 1994 and for each of the years in the three year period ended December 31, 1995, included in this joint Proxy Statement/Prospectus and Registration Statement have been included herein in reliance on the reports of Shearer, Taylor & Co. P.A., independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.


INDEMNIFICATION

         Pursuant to Mississippi law and the bylaws of Trustmark, the officers and directors of Trustmark are entitled to indemnification against certain liabilities, which may include liabilities under federal and state securities laws.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Trustmark pursuant to Trustmark's bylaws, or otherwise, Trustmark has been advised that in the opinion of the

Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Trustmark of expenses incurred or paid by a director, officer or controlling person of Trustmark in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Trustmark will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                              FIRST CORINTH CORP.
                      NATIONAL BANK OF COMMERCE OF CORINTH


         The following discussion and analysis of the financial condition and results of operations of First Corinth Corp. (the Corporation) and National Bank of Commerce of Corinth (the Bank) should be read in conjunction with the financial statements, the accompanying notes, and other financial data appearing elsewhere in this Proxy Statement/Prospectus. The Corporation is a one bank holding company that owns approximately 98.5% of the common stock of the Bank. As a result, the Corporation's consolidated financial statements will be similar to the Bank's financial statements.


                             Results of Operations

         The Corporation's consolidated net income for 1995 was $2,005,844, a 4.9% decrease from 1994 and was $ 2,109,003 for 1994, a 3.66% increase from 1993. The Bank's net income for 1995 was $2,221,795, a 4.3% decrease from 1994 and was $2,322,329 for 1994, a 1.9% increase from 1993. The primary reason for the decrease in net income for 1994 to 1995 was an increase in the provision for possible loan losses of $260,000. A more detailed discussion of items affecting net income follows.

Net Interest Income

         Net interest income is the largest component of net income and represents the interest earned on interest earning assets less the cost of interest bearing liabilities. This major source of income represents the earnings from the Bank's primary business of gathering funds from deposit sources and investing those funds in loans and securities.

         Net interest income increased by 0.7% for the Corporation and by 0.4% for the Bank from 1994 to 1995. Although net interest income was relatively stable, total interest income increased by 6.2% for the Corporation and Bank and total interest expense increased by 13.5% for the Corporation and by 14.4% for the Bank. These increases reflect an increase in interest rates in 1995. In addition, the Bank increased its loan volume in 1995 while decreasing the amount of investment in securities. This helped to increase interest income, due to the higher yield on loans.

         Net interest income increased by 3.2% for the Corporation and by 2.7% for the Bank from 1993 to 1994. Total interest income increased by 5.9% for the Corporation and Bank and total interest expense increased by 9.6% for the Corporation and by 10.7% for the

Bank. These increases were due to an increase in total interest earning assets and interest bearing liabilities.

         For a further analysis of items affecting net interest income refer to Table 1 - Comparative Average Balances - Yield and Rates and Table 2 - Taxable Equivalent Rate/Volume Variance Analysis.

                                                                         Table 1

                Comparative Average Balances - Yields and Rates
                       First Corinth Corp. and Subsidiary

The following table shows the major categories of interest earning assets and interest bearing liabilities with their corresponding average balances, related interest income or expense and the resulting yield or rate for 1995, 1994 and 1993.

  1995 Average Consolidated Balance Sheets and Interest Data (In Thousands)

                                        Average                         Average
                                        Balance     Interest         Yield or Rate
                                       ---------    ---------        -------------
Interest bearing bank balances         $     100    $       5             4.95%
Federal funds sold                         1,268           81             6.35
Taxable investments                       43,419        2,713             6.25
Non-taxable investments                   19,189        1,847             9.63
FRB and FHLB stock                           898           56             6.30
Loans, net of unearned income             58,967        5,681             9.63
                                       ---------    ---------          -------

Total interest earning assets            123,841       10,383             8.38%
                                       ---------    ---------          -------

Cash and due from banks                    4,372
Other assets                               5,526
Reserve for loan losses                     (741)
Valuation allowance                         (733)
                                       ---------

                                       $ 132,265
                                       =========

Interest bearing demand and savings
  deposits                             $  42,661        1,254             2.94%
Time deposits                             53,497        2,696             5.04
Short-term borrowings                        707           33             4.65
FHLB advances                              4,841          292             6.03
Other borrowings                           1,475          130             8.83
                                       ---------    ---------          -------

Total interest bearing liabilities       103,181        4,405             4.27%
                                       ---------    ---------          -------

Non-interest bearing demand deposits      14,799
Other liabilities                            680
                                       ---------

Total liabilities                        118,660
                                       ---------

Stockholders' equity                      14,338
Valuation allowance                         (733)
                                       ---------

Net stockholders' equity                  13,605
                                       ---------

                                       $ 132,265
                                       =========

Net interest income/margin                               5,978     4.11%
                                                                   ====
Tax equivalent adjustment                                 (734)
                                                        ------
Net interest income per financial statements            $5,244
                                                        ======


Yields and corresponding income amounts for non-taxable investments are presented on a tax-equivalent basis using a 34% rate. Average balances are computed on a monthly basis. Non-accrual loans, the amount of which is not material, have been included in the average loan amounts outstanding.

                                                                         Table 1

                Comparative Average Balances - Yields and Rates
                       First Corinth Corp. and Subsidiary


  1994 Average Consolidated Balance Sheets and Interest Data (In Thousands)

                                                Average                    Average
                                                Balance     Interest    Yield or Rate
                                               ---------    ---------   -------------
Interest bearing bank balances                 $     100    $       3         3.36%
Federal funds sold                                 3,125          118         3.78
Taxable investments                               56,476        3,304         5.85
Non-taxable investments                           17,855        1,733         9.71
FRB and FHLB stock                                   854           44         5.10
Loans, net of unearned income                     50,139        4,574         9.12
                                               ---------    ---------     --------

Total interest earning assets                    128,549        9,776          7.61%
                                               ---------    ---------     --------

Cash and due from banks                            5,137
Other assets                                       5,801
Reserve for loan losses                             (688)
Valuation allowance                                 (522)
                                               ---------

                                               $ 138,277
                                               =========

Interest bearing demand and savings
  deposits                                     $  50,990        1,386         2.72%
Time deposits                                     52,539        2,087         3.97
Short-term borrowings                                611           19         3.14
FHLB advances                                      5,143          246         4.78
Other borrowings                                   1,985          142         7.13
                                               ---------    ---------     --------

Total interest bearing liabilities               111,268        3,880         3.49%
                                               ---------    ---------     --------

Non-interest bearing demand deposits              13,848
Other liabilities                                    691
                                               ---------

Total liabilities                                125,807
                                               ---------

Stockholders' equity                              12,992
Valuation allowance                                 (522)
                                               ---------

Net stockholders' equity                          12,470
                                               ---------

                                               $ 138,277
                                               =========

Net interest income/margin                                      5,896          4.12%
                                                                          =========
Tax equivalent adjustment                                        (689)
                                                            ---------

Net interest income per financial statements                $   5,207
                                                            =========

Yields and corresponding income amounts for non-taxable investments are presented on a tax-equivalent basis using a 34% rate. Average balances are computed on a monthly basis. Non-accrual loans, the amount of which is not material, have been included in the average loan amounts outstanding.

                                                                         Table 1

                Comparative Average Balances - Yields and Rates
                       First Corinth Corp. and Subsidiary


  1993 Average Consolidated Balance Sheets and Interest Data (In Thousands)

                                                Average                        Average
                                                 Balance       Interest     Yield or Rate
                                               -----------    -----------   -------------
Interest bearing bank balances                 $       172    $        10           5.54%
Federal funds sold                                   2,751             77           2.80
Taxable investments                                 52,429          3,205           6.11
Non-taxable investments                             15,274          1,568          10.27
FRB and FHLB stock                                     480             23           4.72
Loans, net of unearned income                       46,122          4,325           9.38
                                               -----------    -----------    -----------

Total interest earning assets                      117,228          9,208           7.85%
                                               -----------    -----------    -----------

Cash and due from banks                              5,244
Other assets                                         5,807
Reserve for loan losses                               (585)
Valuation allowance                                   --
                                               -----------

                                               $   127,694
                                               ===========

Interest bearing demand and savings
  deposits                                     $    46,234          1,318           2.85%
Time deposits                                       51,913          1,983           3.82
Short-term borrowings                                  557             14           2.52
FHLB advances                                        1,779             62           3.51
Other borrowings                                     2,681            161           6.00
                                               -----------    -----------    -----------

Total interest bearing liabilities                 103,164          3,538           3.43%
                                               -----------    -----------    -----------

Non-interest bearing demand deposits                12,172
Other liabilities                                      832
                                               -----------

Total liabilities                                  116,168
                                               -----------

Stockholders' equity                                11,526
Valuation allowance                                   --
                                               -----------

Net stockholders' equity                            11,526
                                               -----------

                                               $   127,694
                                               ===========

Net interest income/margin                                          5,670           4.42%
                                                                              ===========
Tax equivalent adjustment                                            (624)
                                                              -----------

Net interest income per financial statements                  $     5,046
                                                              ===========

Yields and corresponding income amounts for non-taxable investments are presented on a tax-equivalent basis using a 34% rate. Average balances are computed on a monthly basis. Non-accrual loans, the amount of which is not material, have been included in the average loan amounts outstanding.

                                                                         Table 2

                Taxable Equivalent Rate/Volume Variance Analysis
                       First Corinth Corp. and Subsidiary


The following table sets forth, for the periods indicated, a summary of the changes in interest income and expense resulting from changes in volume and changes in rates.

                                                  1995 Compared to 1994
                                                Increase (Decrease) Due to
                                        -----------------------------------------
                                          Volume          Rate            Net
                                        -----------    -----------    -----------
Interest income:

  Interest bearing bank balances        $      --      $     1,597    $     1,597

  Federal funds sold                        (70,286)        32,560        (37,726)

  Taxable investments                      (763,780)       173,111       (590,669)

  Tax-exempt investments                    129,520        (15,453)       114,067

  FRB and FHLB stock                          2,231         10,796         13,027

  Loans, net of unearned income             805,411        301,258      1,106,669
                                        -----------    -----------    -----------

    Total interest income                   103,096        503,869        606,965
                                        -----------    -----------    -----------

Interest expense:

  Interest bearing demand and savings
    deposits                               (226,386)        94,057       (132,329)

  Time deposits                              38,037        570,674        608,711

  Short-term borrowings                       3,040         10,627         13,667

  FHLB advances                             (14,432)        60,857         46,425

  Other borrowings                          (36,353)        25,072        (11,281)
                                        -----------    -----------    -----------

    Total interest expense                 (236,094)       761,287        525,193
                                        -----------    -----------    -----------

    Change in net interest income,
          tax equivalent basis          $   339,190    $  (257,418)   $    81,772
                                        ===========    ===========    ===========

                                                                         Table 2

                Taxable Equivalent Rate/Volume Variance Analysis
                       First Corinth Corp. and Subsidiary


The following table sets forth, for the periods indicated, a summary of the changes in interest income and expense resulting from changes in volume and changes in rates.

                                             1994 Compared to 1993
                                          Increase (Decrease) Due to
                                      -----------------------------------
                                        Volume        Rate         Net
                                      ---------    ---------    ---------
Interest income:

  Interest bearing bank balances      $  (3,985)   $  (2,188)   $  (6,173)

  Federal funds sold                     10,492       30,676       41,168

  Taxable investments                   247,368     (148,593)      98,775

  Tax-exempt investments                264,935     (100,152)     164,783

  FRB and FHLB stock                     17,665        3,233       20,898

  Loans, net of unearned income         376,719     (127,892)     248,827
                                      ---------    ---------    ---------

        Total interest income           913,194     (344,916)     568,278
                                      ---------    ---------    ---------

Interest expense:

  Interest bearing demand and
    savings deposits                    135,614      (68,008)      67,606

  Time deposits                          23,887       80,679      104,566

  Short-term borrowings                   1,355        3,827        5,182

  FHLB advances                         118,143       64,981      183,124

  Other borrowings                      (41,783)      22,415      (19,368)
                                      ---------    ---------    ---------

     Total interest expense             237,216      103,894      341,110
                                      ---------    ---------    ---------

     Change in net interest income,
          tax equivalent basis        $ 675,978    $(448,810)   $ 227,168
                                      =========    =========    =========

Provision and Reserve for Possible Loans Losses

         The estimate of the reserve for possible loan losses and provision for possible loan losses is determined by management after considering the following factors: (1) analytical review of loan loss experience in relation to outstanding loans; (2) independent reviews of problem loans and overall portfolio quality; (3) examinations of the loan portfolio conducted by Federal supervisory authorities; (4) management's judgment with respect to current and expected economic conditions and their impact on the loan portfolio and borrowers' ability to pay; and (5) the relationship of the reserve for possible loan losses to outstanding loans.

         The provision for possible loan losses was $380,000 in 1995 as compared to $120,000 in 1994 and $180,000 in 1993. The increase in the 1995 provision was due to an increase in net charge offs from $61,254 in 1994 to $391,287 in 1995. The Bank charged off $347,593 related to one borrower for whom the Bank was providing accounts receivable financing. This loss was an isolated occurrence and all losses related to this borrower were taken in 1995. Exclusive of this one borrower, net charge offs were $43,694 in 1995.

         Historically, the Bank's charge off totals have been low. The Bank continues to monitor its lending activities through sound lending practices as the loan portfolio has grown over the past several years. For a further analysis of the Provision and Reserve for Possible Loan Losses refer to Table 3
- Analysis of the Reserve for Possible Loan Losses.

                                                                         Table 3

                Analysis of the Reserve for Possible Loan Losses
                      National Bank of Commerce of Corinth


  A summary of the reserve for possible loan losses follows (in thousands):

                                  1995       1994       1993       1992       1991
                                 -------    -------    -------    -------    -------
Balance at beginning of year     $   703    $   644    $   524    $   426    $   386

Charge offs:
  Commercial, financial and
    agricultural                     350         21         30         66         49
  Real estate                          3          2          4          2         15
  Consumer loans                      89         75         80         62         66
                                 -------    -------    -------    -------    -------
        Total charge offs            442         98        114        130        130
                                 -------    -------    -------    -------    -------

Recoveries:
  Commercial, financial and
    agricultural                       3          8         10          7         13
  Real estate                          6          2          1          3          5
  Consumer loans                      42         27         43         27         12
                                 -------    -------    -------    -------    -------
        Total recoveries              51         37         54         37         30
                                 -------    -------    -------    -------    -------

Net charge offs                      391         61         60         93        100
                                 -------    -------    -------    -------    -------

Provision for possible loan
  losses                             380        120        180        191        140
                                 -------    -------    -------    -------    -------

Balance at end of year           $   692    $   703    $   644    $   524    $   426
                                 =======    =======    =======    =======    =======

Loans, net of unearned income:

  At year end                    $64,526    $54,232    $46,810    $45,683    $43,489
                                 =======    =======    =======    =======    =======

  Average balance                $58,967    $50,139    $46,122    $44,153    $45,164
                                 =======    =======    =======    =======    =======

Ratios:
  Reserve for possible loan
    losses to net year end
    loans                           1.08%      1.30%      1.38%      1.15%      0.98%

  Net charge offs to average
    net loans                       0.66       0.12       0.13       0.21       0.22

  Net charge offs to reserve
    for possible loan losses       55.56       8.71       9.33      17.71      23.44
                                 =======    =======    =======    =======    =======

Non-interest Income

         The Corporation's other operating income increased by 9.7% from 1994 to 1995 and increased by 4.1% from 1993 to 1994. Excluding the effect of losses on sales of investments in 1993 of $30,311, the Corporation's other operating income was relatively stable from 1993 to 1994 and decreased by 0.9%.

         Service charges on deposit accounts is the primary source of other operating income and represented 76.3%, 75.9% and 77.4% of the total amount in 1995, 1994 and 1993. This income reflects management's efforts to generate fee income.

Non-interest Expense

         The Corporation's other operating expenses decreased by $40,272 from 1994 to 1995, a decrease of 1.4%. This decrease was the result of a reduction in the cost of FDIC insurance coverage which decreased by $129,583 from 1994 to 1995. Exclusive of regulatory fees and assessments, other operating expenses increased by $89,311, an increase of 3.4%. The Corporation's other operating expenses increased by $159,338 from 1993 to 1994, an increase of 5.7%. The increase, exclusive of regulatory fees and assessments, was 4.6%. Management continues to give close attention to expense control while meeting the need to provide expanding services in the banking industry.

Income Taxes

         The following is a summary of consolidated income taxes and effective tax rates for the Corporation and subsidiary:

         Income tax expense               $  651,586    $  663,955    $  650,000

         Effective rate based on income
           before income taxes and
           minority interest                    24.2%         23.6%         23.9%

         Although the Corporation was subject to state income tax for the first time in 1995, the effective tax rate did not increase significantly from 1994 to 1995. The Bank has been increasing the amount of its tax exempt investments which has reduced the effective tax rate.

                              Financial Condition

         Consolidated assets for the Corporation and subsidiary decreased by $1,483,745 from December 31, 1994 to December 31, 1995, a decrease of 1.1%. This was a reversal of a growth trend for a number of years. Deposits decreased by $3,753,858 (3.3%) and investments decreased by $8,487,088 (12.7%). However, loans net of unearned income, increased by $10,023,576, an increase of 18.5%, reflecting the Bank's efforts to meet local loan demand and increase its share of the local loan market. Consolidated assets for the Corporation and subsidiary increased by $1,280,342 from December 31, 1993 to 1994, an increase of 1.0%. Deposits increased by $3,321,738 (3.0%), investments decreased by $6,437,689 (8.8%) and loans, net of unearned income, increased by $7,422,581 (15.9%). For a further analysis of changes in average balances of assets and liabilities for 1995, 1994 and 1993, refer to Table 1 - Comparative Average Balances - Yields and Rates.

Investments

         A summary of the market value (book value) of securities available for sale, and the related percentage of total book value, at December 31, 1995 and 1994, follows (in thousands):

                                      1995               1994
                               ------------------  ----------------
                                Market     Per-    Market      Per-
                                Value      cent     Value      cent
                               -------    -------  -------    -----
  U. S. Treasury               $ 3,436        5.9% $ 7,138     14.9%
  U. S. Government agencies     11,046       18.9   14,226     29.6
  Mortgage-backed securities    23,389       40.1   26,437     55.0
  Obligations of states and
    political subdivisions      20,307       34.7     --       --
  Other securities                 252        0.4      253      0.5
                               -------    -------  -------    -----

                               $58,430      100.0% $48,054    100.0%
                               =======    =======  =======    =====

         A summary of the amortized cost (book value) of investment securities (held to maturity), and the related percentage of total book value, at December 31, 1994 and 1993 follows (in thousands):

                                      1994                 1993
                               ------------------   ----------------
                               Amortized     Per-  Amortized   Per-
                                  Cost       cent     Cost     cent
                               ---------    -----   -------    -----
  U. S. Treasury               $    --        -  %  $ 2,398      3.3%
  U. S. Government agencies         --       --      15,239     20.8
  Mortgage-backed securities        --       --      39,161     53.4
  Obligations of states and
    political subdivisions        18,864    100.0    16,307     22.2
  Other securities                  --       --         250      0.3
                               ---------    -----   -------    -----

                               $  18,864    100.0%  $73,355    100.0%
                               =========    =====   =======    =====

         A summary of the amortized cost of the Bank's combined investment in securities available for sale and investment securities (held to maturity), and the related percentage of total book value, at December 31, 1995, 1994 and 1993, follows (in thousands):

                                   1995                 1994               1993
                            ------------------  -------------------  ------------------
                            Amortized    Per-   Amortized    Per-   Amortized     Per-
                               Cost      cent     Cost       cent     Cost        cent
                            -----------------------------------------------------------
U.S. Treasury                $ 3,440        6.0% $ 7,407       10.7% $ 2,398        3.3%
U.S. Government agencies      11,106       19.2   14,845       21.4   15,239       20.8
Mortgage-backed securities    23,289       40.4   27,931       40.3   39,161       53.4
Obligations of states and
   political subdivisions     19,632       34.0   18,864       27.2   16,307       22.2
Other securities                 250        0.4      250        0.4      250        0.3
                             -------    -------  -------    -------  -------    -------
                             $57,717      100.0% $69,297      100.0% $73,355      100.0%
                             =======    =======  =======    =======  =======    =======


         The Bank's total investment in securities has decreased as the Bank has used proceeds from investment maturities to fund loan growth. In addition, the Bank has shifted the mix of its investment portfolio by increasing the percentage of tax exempt investments.

         At December 31, 1995, the Bank did not have any investments classified as held to maturity. In accordance with "A Guide to Implementation of Statement 115 on Accounting for Certain investments in Debt and Equity Securities" (the Guide), which was issued in November, 1995, by the Financial Accounting Standards Board, the Bank transferred its remaining portfolio of investments classified as held to maturity to securities available for sale in December, 1995. The amortized cost of these investments was $19,541,137 and the market value was $20,237,065 at the date of the reclassification. The net unrealized gain on these investments was $695,928, which resulted in a valuation allowance, net of applicable income taxes of $429,901, on a consolidated basis.


         The following table sets forth the market value (book value) of maturities of securities available for sale at December 31, 1995 (in thousands), and the weighted average yields of such securities. Tax equivalent adjustments (using a 34% rate) have been made in calculating yields on obligations of state and political subdivisions.

                                                            Maturing
                      -------------------------------------------------------------------------------------
                                                 After One            After Five
                             Within              But Within            But Within              After
                            One Year             Five Years            Ten Years             Ten Years
                      -------------------   -------------------   -------------------   -------------------
                      Amount        Yield   Amount        Yield   Amount        Yield   Amount       Yield
                      -------      ------   -------      ------   -------      ------   ------       ----
U.S. Treasury         $   991       4.41%   $ 2,445       5.52%   $  --                 $  --         --
U.S. Government
   Agencies             5,129       5.79      5,917       5.63       --                    --         --
Mortgage-backed
   securities           8,436       7.01     13,207       6.64        577       8.80      1,169       6.04
State and political
   subdivisions           969       8.57     10,482       9.43      8,679       7.96        177       7.57
Other                     252       8.53       --         --         --         --         --         --
                      -------       ----    -------       ----    -------       ----    -------       ----
                      $15,777       6.57%   $32,051       7.28%   $ 9,256       8.01%   $ 1,346       6.26%
                      =======       ====    =======       ====    =======       ====    =======       ====

Loans

         The Bank has experienced strong loan demand in 1995 and 1994. Loans, net of unearned income, increased by $10,023,576 (18.5%) from December 31, 1994 to December 31, 1995 and increased by $7,422,581 (15.9%) from December 31, 1993 to December 31, 1994. Average loans, net of unearned income increased by 17.6% in 1995 and increased by 8.7% in 1994.

         A summary of the loan portfolio at December 31, follows (in thousands):

                                1995     1994      1993      1992       1991
                              -------   -------   -------   -------   -------
Residential real estate       $24,308   $20,595   $17,589   $17,492   $17,061
Non-residential real estate     7,795     6,820     4,795     4,941     5,249
Commercial, financial and
   agricultural                13,477    10,835    10,217     9,704     7,965
Consumer loans                 19,001    16,259    14,801    14,541    14,352
                              -------   -------   -------   -------   -------
                              $64,581   $54,509   $47,402   $46,678   $44,627
                              =======   =======   =======   =======   =======


         A schedule of loan maturities, net of unearned income, at December 31, 1995, follows (in thousands):

                             One Year  After One  After
                                or     but with-  Five
                               Less    in Five    Years     Total
                             -------   -------   -------   -------
Commercial and real estate   $18,206   $20,478   $ 7,483   $46,167
Installment loans to
   individuals                 6,689    11,232       168    18,089
                             -------   -------   -------   -------
                             $24,895   $31,710   $ 7,651   $64,256
                             =======   =======   =======   =======

         A summary of interest rate sensitivity for loans, net of unearned income, at December 31, 1995, follows (in thousands):

                            Fixed    Variable
                            Rate       Rate     Total
                           -------   -------   -------
Due after one but within
   five years              $29,937   $ 1,773   $31,710
Due after five years         6,187     1,464     7,651
                           -------   -------   -------
                           $36,124   $ 3,237   $39,361
                           =======   =======   =======


         A summary of nonaccrual and past due loans at December 31, follows (in thousands):


                        Past Due                     Percentage of Loans,
Year   Nonaccrual   90 Days or More       Total     Net of Unearned Income
----   ------------ ---------------  -------------  ----------------------
1991   $         16   $        111   $        127                 .29%
1992            108            201            309                 .68
1993           --              138            138                 .29
1994           --              203            203                 .37
1995           --              170            170                 .26%
       ============   ============   ============             ========


Deposits

         Deposits are the primary source of funds for the Bank. Average total deposits decreased by 5.5% in 1995 after increasing by 6.4% in 1994. The decrease in deposits in 1995, was due to the loss of public funds which were awarded to another financial institution on a bid basis.

         A summary of the average daily balances of deposits, on a consolidated basis for the Corporation and subsidiary, is as follows (in thousands):

                            1995       1994       1993
                          --------   --------   --------
Non-interest bearing
   demand deposits        $ 14,799   $ 13,848   $ 12,172
Interest bearing demand
   and savings deposits     42,661     50,990     46,234
Time deposits               53,497     52,539     51,913
                          --------   --------   --------

                          $110,957   $117,377   $110,319
                          ========   ========   ========

         Time deposits in excess of $100,000 were 10.2% and 9.19% of total deposits at December 31, 1995 and 1994. Maturities of fixed rate time deposits of $100,000 or more at December 31, 1995, are as follows (in thousands):

Three months or less               $ 4,310
Over three through twelve months     4,700
Over twelve months                   1,363
                                   -------
                                   $10,373
                                   =======


                        Liquidity and Capital Resources

         The Corporation and Bank rely largely on core deposits to fund loans and long-term investments. Additional funding for the Bank is provided by U.
S. Treasury demand note borrowings and from borrowings through the Bank's relationship with the Federal Home Loan Bank of Dallas. In addition, the Bank has access to borrowings from Federal funds purchased through its relationship with correspondent banks.

         The Corporation's long-term debt relates to money borrowed to fund its purchase of the stock of the Bank in 1985. The Corporation has retired this debt significantly in advance of original projections.

         The Corporation's consolidated GAP position at December 31, 1995, is set forth in the following table:

                           0-3         4-12         1-5       Over
                          Months      Months       Years     5 Years
                         --------    --------    --------   --------
Interest bearing
  bank balances          $    100    $   --      $   --     $   --
Securities available
   for sale                 4,750      11,027      32,051     10,602
FRB and FHLB stock           --          --          --          917
Loans, net of unearned
   income                  15,249       9,646      31,710      7,651
                         --------    --------    --------   --------
     Total interest
     earning assets        20,099      20,673      63,761     19,170
                         --------    --------    --------   --------

Interest bearing
   deposits                60,717      23,663      10,953       --
Short-term borrowings         393        --          --         --
FHLB advances               3,806          65         399        531
Other borrowings              750        --          --         --
                         --------    --------    --------   --------
      Total interest
        bearing
        liabilities        65,666      23,728      11,352        531
                         --------    --------    --------   --------
      Interest
        sensitivity
        gap              $(45,567)   $ (3,055)   $ 52,409   $ 18,639
                         ========    ========    ========   ========


         Variable rate instruments are presented based on repricing frequency. Interest earning assets, excluding FRB and FHLB stock, and interest bearing liabilities that do not have contractual maturity dates are included in the 0-3 months category.

         On a long-term basis, the ability of the Corporation to pay its expenses and retire its debt is dependent upon dividends and income tax benefits paid to the Corporation by the Bank. The Bank is subject to capital maintenance requirements imposed by regulatory authorities. At December 31, 1995, the Bank was in compliance with such requirements and management anticipates that such requirements will continue to be met while funding the Corporation through the payment of dividends and income tax benefits.

         Under banking regulations, and subject to additional requirements at the discretion of regulators, banks and bank holding companies are required to maintain minimum levels of total capital and maintain levels of capital based on risk adjusted assets. The standards classify capital into two tiers. Tier one capital generally consists of common stockholders' equity less goodwill. Tier two capital consists generally of the reserve for loan losses and subordinated debt. The capital ratios for the Bank have been far in excess of the minimum required regulatory levels. Due to its size, the Corporation is not subject to these capital regulations on a consolidated basis. However, the Corporation continues to maintain a strong capital position.

         The following table illustrates the Bank's regulatory capital ratios at December 31, 1995, 1994 and 1993, (in thousands):

                                       1995          1994          1993
                                    ----------    ----------    ----------
Tier one capital                    $   12,351    $   11,831    $   10,942
Tier two capital adjustment                692           703           645
                                    ----------    ----------    ----------

   Total qualifying capital         $   13,043    $   12,534    $   11,587
                                    ==========    ==========    ==========

Tier one risk based capital ratio        18.00%        18.75%        18.39%

Total risk based capital ratio           19.01         19.57         19.48

Leverage ratio                            9.50          8.71          8.43
                                    ==========    ==========    ==========


         The Bank has not been informed by any regulatory agencies that it is to comply with any standards other than the minimum standards required in the regulations.

         Comparison of Nine Months Ended September 30, 1996 and 1995

Results of Operations

         The Corporation's consolidated net income for the nine months ended September 30, 1996 was $1,711,443, an increase of 4.1% over the same period in 1995. The Bank's net income for the nine months ended September 30, 1996 was $1,849,760, an increase of 2.3% over the same period in 1995. The following is a summary of the changes in various categories of income and expense for the nine months ended September 30, 1996 and 1995 (in thousands):

                                 1996     1995    Change   Percent
                                ----------------------------------
Corporation consolidated:
    Interest income             $7,432   $7,169   $  263     3.66%
    Interest expense             3,451    3,258      193     5.93
    Net interest income          3,981    3,911       70     1.77
    Provision for possible
      loan losses                  135      120       15    12.50
    Other operating income         577      549       28     4.99
    Other operating expenses     2,098    2,098     --       0.00
    Net income before tax and
      minority interest          2,325    2,242       83     3.65
                                ======   ======   ======    =====

Bank:
    Interest income             $7,432   $7,169   $  263     3.66%
    Interest expense             3,410    3,163      247     7.80
    Net interest income          4,022    4,006       16     0.40
    Provision for possible
      loan losses                  135      120       15    12.50
    Other operating income         576      546       30     5.56
    Other operating expenses     1,995    2,015      (20)   (1.00)
    Net income before tax        2,468    2,417       51     2.12
                                ======   ======   ======    =====


         Net interest income for the Bank was relatively stable from 1995 to 1996, reflecting increased interest income from loan growth and increased interest expense from deposit growth. Net interest income for the Corporation increased by 1.77%, reflecting the reduction in interest expense due to the pay down of the Corporation's long-term debt.

         The provision for possible loan losses increased by 12.5% for 1995 to 1996, reflecting the growth of the loan portfolio.

         Other operating income increased from 1995 to 1996, primarily due to increases in deposit income. Other operating expenses were virtually the same in 1995 and 1996. The Bank's costs for regulatory insurance and assessments were down by $121,536 from 1995 to 1996, which offset increases in other expenses of 6.3% on a consolidated basis for the Corporation and 5.5% for the Bank.

Financial Condition

         The following is a summary of net changes in selected assets and liabilities on a consolidated basis for the Corporation and subsidiary (in thousands):


                              September 30,
                          -------------------
                             1996      1995      Change     Percent
                          ------------------------------------------
Cash and due from banks   $  5,616   $  4,798   $    818    17.05%
Federal funds sold           2,550       --        2,550     --
Total investments           58,996     59,263       (267)   (0.45)
Loans, net of unearned
         income             65,562     60,967      4,595     7.54
Total assets               139,070    131,304      7,766     5.91
Total deposits             114,920    107,612      7,308     6.79
Stockholders' equity        16,352     14,927      1,425     9.55
                          ========   ========   ========    =====

                        September 30, December 31,
                           1996        1995      Change    Percent
                        ----------   ---------  ---------  -------
Cash and due from banks   $  5,616   $  3,859   $  1,757   45.55%
Federal funds sold           2,550       --        2,550    --
Total investments           58,996     58,430        566    0.97
Loans, net of unearned
         income             65,562     64,256      1,306    2.03
Total assets               139,070    132,618      6,452    4.87
Total deposits             114,920    109,718      5,202    4.74
Stockholders' equity        16,352     14,956      1,396    9.34
                          ========   ========   ========   =====


         The Corporation's total consolidated assets increased by $7,766,246 from September 30, 1995 to September 30, 1996, an increase of 5.91%, and increased by $6,452,887 from December 31, 1995 to September 30, 1996, an increase of 4.87%. The increase in assets was funded by deposit growth and was used to increase the loan portfolio as the Bank continued to meet local loan demand. However, the trend in loan growth slowed in 1996, as net loans increased by only 2.03% from December 31, 1995 to September 30, 1996. Cash and due from banks and Federal funds sold have increased at September 30, 1996, indicating liquidity to fund additional loans if necessary.

         The Corporation's and Bank's capital condition continued to be strong, as reflected by the increase in stockholders' equity.

                       FIRST CORINTH CORP. AND SUBSIDIARY

                                    CONTENTS

                                                                           Page
                                                                           ----
Report of Independent Certified Public Accountants  . . . . . . . . . . . .  63

Consolidated Balance Sheets . . . . . . . . . . . . . . . . . . . . . . . .  64

Consolidated Statements of Income . . . . . . . . . . . . . . . . . . . . .  66

Consolidated Statements of Stockholders' Equity . . . . . . . . . . . . . .  68

Consolidated Statements of Cash Flows . . . . . . . . . . . . . . . . . . .  70

Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . .  71

        Report of Independent Certified Public Accountants





Board of Directors
First Corinth Corp.
Corinth, Mississippi


We have audited the accompanying consolidated balance sheets of First Corinth Corp. and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Corinth Corp. and subsidiary as of December 31, 1995 and 1994, the results of their consolidated operations and their consolidated cash flows for each of the years in the three year period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the Company's subsidiary changed its method of accounting for investment securities in 1994, to adopt the provisions of Statement of Financial Accounting Standards No. 115, "Accounting For Certain Investments in Debt and Equity Securities."


/s/  Shearer, Taylor & Co. P.A.


Jackson, Mississippi
January 12, 1996

                       FIRST CORINTH CORP. AND SUBSIDIARY

                          Consolidated Balance Sheets
                           December 31, 1995 and 1994

                Assets                           1995               1994
                                              -------------    -------------
Cash and due from banks                       $   3,858,598    $   5,064,491
Interest bearing bank balances                      100,000          100,000
Federal funds sold                                     --            950,000
Securities available for sale                    58,430,173       48,053,527
Investment securities, market value of
  $18,556,198 in 1994                                  --         18,863,734
Federal Reserve Bank and Federal Home
  Loan Bank stock                                   916,700          874,300

Loans                                            64,581,043       54,509,559
  Unearned income                                  (325,007)        (277,099)
  Reserve for possible loan losses                 (691,831)        (703,118)
                                              -------------    -------------
          Net loans                              63,564,205       53,529,342
                                              -------------    -------------

Bank premises and equipment                       1,331,240        1,374,943
Accrued interest receivable                       1,497,812        1,389,911
Goodwill, less accumulated amortization
  of $956,673 and $863,532                        2,768,946        2,862,087
Deferred income taxes                                  --            906,143
Other assets                                        149,887          132,828
                                              -------------    -------------

                                              $ 132,617,561    $ 134,101,306
                                              =============    =============

   Liabilities and Stockholders' Equity

Liabilities:
  Deposits                                    $ 109,717,933    $ 113,471,791
  U. S. Treasury demand note                        392,929          823,020
  Advances from Federal Home Loan Bank            4,801,252        4,882,888
  Long-term debt                                    750,000        1,500,000
  Accrued interest payable                          512,977          463,630
  Dividends payable                                 896,000          777,000
  Deferred income taxes                             172,884             --
  Other liabilities                                 228,521          298,026
                                              -------------    -------------
          Total liabilities                     117,472,496      122,216,355
                                              -------------    -------------

Minority interest in subsidiary                     189,029          151,585

Stockholders' equity:
  Common stock of $5 par value.  Authorized
    200,000 shares; issued and outstanding
    112,000 and 111,000 shares                      560,000          555,000
  Additional paid-in capital                      2,883,945        2,763,945
  Retained earnings                              11,071,751        9,961,907
  Net unrealized gain (loss) on securities
    available for sale, net of income taxes         440,340       (1,547,486)
          Total stockholders' equity             14,956,036       11,733,366
                                              -------------    -------------

                                              $ 132,617,561    $ 134,101,306
                                              =============    =============

The accompanying notes are an integral part of these financial statements.

                       FIRST CORINTH CORP. AND SUBSIDIARY

                       Consolidated Statements of Income
                  Years Ended December 31, 1995, 1994 and 1993

                                         1995           1994          1993
                                      -----------   -----------   -----------
Interest income:
  Interest and fees on loans          $ 5,680,817   $ 4,574,148   $ 4,325,321
  Taxable investments                   2,712,854     3,303,523     3,204,748
  Tax exempt investments                1,112,774     1,044,059       944,792
  Federal funds sold                       80,544       118,270        77,102
  Other                                    61,529        46,905        32,180
                                      -----------   -----------   -----------
          Total interest income         9,648,518     9,086,905     8,584,143
                                      -----------   -----------   -----------

Interest expense:
  Time deposits of $100,000
    or more                               378,794       280,436       323,462
  Other deposits                        3,570,644     3,192,620     2,977,422
  Long-term debt                          130,315       141,596       160,964
  Other interest expense                  324,881       264,789        76,483
                                      -----------   -----------   -----------
          Total interest expense        4,404,634     3,879,441     3,538,331
                                      -----------   -----------   -----------

          Net interest income           5,243,884     5,207,464     5,045,812

Provision for possible loan losses        380,000       120,000       180,000
                                      -----------   -----------   -----------

          Net interest income after
            provision for possible
            loan losses                 4,863,884     5,087,464     4,865,812
                                      -----------   -----------   -----------

Other operating income:
  Service charges on deposit
    accounts                              572,663       519,523       509,019
  Insurance commissions                    56,365        77,017        94,869
  Loss on sale of investment
    securities                               --            --         (30,311)
  Other income                            121,354        87,544        83,779
                                      -----------   -----------   -----------
          Total other
            operating income              750,382       684,084       657,356
                                      -----------   -----------   -----------

Other operating expenses:
  Salaries and employee benefits        1,537,791     1,551,120     1,490,494
  Net occupancy expenses                  181,112       178,898       160,137
  Equipment and data processing
    expenses                              230,247       214,084       225,553
  Regulatory insurance and
    assessments                           179,583       309,347       267,794
  Supplies                                108,462        85,774        87,934
  Other expenses                          686,815       625,059       573,032
                                      -----------   -----------   -----------
          Total other operating
            expenses                    2,924,010     2,964,282     2,804,944
                                      -----------   -----------   -----------

          Income before income
            taxes and
            minority interest           2,690,256     2,807,266     2,718,224
Income taxes                              651,586       663,955       650,000
Minority interest in net income
  of subsidiary                            32,826        34,308        33,617
                                      -----------   -----------   -----------

          Net income                  $ 2,005,844   $ 2,109,003   $ 2,034,607
                                      ===========   ===========   ===========


Earnings per share                    $     18.00   $     19.01   $     18.43
                                      ===========   ===========   ===========





The accompanying notes are in integral part of these financial statements.

                      FIRST CORINTH CORP. AND SUBSIDIARY

                Consolidated Statements of Stockholders' Equity
                  Years Ended December 31, 1995, 1994 and 1993


                                          Additional
                              Common        Paid-in       Retained       Unrealized
                               Stock        Capital       Earnings        Gain (Loss)       Total
                           ------------   ------------   ------------    ------------    ------------
January 1, 1993            $    550,000   $  2,667,500   $  7,258,297    $       --      $ 10,475,797
Sale of 500 shares of
  common stock                    2,500         45,120           --              --            47,620
Net income                         --             --        2,034,607            --         2,034,607
Cash dividends declared
  ($6.00 per share)                --             --         (663,000)           --          (663,000)
                           ------------   ------------   ------------    ------------    ------------

December 31, 1993               552,500      2,712,620      8,629,904            --        11,895,024
                           ------------   ------------   ------------    ------------    ------------

Net adjustment to
  beginning balance for
  change in accounting
  method                           --             --             --           503,309         503,309
Sale of 500 shares of
  common stock                    2,500         51,325           --              --            53,825
Net income                         --             --        2,109,003            --         2,109,003
Cash dividends declared
  ($7.00 per share)                --             --         (777,000)           --          (777,000)
Net change in unrealized
  gain (loss)                      --             --             --        (2,050,795)     (2,050,795)
                           ------------   ------------   ------------    ------------    ------------

December 31, 1994               555,000      2,763,945      9,961,907      (1,547,486)     11,733,366
                           ------------   ------------   ------------    ------------    ------------

Sale of 1,000 shares
  of common stock                 5,000        120,000           --              --           125,000
Net income                         --             --        2,005,844            --         2,005,844
Cash dividend declared
  ($8.00 per share)                --             --         (896,000)           --          (896,000)
Net unrealized gain
  on investments
  reclassified as
  securities available
  for sale                         --             --             --           429,901         429,901
Net change in unrealized
  gain (loss)                      --             --             --         1,557,925       1,557,925
                           ------------   ------------   ------------    ------------    ------------

December 31, 1995          $    560,000   $  2,883,945   $ 11,071,751    $    440,340    $ 14,956,036
                           ============   ============   ============    ============    ============





The accompanying notes are an integral part of these financial statements.

                       FIRST CORINTH CORP. AND SUBSIDIARY

                     Consolidated Statements of Cash Flows
                  Years Ended December 31, 1995, 1994 and 1993


                                            1995            1994             1993
                                        ------------    ------------    ------------
Cash flows from operating activities:
  Net income                            $  2,005,844    $  2,109,003    $  2,034,607
  Adjustments to reconcile net
    income to net cash provided
    by operating activities:
    Depreciation and amortization            239,141         228,141         234,605
    Provision for possible
      loan losses                            380,000         120,000         180,000
    Loss on sale of
      investment securities                     --              --            30,311
    Deferred income taxes                      4,000         (25,000)        (43,000)
    Minority interest in net
      income of subsidiary                    32,826          34,308          33,617
    (Increase) decrease in
      accrued interest receivable           (107,901)       (103,702)        155,075
    Increase (decrease) in:
      Accrued interest payable                49,347          98,961         (61,681)
      Current income taxes                     9,942         (20,914)       (442,946)
      Accrued compensation                   (68,000)        103,000         (35,000)
    Other, net                               (13,843)         23,271         (61,153)
                                        ------------    ------------    ------------

          Net cash provided by
            operating activities           2,531,356       2,567,068       2,024,435
                                        ------------    ------------    ------------

Cash flows from investing activities:
  Purchases of securities
    available for sale                    (1,388,215)    (12,500,463)           --
  Maturities of securities
    available for sale                    13,635,510      19,115,018            --
  Purchases of investment
    securities                            (1,087,206)     (3,298,874)    (35,095,417)
  Sale of investment securities                 --              --         7,363,004
  Maturities of investment securities        404,995         743,888      18,711,787
  Net (increase) decrease in:
    Interest bearing bank balances              --              --            99,500
    Federal funds sold                       950,000         250,000       1,950,000
    Loans                                (10,414,863)     (7,483,835)     (1,187,214)
    Federal Home Loan Bank stock             (42,400)        (29,400)       (612,400)
  Additions to bank premises
    and equipment                           (102,297)        (95,034)        (85,952)
                                        ------------    ------------    ------------

          Net cash provided by
            (used in) investing
            activities                     1,955,524      (3,298,700)     (8,856,692)
                                        ------------    ------------    ------------





                                                                     (Continued)

                       FIRST CORINTH CORP. AND SUBSIDIARY

                     Consolidated Statements of Cash Flows
                  Years Ended December 31, 1995, 1994 and 1993


                                              1995           1994            1993
                                           -----------    -----------    -----------
Cash flows from financing activities:
  Increase (decrease) in:
    Non-interest bearing deposits          $  (504,547)   $ 2,437,926    $   136,080
    Money market, NOW and savings
      accounts                              (6,064,056)      (157,067)     2,396,646
    Time deposit                             2,814,745      1,040,879     (1,425,761)
    U. S. Treasury demand note                (430,091)      (645,536)       284,750
    Advances from Federal Home Loan Bank       (81,636)    (1,060,853)     5,943,741
    Dividends payable                          119,000        114,000        663,000
  Repayments of long-term debt                (750,000)      (500,000)      (700,000)
  Sale of common stock                         125,000         53,825         47,620
  Cash dividends declared                     (896,000)      (777,000)      (663,000)
  Dividends paid to minority interest          (25,188)       (21,125)       (21,125)
                                           -----------    -----------    -----------

          Net cash provided by (used in)
            financing activities            (5,692,773)       485,049      6,661,951
                                           -----------    -----------    -----------

          Net decrease in cash and due
            from banks                      (1,205,893)      (246,583)      (170,306)

Cash and due from banks January 1            5,064,491      5,311,074      5,481,380
                                           -----------    -----------    -----------

Cash and due from banks December 31        $ 3,858,598    $ 5,064,491    $ 5,311,074
                                           ===========    ===========    ===========





The accompanying notes are an integral part of these financial statements.

                       FIRST CORINTH CORP. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


Note 1:  Summary of Significant Accounting and Reporting Policies

         The accounting and reporting policies of First Corinth Corp. (the Corporation) and subsidiary which materially affect the determination of financial position and results of operations conform to generally accepted accounting principles and general practices within the banking industry. A summary of these significant accounting and reporting policies is presented below.

Principles of Consolidation

         The consolidated financial statements of First Corinth Corp. include the accounts of the Corporation and its 98.5% owned subsidiary, National Bank of Commerce of Corinth (the Bank). All significant intercompany balances and transactions have been eliminated in consolidation.

Business

         The Corporation is a one-bank holding company whose only activity is the ownership of the Bank. The Bank is a commercial bank and provides a full range of banking services to individual and corporate customers through its offices in Corinth, Mississippi. The Bank is subject to the regulations of certain Federal agencies and undergoes periodic examinations by one of these regulatory authorities.

Investments

         In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting For Certain Investments in Debt and Equity Securities." SFAS 115 is effective for fiscal years beginning after December 15, 1993, and requires that debt and equity securities be classified into one of three categories; held to maturity, available for sale, or trading. The Bank adopted SFAS 115 effective January 1, 1994.

         Securities held, which are available to be sold prior to maturity, are classified as securities available for sale. These securities are carried at market value. Unrealized holding gains and losses are reported, net of tax, as a separate component of stockholders' equity. Gains and losses on the sale of securities available for sale are determined using the specific identification method.

         Investment securities (held to maturity) are those securities which the Bank has the ability and intent to hold until maturity. These securities are carried at cost, adjusted for amortization of premiums and accretion of discounts. The Bank had no investments classified as held to maturity at December 31, 1995.





                                                                     (Continued)

FIRST CORINTH CORP. AND SUBSIDIARY

Notes to Consolidated Financial Statements


Note 1:  (Continued)

Loans

         Loans are stated at the principal amount outstanding. The Bank recognizes unearned income on installment loans as income over the terms of the loans using a method that approximates the interest method. Interest on all other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. The Bank's policy regarding recognition of loan fee income and origination costs is materially in compliance with Statement of Financial Accounting Standards No. 91, which requires that fees be deferred and that costs be capitalized and amortized over the lives of the respective loans.

         The Bank discontinues the accrual of interest and recognizes income only as received when, in the judgment of management, the collection of interest, but not necessarily principal, is doubtful. The Bank did not have any such loans at December 31, 1995 and 1994.


Reserve for Possible Loan Losses

         The Bank provides for possible loan losses using the reserve method. Accordingly, all loan losses are charged to the reserve for possible loan losses and all recoveries are credited to it. The reserve for possible loan losses is based on the evaluation of the collectibility of loans and past loan loss experience and other factors which, in management's judgment, deserve current recognition in estimating possible loan losses. Such other factors considered by management include changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrower's ability to pay, review of specific problem loans, and the relationship of the reserve for possible loan losses to outstanding loans.

         The Bank did not have any loans, at December 31, 1995, that were considered to be impaired under Statement of Financial Accounting Standards No.
114. As a result, no portion of the Bank's reserve for possible loan losses is related to such loans.

Bank Premises and Equipment

         Bank premises and equipment are stated at cost less accumulated depreciation. Provisions for depreciation are computed principally on the straight-line method and charged to operating expenses over the estimated useful lives of the assets. Costs of major additions and improvements are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Amortization

         The Corporation's cost in excess of net Bank assets acquired (goodwill) is being amortized using the straight- line method over forty years.





                                                                     (Continued)

                       FIRST CORINTH CORP. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


Note 1:  (Continued)

Income Taxes

         The Corporation and the Bank file consolidated Federal and state income tax returns. In accordance with the liability method specified by Statement of Financial Accounting Standards No. 109, deferred tax assets and liabilities are determined based on the differences between the financial statement basis and income tax basis of assets and liabilities as measured using the enacted rates which are expected to be in effect when these differences reverse. Deferred income tax expense (benefit) is the result of changes in deferred tax assets and liabilities.

Earnings Per Share

         Earnings per share calculations are based on the weighted average number of shares outstanding during the year of 111,450 in 1995, 110,919 in 1994 and 110,370 in 1993.

Statements of Cash Flows

         In the accompanying consolidated statements of cash flows, the Corporation and the Bank have defined cash equivalents as those amounts included in the balance sheet caption "Cash and Due from Banks". For the years ended December 31, 1995, 1994 and 1993 the Corporation and Bank paid interest of approximately $4,355,000, $3,780,000 and $3,427,000. Income tax payments of approximately $638,000, $710,000 and $1,136,000 were made during the years ended December 31, 1995, 1994 and 1993.

Reclassifications

         Certain reclassifications have been made to the 1994 and 1993 financial statements to be consistent with the 1995 presentation.

                       FIRST CORINTH CORP. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


Note 2:  Investments

         The following is a summary of the amortized cost and market value (book value) of securities available for sale at December 31, 1995 and 1994:

                                            Gross Unrealized
                           Amortized    -------------------------      Market
                             Cost          Gains         Losses        Value
                          -----------   -----------   -----------   -----------
December 31, 1995:
  U. S. Treasury          $ 3,440,400   $     9,728   $    14,699   $ 3,435,429
  Obligations of U. S
    Government agencies    11,106,280        37,020        97,073    11,046,227
  Mortgage-backed
    securities             23,288,672       265,526       165,065    23,389,133
  Obligations of state
    and political
    subdivisions           19,631,994       741,252        66,359    20,306,887
  Other securities            250,000         2,497          --         252,497
                          -----------   -----------   -----------   -----------

                          $57,717,346   $ 1,056,023   $   343,196   $58,430,173
                          ===========   ===========   ===========   ===========

December 31, 1994:
  U. S. Treasury          $ 7,407,174   $      --     $   269,232   $ 7,137,942
  Obligations of U. S
    Government agencies    14,845,507        10,488       629,834    14,226,161
  Mortgage-backed
    securities             27,930,678        45,211     1,539,310    26,436,579
  Other securities            250,000         2,845          --         252,845
                          -----------   -----------   -----------   -----------

                          $50,433,359   $    58,544   $ 2,438,376   $48,053,527
                          ===========   ===========   ===========   ===========


         The following is a summary of the amortized cost (book value) and market value of investment securities at December 31, 1994:

                                               Gross Unrealized
                            Amortized    -------------------------      Market
                              Cost          Gains         Losses        Value
                           -----------   -----------   -----------   -----------
    Obligations of state
      and political
      subdivisions         $18,863,734   $   284,957   $   592,493   $18,556,198
                           ===========   ===========   ===========   ===========





                                                                     (Continued)

                       FIRST CORINTH CORP. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


Note 2:  (Continued)


         The amortized cost and market value (book value of securities available for sale at December 31, 1995, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay certain obligations with, or without, call of prepayment penalties.

                                  Amortized     Market
                                    Cost         Value
                                -----------   -----------
  One year or less              $15,714,926   $15,777,356
  Over one through five years    31,580,763    32,050,992
  Over five through ten years     9,050,088     9,255,706
  After ten years                 1,371,569     1,346,119
                                -----------   -----------

                                $57,717,346   $58,430,173
                                ===========   ===========


         The following is a summary of the amortized cost and market value of investments which were pledged to secure public deposits and for other purposes required or permitted by law.

                            Available for Sale         Investment Securities
                        -------------------------   -------------------------
                         Amortized      Market       Amortized       Market
                            Cost         Value         Cost          Value
                        -----------   -----------   -----------   -----------
    December 31, 1995   $30,763,000   $31,061,000   $      --     $      --
                        ===========   ===========   ===========   ===========


    December 31, 1994   $27,841,000   $26,595,000   $ 9,021,000   $ 8,873,000
                        ===========   ===========   ===========   ===========


         The following is a summary of gains (losses) on sales of investment securities for the year ended December 31, 1993:

      Gross realized gains on investment securities    $  7,502
      Gross realized losses on investment securities    (37,813)
                                                       --------

                                                       $(30,311)
                                                       ========


         In accordance with "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" (the Guide), which was issued in November, 1995, by the Financial Accounting Standards Board, the Bank transferred its remaining portfolio of investments classified as held to maturity to securities available for sale in December, 1995. The amortized cost of these investments was $19,541,137 and the market value was $20,237,065 at the date of the reclassification. The net unrealized gain on these investments was $695,928, which resulted in a net unrealized gain of $429,901, net of applicable income taxes, on a consolidated basis.

                       FIRST CORINTH CORP. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


Note 3:  Loans

         The Bank grants commercial, consumer and residential loans to borrowers primarily in the Bank's market area in and around Alcorn County, Mississippi. A summary of loans included in the consolidated balance sheets follows:

                                               1995           1994
                                            -----------   -----------
        Residential real estate loans       $24,308,311   $20,595,277
        Non-residential real estate loans     7,794,646     6,820,029
        Commercial and other loans           13,476,952    10,835,057
        Consumer                             19,001,134    16,259,196
                                            -----------   -----------

                                            $64,581,043   $54,509,559
                                            ===========   ===========


Note 4:  Reserve for Possible Loan Losses

        Transactions in the reserve for possible loan losses are summarized as follows:

                                               1995         1994         1993
                                             ---------    ---------    ---------
        Balance at beginning of year         $ 703,118    $ 644,372    $ 524,522

        Loans charged-off                     (442,486)     (98,450)    (114,480)
        Recoveries of loans previously
           charged-off                          51,199       37,196       54,330
                                             ---------    ---------    ---------
        Net loans charged-off                 (391,287)     (61,254)     (60,150)
                                             ---------    ---------    ---------

        Provision for possible loan losses     380,000      120,000      180,000
                                             ---------    ---------    ---------

        Balance at end of year               $ 691,831    $ 703,118    $ 644,372
                                             =========    =========    =========


Note 5:  Bank Premises and Equipment

         A summary of bank premises and equipment follows:

                                             1995         1994
                                          ----------   ----------
      Land                                $  135,000   $  135,000
      Buildings                            1,610,683    1,570,683
      Furniture, fixtures and equipment    1,551,753    1,489,456
                                          ----------   ----------
                                           3,297,436    3,195,139
      Less accumulated depreciation
        and amortization                   1,966,196    1,820,196
                                          ----------   ----------

                                          $1,331,240   $1,374,943
                                          ==========   ==========


        Depreciation expense for bank premises and equipment amounted to $146,000 in 1995, $135,000 in 1994 and $141,000 in 1993.

                       FIRST CORINTH CORP. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


Note 6:  Deposits

         The following is a summary of deposits at December 31, 1995 and 1994:


                                                         1995           1994
                                                     ------------   ------------
         Non interest bearing                        $ 14,384,675   $ 14,889,222

         Interest bearing:
           Money market accounts                        5,941,997      6,125,073
           NOW accounts                                24,510,808     28,801,156
           Savings accounts                             9,342,643     10,933,275
           Time deposits of $100,000 or more           11,223,437     10,425,717
           Other time deposits                         44,314,373     42,297,348
                                                     ------------   ------------

           Total interest bearing                      95,333,258     98,582,569
                                                     ------------   ------------

           Total deposits                            $109,717,933   $113,471,791
                                                     ============   ============


Note 7:  Advances From Federal Home Loan Bank

         The following is a summary of advances to the Bank from the Federal Home Loan Bank of Dallas at December 31, 1995 and 1994:

                                                     1995          1994
                                                 ------------   ------------
         Advances under a $5,000,000 guaranteed
         rate commitment with a final
         maturity of August 25, 2005;
         interest is payable monthly at the
         "1 month LIBOR FLAT" rate and is
         reset on the 25th of each calendar
         month; principal prepayments are
         allowed at the reset date each
         month; the interest rate was 5.75%
         at December 31, 1995                     $3,785,000   $3,785,000

         $800,000 advance dated November 22,
         1993, bearing interest at 5.6%;
         principal and interest are payable
         monthly in installments of
         approximately $8,700, with a final
         principal payment of $203,354 due
         on December 1, 2001                         673,626      738,578





                                                                     (Continued)

                       FIRST CORINTH CORP. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


Note 7:  (Continued)

                                                  1995          1994
                                               ----------   ----------
         $375,000 advance dated November 23,
         1993, bearing interest at 6.17%;
         principal and interest are payable
         monthly in installments of
         approximately $3,200, with a final
         principal payment of $167,135 due
         on December 1, 2003                      342,626      359,310
                                               ----------   ----------

                                               $4,801,252   $4,882,888
                                               ==========   ==========

         The advances are secured by first mortgage loans and Federal Home Loan Bank stock under a Collateral Pledge and Security Agreement dated July 20, 1993:

         Required principal payments on these advances are as follows:

                1996                    $   86,428
                1997                        91,501
                1998                        96,873
                1999                       102,559
                2000                       108,580
          After 2000                     4,315,311
                                        ----------

                                        $4,801,252
                                        ==========



Note 8:  Long-term Debt

         Long-term debt is payable to First Tennessee Bank, N.A. The loan is collateralized by the Corporation's ownership of stock of the Bank. Interest on the debt is payable semi-annually at the lesser of First Tennessee's "maximum rate" and "base rate".

         As of December 31, 1995, required principal payments on this debt are as follows:

                           February 1, 1997                    $400,000
                                       1998                     350,000
                                                               --------

                                                               $750,000
                                                               ========





                                                                     (Continued)

                       FIRST CORINTH CORP. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


Note 8:  (Continued)

         There are various debt covenants relating to this loan which require the Corporation and the Bank to maintain certain capital to asset and debt to equity ratios. In addition, the Corporation and Bank must obtain the lender's approval for certain activities, including major asset acquisitions, merger or acquisition activity, stock redemptions and dividend payments by the Corporation. At December 31, 1995, the Corporation and the Bank were in compliance with all material debt covenants.


Note 9:  Employee Benefit Plans

         The Bank has an employee benefit plan which is a 401(k) Profit Sharing Plan and Trust. Full-time employees and part-time employees with 1,000 or more hours of service per year become eligible for participation in the plan after one year of service. Employees may contribute up to 6% of their gross compensation, and the Bank matches from 25% to 100% of employee contributions based on an employee's length of service.

         Total expense under this employee benefit plan was $38,607 in 1995, $37,331 in 1994 and $33,472 in 1993.

         On March 21, 1995, the Corporation's Board of Directors adopted a non-qualified option plan which authorized the Corporation to grant key employees and directors options to purchase up to a combined total of 1,000 shares of the Corporation's common stock. Each option price is to be determined by the Board of Directors.

         On March 21, 1995, the Corporation entered into a non-qualified stock option agreement with an officer of the Corporation. The agreement, which is effective for a five year period, grants the officer the option to purchase up to 1,000 shares of the Corporation's common stock at a price of $125.00 per share. The shares can be purchased in five annual installments of 200 shares each, commencing on September 21, 1995. Such shares can be purchased at any anniversary date or any time thereafter until the expiration of the agreement. The option also specifies a cash bonus on each date the option is exercised, based on a preestablished formula. Since the Corporation's common stock is not actively traded and since limited stock sales in recent periods indicated that the "fair market value" of the Corporation's common stock was not in excess of the option price as of the date of the option agreement, the Corporation did not recognize any expense in 1995 related to this agreement.

         On September 21, 1995, the officer purchased 200 shares of the Corporation's common stock under this agreement. No cash bonus was due to the officer under the terms of the agreement as related to purchase of these shares.

                       FIRST CORINTH CORP. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


Note 10:  Income Taxes

         The components of income tax expense (benefit) are as follows:

                                     Federal       State        Total
                                    ---------    ---------    ---------
                   1995:
                        Current     $ 575,800    $  71,786    $ 647,586
                        Deferred       12,000       (8,000)       4,000
                                    ---------    ---------    ---------

                                    $ 587,800    $  63,786    $ 651,586
                                    =========    =========    =========

                   1994:
                        Current     $ 688,955    $    --      $ 688,955
                        Deferred      (25,000)        --        (25,000)
                                    ---------    ---------    ---------

                                    $ 663,955    $    --      $ 663,955
                                    =========    =========    =========

                   1993:
                        Current     $ 693,000    $    --      $ 693,000
                        Deferred      (43,000)        --        (43,000)
                                    ---------    ---------    ---------

                                    $ 650,000    $    --      $ 650,000
                                    =========    =========    =========


         The differences between actual income tax expense and expected income tax expense are summarized as follows:

                                                  1995        1994          1993
                                               ---------    ---------    ---------
                Amount computed using the
                  statutory rates on income
                  before income taxes and
                  minority interest in net
                  income of subsidiary         $ 914,700    $ 954,500    $ 924,200
                Increase (decrease)
                  resulting from:
                  Tax exempt income, net of
                    disallowed interest
                    deduction                   (350,800)    (338,800)    (311,000)
                  Amortization of goodwill        31,700       31,700       31,700
                  State income tax, net of
                    Federal benefit               42,086         --           --
                  Expense as a result of
                    Internal Revenue Service
                      examination                   --         10,900         --
                  Other, net                      13,900        5,655        5,100
                                               ---------    ---------    ---------

                                               $ 651,586    $ 663,955    $ 650,000
                                               =========    =========    =========





                                                                     (Continued)

                       FIRST CORINTH CORP. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


Note 10:  (Continued)

         Components of deferred income tax expense (benefit) are as follows:


                                                  1995        1994         1993
                                                --------    --------    --------
                   Provision for possible       $  2,700    $(20,000)   $(40,700)
                     loan losses
                   Depreciation                   (5,200)     (1,000)     (4,000)
                   Fee income                      5,700     (13,500)       --
                   Federal Home Loan Bank
                     stock dividends              10,200      10,000        --
                   Tax effect on state net
                     operating loss carry
                     forward for financial
                     statement purposes          (10,000)       --          --
                   Other, net                        600        (500)      1,700
                                                --------    --------    --------

                                                $  4,000    $(25,000)   $(43,000)
                                                ========    ========    ========


         The components of the Corporation's consolidated net deferred tax asset (liability), at December 31, 1995 and 1994 consist of the following:

                                                           1995          1994
                                                         ---------    ---------
                Reserve for possible loan losses         $ 144,900    $ 136,600
                Depreciation                               (28,200)     (33,200)
                Fee income                                   5,900       13,500
                Federal Home Loan Bank stock dividends     (26,600)     (10,000)
                Valuation allowance for securities
                  available for sale                      (265,884)     809,143
                Other                                       (3,000)      (9,900)
                                                         ---------    ---------

                                                         $(172,884)   $ 906,143
                                                         =========    =========


         Other assets include income taxes receivable of approximately $44,000 at December 31, 1995 and $54,000 at December 31, 1994.

                       FIRST CORINTH CORP. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


Note 11:  Related Parties

         In the ordinary course of business, the Bank makes loans to its executive officers and directors of the Corporation and the Bank and to companies in which these officers and directors are principal owners. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. An analysis of changes in these loans follows:

                   Balance at December 31, 1994   $ 2,193,256
                   New loans                          991,433
                   Repayments                        (391,301)
                                                  -----------

                   Balance at December 31, 1995   $ 2,793,388
                                                  ===========


Note 12:  Commitments and Contingencies

         The consolidated financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. The Bank makes commitments to extend credit and issues standby and commercial letters of credit in the normal course of business to fulfill the financing needs of its customers.

         Commitments to extend credit are agreements to lend money to customers pursuant to certain specified conditions and generally have fixed expiration dates or other termination clauses. Since many of these commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. When making these commitments, the Bank applies the same credit policies and standards as it does in the normal lending process. Collateral is obtained based upon the Bank's assessment of a customer's credit worthiness.

         Standby and commercial letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. When issuing letters of credit, the Bank applies the same credit policies and standards as it does in the normal lending process. Collateral is obtained based upon the Bank's assessment of a customer's credit worthiness.

         The Bank's maximum credit exposure in the event of nonperformance for loan commitments and standby and commercial letters of credit is represented by the contract amount of the instruments.

         A summary of the Bank's commitments and contingent liabilities at December 31, 1995, is as follows:

         Commitments to extend credit               $ 2,727,480
         Letters of credit                              196,267
                                                    ===========

                       FIRST CORINTH CORP. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


Note 13:  Regulatory Matters

         Federal banking regulations require that the Bank maintain certain cash reserves based on a percentage of deposits. This requirement was approximately $967,000 at December 31, 1995.

         The ability of the Corporation to service its debt and pay dividends to its stockholders is primarily dependent upon future income tax benefits and dividends to be paid to the Corporation by the Bank. As a national bank, the Bank must receive the approval of the Comptroller of the Currency if the total of all dividends declared in any calendar year exceeds the total net profits for that year combined with the Bank's retained net profits of the two preceding years.
         The Bank is also required to maintain minimum amounts of capital to total "risk weighted" assets, as defined and determined by banking regulators in order to pay dividends. The Bank's regulatory capital was in excess of minimum capital levels required by regulatory authorities at December 31, 1995.

Note 14:  Fair Value of Financial Instruments

         Statement of Financial Accounting Standards No. 107 (SFAS 107), "Disclosures about Fair Value of Financial Instruments", requires that a company disclose estimated fair value for its financial instruments. However, such disclosures may be deemed not to be practicable for certain classes of financial instruments. A summary of financial instruments and related disclosures follows:

         Cash and due from banks and interest bearing deposits with banks - The net book value of these financial instruments approximates fair value due to the immediate availability or short maturity of these investments.

         Investments - Fair value of these financial instruments is considered to be their market value as disclosed in Note 2.

         Loans - The Bank's loan portfolio represents a group of non-homogeneous instruments which include different types of borrowers, collateral requirements, credit risks, maturity dates, payment terms, interest rates and frequency of repricing of interest rates. Due to the effort and difficulty in implementing a valuation model necessary to estimate the fair value of loans, the Bank does not consider this disclosure to be practicable for loans. However, in the opinion of management, the estimated fair value of loans would not be materially different from the net recorded book value.





                                                                     (Continued)

                       FIRST CORINTH CORP. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


Note 14:  (Continued)

         The following is a summary of pertinent information related to loans, net of unearned income:

                                                                    Effective
                                                       Balance        yield
                                                     -----------     -------
                   Variable rate loans               $ 7,094,703      9.16%
                   Fixed rate loans (by maturity):
                      0 - 3 months                     8,616,842      9.47
                      4 - 12 months                   12,420,207      9.04
                      1 - 3 years                     19,290,170      9.66
                      4 - 5 years                     10,646,713      9.81
                      After 5 years                    6,187,401      9.03


         Deposits - Under SFAS 107, the fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings accounts, NOW accounts and money market demand accounts, is equal to the amount payable on demand at December 31, 1995, as represented by the book value of these deposits. The fair value of certificates of deposit is based on the discounted value of contractual cash flows, using current rates for discounting purposes. Due to the effort and difficulty in implementing a valuation model necessary to estimate the fair value of certificates of deposit, the Bank does not consider this disclosure to be practicable. However, in the opinion of management, the estimated fair value of certificates of deposit would not be materially different from the book value of these deposits.

         The total balances of non-interest bearing demand, money market, NOW and savings accounts are disclosed in Note 6. The following is a summary of pertinent information related to certificates of deposit:

                                                    Effective
                     Maturity         Amount          rate
                   -------------   -----------      ---------
                   0 - 3 months    $15,381,803      5.05%
                   4 - 12 months    24,298,261      5.13
                   1 - 3 years      11,198,736      5.53
                   4 - 5 years       4,641,225      5.97
                   After 5 years        17,785      5.60


         Federal funds purchased, advances from Federal Home Loan Bank, and long-term debt - The net book value of these financial instruments approximates fair value due to variable rate pricing of the majority of these borrowings or due to current rates for fixed rate borrowings.





                                                                     (Continued)

                       FIRST CORINTH CORP. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


Note 14:  (Continued)

         Commitments to extend credit - As disclosed in Note 12, the Bank has certain commitments to extend credit at December 31, 1995. Due to the similar factors related to estimating the fair value of loans, the Bank does not consider the disclosure to be practicable for these items. However, due to the pricing, terms and conditions for the outstanding commitments to extend credit, in the opinion of management, the estimated fair value of commitments to extend credit is not materially different from the stated amounts as disclosed in Note 12.


Note 15:  Summarized Financial Information of First Corinth Corp.

         Summarized financial information of First Corinth Corp. (parent company only) is as follows:

                                 BALANCE SHEETS

             Assets                                 1995          1994
                                                 -----------   -----------
          Cash                                   $ 1,199,013   $ 1,065,001
          Investment in subsidiary                15,377,693    12,973,851
          Other assets                                84,486        43,085
                                                 -----------   -----------

                                                 $16,661,192   $14,081,937
                                                 ===========   ===========

          Liabilities and Stockholders' Equity

          Accrued interest payable               $    59,156   $    71,571
          Dividends payable                          896,000       777,000
          Long-term debt                             750,000     1,500,000
          Stockholders' equity                    14,956,036    11,733,366
                                                 -----------   -----------

                                                 $16,661,192   $14,081,937
                                                 ===========   ===========


                              STATEMENTS OF INCOME

                                          1995         1994         1993
                                       ----------   ----------   ----------
          Income:
            Dividends declared by
              subsidiary               $1,679,812   $1,408,875   $1,408,875
            Equity in undistributed
              earnings of subsidiary      509,157      879,146      836,015
            Other income                   10,645       13,526       13,311
                                       ----------   ----------   ----------
                    Total income        2,199,614    2,301,547    2,258,201
                                       ----------   ----------   ----------





                                                                     (Continued)

                       FIRST CORINTH CORP. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


Note 15:  (Continued)

                     STATEMENTS OF INCOME - (CONTINUED)

                                   1995          1994         1993
                                 ----------   ----------   ----------
Expenses:
  Interest expense               $  130,315   $  141,596   $  160,964
  Amortization of goodwill           93,141       93,141       93,141
  Other expenses                     17,314        2,807       33,489
                                 ----------   ----------   ----------
          Total expenses            240,770      237,544      287,594
                                 ----------   ----------   ----------

          Income before income
            taxes                 1,958,844    2,064,003    1,970,607
Income tax benefit                   47,000       45,000       64,000
                                 ----------   ----------   ----------

          Net income             $2,005,844   $2,109,003   $2,034,607
                                 ==========   ==========   ==========


                            STATEMENTS OF CASH FLOWS

                                      1995           1994           1993
                                   -----------    -----------    -----------
Cash flows from operating
  activities:
  Net income                       $ 2,005,844    $ 2,109,003    $ 2,034,607
  Adjustments to reconcile net
    income to cash flows from
    operating activities:
    Equity in undistributed
      earnings of subsidiary          (509,157)      (879,146)      (836,015)
    Amortization of goodwill            93,141         93,141         93,141
    Increase in cash value of
      life insurance                    (3,401)        (8,488)        (8,477)
    Decrease in income tax
      benefit receivable from
      subsidiary                         2,000          3,000           --
    Decrease in accrued interest
      payable                          (12,415)        (1,543)       (16,916)
                                   -----------    -----------    -----------
          Net cash provided by
            operating activities     1,576,012      1,315,967      1,266,340
                                   -----------    -----------    -----------

Cash flows from investing
  activities - additions to bank
  premises and equipment               (40,000)          --             --
                                   -----------    -----------    -----------





                                                                     (Continued)

                       FIRST CORINTH CORP. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


Note 15:  (Continued)

                     STATEMENTS OF CASH FLOWS - (CONTINUED)

                                     1995            1994           1993
                                  -----------    -----------    -----------
Cash flows from financing
  activities:
  Repayments of long-term debt    $  (750,000)   $  (500,000)   $  (700,000)
  Sale of common stock                125,000         53,825         47,620
  Increase in dividends payable       119,000        114,000        663,000
  Cash dividends declared            (896,000)      (777,000)      (663,000)
                                  -----------    -----------    -----------
        Net cash used in
           financing activities    (1,402,000)    (1,109,175)      (652,380)
                                  -----------    -----------    -----------

        Net increase in cash          134,012        206,792        613,960

Cash at January 1                   1,065,001        858,209        244,249
                                  -----------    -----------    -----------

Cash at December 31               $ 1,199,013    $ 1,065,001    $   858,209
                                  ===========    ===========    ===========

                       FIRST CORINTH CORP. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                          (Unaudited)
                                          September 30,    December 31,
                Assets                        1996            1995 (1)
                                          -------------    -------------
Cash and due from banks                   $   5,616,011    $   3,858,598
Interest bearing bank balances                  100,000          100,000
Federal funds sold                            2,550,000             --
Securities available for sale                58,995,571       58,430,173
Federal Reserve Bank and Federal Home
  Loan Bank stock                               936,900          916,700

Loans                                        65,907,108       64,581,043
  Unearned income                              (345,331)        (325,007)
  Reserve for possible loan losses             (790,544)        (691,831)
                                          -------------    -------------
          Net loans                          64,771,233       63,564,205
                                          -------------    -------------

Bank premises and equipment                   1,613,392        1,331,240
Accrued interest receivable                   1,594,403        1,497,812
Goodwill                                      2,699,090        2,768,946
Other assets                                    193,848          149,887
                                          -------------    -------------

                                          $ 139,070,448    $ 132,617,561
                                          =============    =============


   Liabilities and Stockholders' Equity

Liabilities:
  Deposits                                $ 114,919,736    $ 109,717,933
  U. S. Treasury demand note                  1,284,071          392,929
  Advances from Federal Home
    Loan Bank                                 4,736,895        4,801,252
  Long-term debt                                750,000          750,000
  Accrued interest payable                      578,690          512,977
  Other liabilities                             237,088        1,297,405
                                          -------------    -------------
          Total liabilities                 122,506,480      117,472,496
                                          -------------    -------------

Minority interest in subsidiary                 211,658          189,029

Stockholders' equity:
  Common stock of $5 par value
     Authorized 200,000 shares;
     issued and outstanding
     112,000 shares                             560,000          560,000
  Additional paid-in capital                  2,883,945        2,883,945
  Retained earnings                          12,783,194       11,071,751
  Net unrealized gain on
     securities available for sale,
     net of income taxes                        125,171          440,340
                                          -------------    -------------
          Total stockholders' equity         16,352,310       14,956,036
                                          -------------    -------------

                                          $ 139,070,448    $ 132,617,561
                                          =============    =============



The accompanying notes are an integral part of these financial statements.

(1)  Derived from audited financial statements.

                       FIRST CORINTH CORP. AND SUBSIDIARY

                       Consolidated Statements of Income
                 Nine Months Ended September 30, 1996 and 1995
                                  (Unaudited)

                                             1996         1995
                                          ----------   ----------
Interest income:
  Interest and fees on loans              $4,678,007   $4,143,571
  Taxable investments                      1,731,039    2,084,095
  Tax exempt investments                     857,195      830,922
  Federal funds sold                         134,193       78,581
  Other                                       30,936       31,561
                                          ----------   ----------
          Total interest income            7,431,370    7,168,730
                                          ----------   ----------

Interest expense:
  Time deposits of $100,000 or more          493,272      228,068
  Other deposits                           2,673,085    2,697,511
  Long-term debt                              46,608       99,452
  Other interest expense                     237,742      232,457
                                          ----------   ----------
          Total interest expense           3,450,707    3,257,488
                                          ----------   ----------

          Net interest income              3,980,663    3,911,242

Provision for possible loan losses           135,000      120,000
                                          ----------   ----------

          Net interest income after
                 provision for possible
                 loan losses               3,845,663    3,791,242
                                          ----------   ----------

Other operating income:
  Service charges on deposit
     accounts                                462,401      431,966
  Insurance commissions                       29,449       45,565
  Other income                                84,795       71,694
                                          ----------   ----------
          Total other
             operating income                576,645      549,225
                                          ----------   ----------

Other operating expenses:
  Salaries and employee benefits           1,101,060    1,051,501
  Net occupancy expenses                     152,323      133,704
  Equipment and data processing
     expenses                                202,557      159,280
  Regulatory insurance and
     assessments                              35,293      156,829
  Other expenses                             606,517      596,428
                                          ----------   ----------
          Total other operating
             expenses                      2,097,750    2,097,742
                                          ----------   ----------

          Income before income taxes
            and minority interest          2,324,558    2,242,725

Income taxes                                 585,789      572,683
Minority interest in net income
  of subsidiary                               27,326       26,704
                                          ----------   ----------

          Net income                      $1,711,443   $1,643,338
                                          ==========   ==========


Earnings per share                        $    15.28   $    14.77
                                          ==========   ==========

The accompanying notes are an integral part of these financial statements.

                       FIRST CORINTH CORP. AND SUBSIDIARY

                     Consolidated Statements of Cash Flows
                 Nine Months Ended September 30, 1996 and 1995
                                  (Unaudited)

                                           1996             1995
                                        ------------    ------------
Cash flows from operating activities:
  Net income                            $  1,711,443    $  1,643,338
  Adjustments to reconcile net
   income to net cash provided by
   operating activities:
  Depreciation and amortization              154,800         117,000
  Provision for possible loan losses         135,000         120,000
  Increase in accrued interest
   receivable                                (96,591)        (76,630)
  Increase (decrease) in:
  Accrued interest payable                    65,713          68,285
  Current income taxes                       150,994          82,039
  Accrued compensation                       (95,010)       (165,189)
  Other, net                                   8,953          61,355
                                        ------------    ------------
    Net cash provided by
       operating activities                2,035,302       1,850,198
                                        ------------    ------------

Cash flows from investing activities:
  Purchases of securities
   available for sale                    (10,373,769)           --
  Maturities of securities
  Available for sale                       9,312,472      10,388,499
  Purchases of investment securities            --          (762,639)
  Maturities of investment securities           --           189,724
  Net (increase) decrease in:
   Federal funds sold                     (2,550,000)        950,000
   Loans                                  (1,342,028)     (6,900,888)
   Federal Home Loan Bank stock              (20,200)        (45,592)
  Additions to bank premises and
   equipment                                (436,952)        (98,375)
                                        ------------    ------------
    Net cash provided by (used in)
       investing activities               (5,410,477)      3,720,729
                                        ------------    ------------

Cash flows from financing activities:
  Increase (decrease) in:
    Non-interest bearing deposits          2,714,466        (704,437)
    Money market, NOW and savings
       accounts                           (1,589,687)     (8,292,343)
    Time deposits                          4,077,024       3,136,775
    U. S. Treasury demand note               891,142         735,327
    Advances from Federal Home
       Loan Bank                             (64,357)        (60,789)
    Dividends payable                       (896,000)       (777,000)
  Sale of common stock                          --           125,000
                                        ------------    ------------
    Net cash provided by (used
       in) financing activities            5,132,588      (5,837,467)
                                        ------------    ------------

    Net increase (decrease) in
       cash and due from banks             1,757,413        (266,540)

Cash and due from banks January 1          3,858,598       5,064,491
                                        ------------    ------------

Cash and due from banks September 30    $  5,616,011    $  4,797,951
                                        ============    ============

The accompanying notes are an integral part of these financial statements.

                       FIRST CORINTH CORP. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements
                                  (Unaudited)


Note 1:  Summary of Significant Accounting Policies

         The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for interim periods are not necessarily indicative of the results that may be expected for the entire year. For further information refer to the annual audited consolidated financial statements and notes thereto included elsewhere herein.

         The Corporation's banking subsidiary has an incentive bonus plan for certain officers. Under this plan, an incentive bonus is paid if income exceeds a specified base level. The amount of this bonus, if any, is dependent on earnings and is subject to the approval of the subsidiary's board of directors at its December board meeting. No accrual has been made related to this incentive bonus in the interim financial statements for 1996 and 1995. This incentive bonus amounted to $150,000 in 1995 and was charged to expense in December, 1995.


Note 2:  Earnings Per Share

         Earnings per share calculations are based on the weighted average number of shares outstanding during the period. The following is a presentation of weighted average shares outstanding.

                                                  1996             1995
                                                  ----             ----
         Nine months ended September 30          112,000          111,265

                      NATIONAL BANK OF COMMERCE OF CORINTH


                                    CONTENTS



                                                                            Page
                                                                            ----
Report of Independent Certified Public Accountants  . . . . . . . . . . . .  94

Balance Sheets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  95

Statements of Income  . . . . . . . . . . . . . . . . . . . . . . . . . . .  96

Statements of Stockholders' Equity  . . . . . . . . . . . . . . . . . . . .  97

Statements of Cash Flows  . . . . . . . . . . . . . . . . . . . . . . . . .  98

Notes to Financial Statements . . . . . . . . . . . . . . . . . . . . . .   100

              Report of Independent Certified Public Accountants




Board of Directors
National Bank of Commerce of Corinth
Corinth, Mississippi


We have audited the accompanying balance sheets of National Bank of Commerce of Corinth as of December 31, 1995 and 1994, and the related statements of income, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1995. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of National Bank of Commerce of Corinth as of December 31, 1995 and 1994, the results of its operations and its cash flows for each of the years in the three year period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the Bank changed its method of accounting for investment securities in 1994, to adopt the provisions of Statement of Financial Accounting Standards No. 115, "Accounting For Certain Investments in Debt and Equity Securities."



/s/ Shearer, Taylor & Co. P.A.



Jackson, Mississippi
January 12, 1996

                    NATIONAL BANK OF COMMERCE OF CORINTH

                                 Balance Sheets
                           December 31, 1995 and 1994


            Assets                                1995             1994
                                              -------------    -------------
Cash and due from banks                       $   3,858,598    $   5,064,491
Interest bearing bank balances                      100,000          100,000
Federal funds sold                                     --            950,000
Securities available for sale                    58,430,173       48,053,527
Investment securities, market value of
  $18,556,198 in 1994                                  --         18,863,734
Federal Reserve Bank and Federal Home
  Loan Bank stock                                   916,700          874,300

Loans                                            64,581,043       54,509,559
  Unearned income                                  (325,007)        (277,099)
  Reserve for possible loan losses                 (691,831)        (703,118)
                                              -------------    -------------
          Net loans                              63,564,205       53,529,342
                                              -------------    -------------

Bank premises and equipment                       1,291,240        1,374,943
Accrued interest receivable                       1,497,812        1,389,911
Deferred income taxes                                  --            906,143
Other assets                                        105,401           89,743
                                              -------------    -------------

                                              $ 129,764,129    $ 131,196,134
                                              =============    =============


    Liabilities and Stockholders' Equity

Liabilities:
  Deposits                                    $ 110,916,946    $ 114,536,792
  U. S. Treasury demand note                        392,929          823,020
  Advances from Federal Home Loan Bank            4,801,252        4,882,888
  Accrued interest payable                          453,821          392,059
  Deferred income taxes                             172,884             --
  Other liabilities                                 228,521          298,026
                                              -------------    -------------
          Total liabilities                     116,966,353      120,932,785
                                              -------------    -------------

Stockholders' equity:
  Common stock of $5 par value
    Authorized and issued 110,000 shares            550,000          550,000
  Surplus                                         7,200,000        7,200,000
  Undivided profits                               4,600,833        4,084,038
  Net unrealized gain (loss) on securities
    available for sale, net of income taxes         446,943       (1,570,689)
                                              -------------    -------------
          Total stockholders' equity             12,797,776       10,263,349
                                              -------------    -------------

                                              $ 129,764,129    $ 131,196,134
                                              =============    =============





The accompanying notes are an integral part of these financial statements.

                      NATIONAL BANK OF COMMERCE OF CORINTH

                              Statements of Income
                  Years Ended December 31, 1995, 1994 and 1993


                                              1995          1994          1993
                                           -----------   -----------   -----------
Interest income:
  Interest and fees on loans               $ 5,680,817   $ 4,574,148   $ 4,325,321
  Taxable investments                        2,712,854     3,303,523     3,204,748
  Tax exempt investments                     1,112,774     1,044,059       944,792
  Federal funds sold                            80,544       118,270        77,102
  Other                                         61,529        46,905        32,180
                                           -----------   -----------   -----------
          Total interest income              9,648,518     9,086,905     8,584,143
                                           -----------   -----------   -----------

Interest expense:
  Time deposits of $100,000 or more            378,794       280,436       323,462
  Other deposits                             3,577,887     3,197,658     2,982,256
  Other interest expense                       324,881       264,789        76,483
                                           -----------   -----------   -----------
          Total interest expense             4,281,562     3,742,883     3,382,201
                                           -----------   -----------   -----------

          Net interest income                5,366,956     5,344,022     5,201,942

Provision for possible loan losses             380,000       120,000       180,000
                                           -----------   -----------   -----------

          Net interest income after
            provision for possible loan
            losses                           4,986,956     5,224,022     5,021,942
                                           -----------   -----------   -----------

Other operating income:
  Service charges on deposit accounts          572,663       519,523       509,019
  Insurance commissions                         56,365        77,017        94,869
  Loss on sale of investment securities           --            --         (30,311)
  Other income                                 117,952        79,056        75,302
                                           -----------   -----------   -----------
          Total other operating income         746,980       675,596       648,879
                                           -----------   -----------   -----------

Other operating expenses:
  Salaries and employee benefits             1,537,791     1,551,120     1,490,494
  Occupancy expenses                           181,112       178,898       160,137
  Equipment and data processing expenses       230,247       214,084       225,553
  Regulatory insurance and assessments         179,583       309,347       267,794
  Supplies                                     108,462        85,774        87,934
  Other expenses                               576,360       529,111       446,402
                                           -----------   -----------   -----------
          Total other operating expenses     2,813,555     2,868,334     2,678,314
                                           -----------   -----------   -----------

          Income before income taxes         2,920,381     3,031,284     2,992,507
Income taxes                                   698,586       708,955       714,000
                                           -----------   -----------   -----------

          Net income                       $ 2,221,795   $ 2,322,329   $ 2,278,507
                                           ===========   ===========   ===========


Earnings per share                         $     20.20   $     21.11   $     20.71
                                           ===========   ===========   ===========





The accompanying notes are an integral part of these financial statements.

                      NATIONAL BANK OF COMMERCE OF CORINTH

                       Statements of Stockholders' Equity
                  Years Ended December 31, 1995, 1994 and 1993


                              Common                      Undivided       Unrealized
                               Stock        Surplus        Profits        Gain (Loss)      Total
                           ------------   ------------   ------------    ------------    ------------
January 1, 1993            $    550,000   $  7,200,000   $  2,343,202    $       --      $ 10,093,202

Net income                         --             --        2,278,507            --         2,278,507

Cash dividends
  declared ($13.00
  per share)                       --             --       (1,430,000)           --        (1,430,000)
                           ------------   ------------   ------------    ------------    ------------

December 31, 1993               550,000      7,200,000      3,191,709            --        10,941,709
                           ------------   ------------   ------------    ------------    ------------

Net adjustment to
  beginning balance
  for change in
  accounting method                --             --             --           510,974         510,974

Net income                         --             --        2,322,329            --         2,322,329

Cash dividends declared
  ($13.00 per share)               --             --       (1,430,000)           --        (1,430,000)

Net change in unrealized
  gain (loss)                      --             --             --        (2,081,663)     (2,081,663)
                           ------------   ------------   ------------    ------------    ------------

December 31, 1994               550,000      7,200,000      4,084,038      (1,570,689)     10,263,349
                           ------------   ------------   ------------    ------------    ------------

Net income                         --             --        2,221,795            --         2,221,795

Cash dividends declared
  ($15.50 per share)               --             --       (1,705,000)           --        (1,705,000)

Net unrealized gain
  on investments
  reclassified as
  securities available
  for sale                         --             --             --           436,341         436,341

Net change in unrealized
  gain (loss)                      --             --             --         1,581,291       1,581,291
                           ------------   ------------   ------------    ------------    ------------

December 31, 1995          $    550,000   $  7,200,000   $  4,600,833    $    446,943    $ 12,797,776
                           ============   ============   ============    ============    ============





The accompanying notes are an integral part of these financial statements.

                    NATIONAL BANK OF COMMERCE OF CORINTH

                          Statements of Cash Flows
                Years Ended December 31, 1995, 1994 and 1993


                                                 1995            1994             1993
                                             ------------    ------------    ------------
Cash flows from operating activities:
  Net income                                 $  2,221,795    $  2,322,329    $  2,278,507
  Adjustments to reconcile net income to
    net cash provided by operating
    activities:
    Depreciation                                  146,000         135,000         141,464
    Provision for possible loan losses            380,000         120,000         180,000
    Loss on sale of investment securities            --              --            30,311
    Deferred income taxes                           4,000         (25,000)        (43,000)
    (Increase) decrease in accrued
      interest receivable                        (107,901)       (103,702)        155,075
    Increase (decrease) in:
      Accrued interest payable                     61,762         100,504         (44,765)
      Current income taxes                          7,942         (23,914)       (442,946)
      Accrued compensation                        (68,000)        103,000         (35,000)
    Other, net                                    (10,442)         31,759         (52,676)
                                             ------------    ------------    ------------

          Net cash provided by operating
            activities                          2,635,156       2,659,976       2,166,970
                                             ------------    ------------    ------------

Cash flows from investing activities:
  Purchases of securities available for
    sale                                       (1,388,215)    (12,500,463)           --
  Maturities of securities available for
    sale                                       13,635,510      19,115,018            --
  Purchases of investment securities           (1,087,206)     (3,298,874)    (35,095,417)
  Sales of investment securities                     --              --         3,993,647
  Maturities of investment securities             404,995         743,888      22,081,144
  Net (increase) decrease in:
    Interest bearing bank balances                   --              --            99,500
    Federal funds sold                            950,000         250,000       1,950,000
    Federal Home Loan Bank stock                  (42,400)        (29,400)       (612,400)
    Loans                                     (10,414,863)     (7,483,835)     (1,187,214)
  Additions to bank premises and equipment        (62,297)        (95,034)        (85,952)
                                             ------------    ------------    ------------

          Net cash provided by (used in)
            investing activities                1,995,524      (3,298,700)     (8,856,692)
                                             ------------    ------------    ------------





                                                                     (Continued)

                      NATIONAL BANK OF COMMERCE OF CORINTH

                            Statements of Cash Flows
                  Years Ended December 31, 1995, 1994 and 1993


                                                1995           1994            1993
                                             -----------    -----------    -----------
Cash flows from financing activities:
  Increase (decrease) in:
    Non-interest bearing deposits            $  (504,547)   $ 2,437,926    $   136,080
    Money market, NOW and savings accounts    (5,930,044)        49,725      3,010,606
    Time deposits                              2,814,745      1,040,879     (1,425,761)
    U. S. Treasury demand note                  (430,091)      (645,536)       284,750
    Advances from Federal Home Loan Bank         (81,636)    (1,060,853)     5,943,741
  Cash dividends                              (1,705,000)    (1,430,000)    (1,430,000)
                                             -----------    -----------    -----------

          Net cash provided by (used in)
            financing activities              (5,836,573)       392,141      6,519,416
                                             -----------    -----------    -----------

          Net decrease in cash and due
            from banks                        (1,205,893)      (246,583)      (170,306)

Cash and due from banks at January 1           5,064,491      5,311,074      5,481,380
                                             -----------    -----------    -----------

Cash and due from banks at December 31       $ 3,858,598    $ 5,064,491    $ 5,311,074
                                             ===========    ===========    ===========





The accompanying notes are an integral part of these financial statements.

                      NATIONAL BANK OF COMMERCE OF CORINTH

                         Notes to Financial Statements


Note 1:  Summary of Significant Accounting and Reporting Policies

        The accounting and reporting policies of National Bank of Commerce of Corinth (the Bank) which materially affect the determination of financial position and results of operations conform to generally accepted accounting principles and general practices within the banking industry. A summary of these significant accounting and reporting policies follows.

        Business

        National Bank of Commerce of Corinth is a commercial bank and provides a full range of banking services to individual and corporate customers through its offices in Corinth, Mississippi. The Bank is subject to the regulations of certain Federal agencies and undergoes periodic examinations by one of those regulatory authorities.

Parent Company

        The Bank is a majority owned (98.5%) subsidiary of First Corinth Corp. (the Corporation), a one-bank holding company.

Investments

        In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting For Certain Investments in Debt and Equity Securities." SFAS 115 is effective for fiscal years beginning after December 15, 1993, and requires that debt and equity securities be classified into one of three categories; held to maturity, available for sale, or trading. The Bank adopted SFAS 115 effective January 1, 1994.

        Securities held, which are available to be sold prior to maturity, are classified as securities available for sale. These securities are carried at market value. Unrealized holding gains and losses are reported, net of tax, as a separate component of stockholders' equity. Gains and losses on the sale of securities available for sale are determined using the specific identification method.

        Investment securities (held to maturity) are those securities which the Bank has the ability and intent to hold until maturity. These securities are carried at cost, adjusted for amortization of premiums and accretion of discounts. The Bank had no investments classified as held to maturity at December 31, 1995.





                                                                     (Continued)

                      NATIONAL BANK OF COMMERCE OF CORINTH

                         Notes to Financial Statements


Note 1:  (Continued)

Loans

        Loans are stated at the principal amount outstanding. The Bank recognizes unearned income on installment loans as income over the terms of the loans using a method that approximates the interest method. Interest on all other loans is calculated using the simple interest method on daily balances of the principal amount outstanding. The Bank's policy regarding recognition of loan fee income and origination costs is materially in compliance with Statement of Financial Accounting Standards No. 91, which requires that fees be deferred and that costs be capitalized and amortized over the lives of the respective loans.

        The Bank discontinues the accrual of interest and recognizes income only as received when, in the judgment of management, the collection of interest, but not necessarily principal, is doubtful. The Bank did not have any such loans at December 31, 1995 and 1994.

Reserve for Possible Loan Losses

        The Bank provides for possible loan losses using the reserve method. Accordingly, all loan losses are charged to the reserve for possible loan losses and all recoveries are credited to it. The reserve for possible loan losses is based on the evaluation of the collectibility of loans and past loan loss experience and other factors which, in management's judgment, deserve current recognition in estimating possible loan losses. Such other factors considered by management include changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrower's ability to pay, review of specific problem loans, and the relationship of the reserve for possible loan losses to outstanding loans.

        The Bank did not have any loans, at December 31, 1995, that were considered to be impaired under Statement of Financial Accounting Standards No.
114. As a result, no portion of the Bank's reserve for possible loan losses is related to such loans.

Bank Premises and Equipment

        Bank premises and equipment are stated at cost less accumulated depreciation. Provisions for depreciation are computed principally on the straight-line method and charged to operating expenses over the useful lives of the assets. Costs of major additions and improvements are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.





                                                                     (Continued)

                      NATIONAL BANK OF COMMERCE OF CORINTH

                         Notes to Financial Statements


Note 1:  (Continued)

Income Taxes

        The Corporation and the Bank file consolidated Federal and state income tax returns. In accordance with the liability method specified by Statement of Financial Accounting Standards No. 109, deferred tax assets and liabilities are determined based on the differences between the financial statement basis and income tax basis of assets and liabilities as measured using the enacted rates which are expected to be in effect when these differences reverse. Deferred income tax expense (benefit) is the result of changes in deferred tax assets and liabilities.

Earnings Per Share

        Earnings per share calculations are based on the weighted average number of shares outstanding during the year.

Statements of Cash Flows

        In the accompanying statements of cash flows, the Bank has defined cash equivalents as those amounts included in the balance sheet caption "Cash and Due from Banks". The following supplemental disclosures are made related to the statements of cash flows:

                               1995          1994        1993
                            -----------   ----------  ----------
      Interest paid         $4,219,800   $3,645,379   $3,426,966
      Income tax benefits
        paid to parent
        company                 49,000       48,000       64,000
      Other income tax
        payments               637,644      709,869    1,135,946


Reclassifications

        Certain reclassifications have been made to the 1994 and 1993 financial statements to be consistent with the 1995 presentation.

                      NATIONAL BANK OF COMMERCE OF CORINTH

                         Notes to Financial Statements


Note 2:  Investments

         The following is a summary of the amortized cost and market value (book value) of securities available for sale at December 31, 1995 and 1994:

                                              Gross Unrealized
                             Amortized    ------------------------       Market
                               Cost          Gains         Losses        Value
                            -----------   -----------   -----------   -----------
  December 31, 1995:
    U. S. Treasury          $ 3,440,400   $     9,728   $    14,699   $ 3,435,429
    Obligations of U. S
      Government agencies    11,106,280        37,020        97,073    11,046,227
    Mortgage-backed
      securities             23,288,672       265,526       165,065    23,389,133
    Obligations of state
      and political
      subdivisions           19,631,994       741,252        66,359    20,306,887
    Other securities            250,000         2,497          --         252,497
                            -----------   -----------   -----------   -----------

                            $57,717,346   $ 1,056,023   $   343,196   $58,430,173
                            ===========   ===========   ===========   ===========


  December 31, 1994:
    U. S. Treasury          $ 7,407,174   $      --     $   269,232   $ 7,137,942
    Obligations of U. S
      Government agencies    14,845,507        10,488       629,834    14,226,161
    Mortgage-backed
      securities             27,930,678        45,211     1,539,310    26,436,579
    Other securities            250,000         2,845          --         252,845
                            -----------   -----------   -----------   -----------

                            $50,433,359   $    58,544   $ 2,438,376   $48,053,527
                            ===========   ===========   ===========   ===========


         The following is a summary of the amortized cost (book value) and market value of investment securities at December 31, 1994:

                                              Gross Unrealized
                             Amortized    ------------------------       Market
                               Cost          Gains         Losses        Value
                            -----------   -----------   -----------   -----------
    Obligations of state
      and political
      subdivisions         $18,863,734   $   284,957   $   592,493   $18,556,198
                           ===========   ===========   ===========   ===========





                                                                     (Continued)

                      NATIONAL BANK OF COMMERCE OF CORINTH

                         Notes to Financial Statements


Note 2:  (Continued)

    The amortized cost and market value (book value) of securities available for sale at December 31, 1995, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay certain obligations with, or without, call or prepayment penalties.

                                   Amortized        Market
                                     Cost           Value
                                  -----------   -----------
    One year or less              $15,714,926   $15,777,356
    Over one through five years    31,580,763    32,050,992
    Over five through ten years     9,050,088     9,255,706
    After ten years                 1,371,569     1,346,119
                                  -----------   -----------

                                  $57,717,346   $58,430,173
                                  ===========   ===========


    The following is a summary of the amortized cost and market value of investments which were pledged to secure public deposits and for other purposes required or permitted by law.

                       Available for Sale          Investment Securities
                    -------------------------   -------------------------
                     Amortized       Market      Amortized       Market
                       Cost          Value         Cost           Value
                    -----------   -----------   -----------   -----------
December 31, 1995   $30,763,000   $31,061,000   $      --     $      --
                    ===========   ===========   ===========   ===========


December 31, 1994   $27,841,000   $26,595,000   $ 9,021,000   $ 8,873,000
                    ===========   ===========   ===========   ===========


     The following is a summary of gains (losses) on sales of investment securities for the year ended December 31, 1993:

      Gross realized gains on investment securities    $  7,502
      Gross realized losses on investment securities    (37,813)
                                                       --------

                                                       $(30,311)
                                                       ========


    In accordance with "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" (the Guide), which was issued in November, 1995, by the Financial Accounting Standards Board, the Bank reclassified its remaining portfolio of investments classified as held to maturity as securities available for sale in December, 1995. The amortized cost of these investments was $19,541,137 and the market value was $20,237,065 at the date of the reclassification. The net unrealized gain on these investments was $695,928, which resulted in a net unrealized gain of $436,341, net of applicable income taxes.

                      NATIONAL BANK OF COMMERCE OF CORINTH

                         Notes to Financial Statements


Note 3:  Loans

    The Bank grants commercial, consumer and residential loans to borrowers primarily in the Bank's market area in and around Alcorn County, Mississippi. A summary of loans included in the balance sheets follows:

                                             1995           1994
                                          -----------   -----------
      Residential real estate loans       $24,308,311   $20,595,277
      Non-residential real estate loans     7,794,646     6,820,029
      Commercial and other loans           13,476,952    10,835,057
      Consumer loans                       19,001,134    16,259,196
                                          -----------   -----------

                                          $64,581,043   $54,509,559
                                          ===========   ===========


Note 4:  Reserve for Possible Loan Losses

    Transactions in the reserve for possible loan losses are summarized as follows:

                                    1995         1994         1993
                                  ---------    ---------    ---------
      Balance at beginning
        of year                   $ 703,118    $ 644,372    $ 524,522

      Loans charged-off            (442,486)     (98,450)    (114,480)
      Recoveries of loans
        previously charged off       51,199       37,196       54,330
                                  ---------    ---------    ---------
          Net loans charged-off    (391,287)     (61,254)     (60,150)
                                  ---------    ---------    ---------

      Provision for possible
        loan losses                 380,000      120,000      180,000
                                  ---------    ---------    ---------

      Balance at end of year      $ 691,831    $ 703,118    $ 644,372
                                  =========    =========    =========


Note 5:  Bank Premises and Equipment

    A summary of bank premises and equipment follows:

                                                1995          1994
                                             ----------   ----------
      Land                                   $  135,000   $  135,000
      Buildings                               1,570,683    1,570,683
      Furniture, fixtures and equipment       1,551,753    1,489,456
                                             ----------   ----------
                                              3,257,436    3,195,139

             Less accumulated depreciation    1,966,196    1,820,196
                                             ----------   ----------

                                             $1,291,240   $1,374,943
                                             ==========   ==========





                                                                     (Continued)

                      NATIONAL BANK OF COMMERCE OF CORINTH

                        Notes to Financial Statements


Note 5:  (Continued)

    Depreciation expense for bank premises and equipment amounted to $146,000 in 1995, $135,000 in 1994 and $141,000 in 1993.


Note 6:  Deposits

    The following is a summary of deposits at December 31, 1995 and 1994:

                                                1995           1994
                                            ------------   ------------
      Non interest bearing                  $ 14,384,675   $ 14,889,222

      Interest bearing:
        Money market accounts                  7,141,010      7,190,074
        NOW accounts                          24,510,808     28,801,156
        Savings accounts                       9,342,643     10,933,275
        Time deposits of $100,000 or more     11,223,437     10,425,717
        Other time deposits                   44,314,373     42,297,348
                                            ------------   ------------

                Total interest bearing        96,532,271     99,647,570
                                            ------------   ------------

                Total deposits              $110,916,946   $114,536,792
                                            ============   ============


Note 7:  Advances From Federal Home Loan Bank

    The following is a summary of advances from the Federal Home Loan Bank of Dallas at December 31, 1995 and 1994:

                                                    1995           1994
                                                ------------   ------------
        Advances under a $5,000,000 guaranteed
        rate commitment with a final
        maturity of August 25, 2005;
        interest is payable monthly at the
        "1 month LIBOR FLAT" rate and is
        reset on the 25th of each calendar
        month; principal prepayments are
        allowed at the reset date each
        month; the interest rate was 5.75%
        at December 31, 1995                     $3,785,000   $3,785,000

        $800,000 advance dated November 22,
        1993, bearing interest at 5.6%;
        principal and interest are payable
        monthly in installments of
        approximately $8,700, with a final
        principal payment of $203,354 due
        on December 1, 2001                         673,626      738,578





                                                                     (Continued)

                      NATIONAL BANK OF COMMERCE OF CORINTH

                         Notes to Financial Statements


Note 7:  (Continued)

                                                    1995          1994
                                                 ----------   ----------
           $375,000 advance dated November 23,
           1993, bearing interest at 6.17%;
           principal and interest are payable
           monthly in installments of
           approximately $3,200, with a final
           principal payment of $167,135 due
           on December 1, 2003                      342,626      359,310
                                                 ----------   ----------

                                                 $4,801,252   $4,882,888
                                                 ==========   ==========


        The advances are secured by first mortgage loans and Federal Home Loan Bank stock under a Collateral Pledge and Security Agreement dated July 20, 1993.

        Required principal payments on these advances are as follows:

                1996                    $   86,428
                1997                        91,501
                1998                        96,873
                1999                       102,559
                2000                       108,580
          After 2000                     4,315,311
                                        ----------

                                        $4,801,252
                                        ==========


Note 8:  Employee Benefit Plan

        The Bank has an employee benefit plan which is a 401(k) Profit Sharing Plan and Trust. Full-time employees and part-time employees with 1,000 or more hours service per year become eligible for participation in the plan after one year of service. Employees may contribute up to 6% of their gross compensation, and the Bank matches from 25% to 100% of employee contributions based on an employee's length of service.

        Total expense under this employee benefit plan was $38,607 in 1995, $37,331 in 1994 and $33,472 in 1993.

                      NATIONAL BANK OF COMMERCE OF CORINTH

                         Notes to Financial Statements


Note 9:  Income Taxes

    The components of income tax expense (benefit) are as follows:

                       Federal      State        Total
                      ---------    ---------    ---------
  1995:
    Current           $ 615,800    $  78,786    $ 694,586
    Deferred             12,000       (8,000)       4,000
                      ---------    ---------    ---------

              Total   $ 627,800    $  70,786    $ 698,586
                      =========    =========    =========

  1994:
    Current           $ 733,955    $    --      $ 733,955
    Deferred            (25,000)        --        (25,000)
                      ---------    ---------    ---------

              Total   $ 708,955    $    --      $ 708,955
                      =========    =========    =========

  1993:
    Current           $ 757,000    $    --      $ 757,000
    Deferred            (43,000)        --        (43,000)
                      ---------    ---------    ---------

              Total   $ 714,000    $    --      $ 714,000
                      =========    =========    =========


    The differences between actual income tax expense and expected income tax expense are summarized as follows:

                                     1995           1994           1993
                                  -----------    -----------    -----------
      Amount computed using the
        statutory rates on
        income before income
        taxes                     $   992,900    $ 1,030,600    $ 1,018,000
      Increase (decrease)
        resulting from:
        Tax exempt income, net
          of disallowed
          interest deduction         (350,800)      (338,800)      (311,000)
        State income tax, net
          of Federal benefit           46,686           --             --
        Expense as a result of
          Internal Revenue
          Service examination            --           10,900           --
        Other, net                      9,800          6,255          7,000
                                  -----------    -----------    -----------

                                  $   698,586    $   708,955    $   714,000
                                  ===========    ===========    ===========





                                                                     (Continued)

                      NATIONAL BANK OF COMMERCE OF CORINTH

                         Notes to Financial Statements


Note 9:  (Continued)

    Components of deferred income tax expense (benefit) are as follows:

                                 1995         1994        1993
                                --------    --------    --------
      Provision for possible
        loan losses             $  2,700    $(20,000)   $(40,700)
      Depreciation                (5,200)     (1,000)     (4,000)
      Fee income                   5,700     (13,500)       --
      Federal Home Loan Bank
        stock dividends           10,200      10,000        --
      Tax effect of state net
        operating loss
        carryforward on
        deferred income taxes    (10,000)       --          --
      Other, net                     600        (500)      1,700
                                --------    --------    --------

                                $  4,000    $(25,000)   $(43,000)
                                ========    ========    ========


    The components of the Bank's net deferred tax asset (liability) at December 31, 1995 and 1994, consist of the following:

                                              1995         1994
                                           ---------    ---------
      Reserve for possible loan losses     $ 144,900    $ 136,600
      Depreciation                           (28,200)     (33,200)
      Fee income                               5,900       13,500
      Federal Home Loan Bank stock
       dividends                             (26,600)     (10,000)
      Valuation allowance for securities
       available for sale                   (265,884)     809,143
      Other                                   (3,000)      (9,900)
                                           ---------    ---------

                                           $(172,884)   $ 906,143
                                           =========    =========


    Other assets include income taxes receivable of approximately $33,000 at December 31, 1995 and $41,000 at December 31, 1994.

                      NATIONAL BANK OF COMMERCE OF CORINTH

                         Notes to Financial Statements


Note 10:  Related Parties

      In the ordinary course of business, the Bank makes loans to its executive officers and directors of the Corporation and the Bank and to companies in which these officers and directors are principal owners. In the opinion of management, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. An analysis of changes in these loans follows:

      Balance at December 31, 1994   $ 2,193,256
      New loans                          991,433
      Repayments                        (391,301)
                                     -----------

      Balance at December 31, 1995   $ 2,793,388
                                     ===========


Note 11:  Commitments and Contingencies

      The Bank's financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. The Bank makes commitments to extend credit and issues standby and commercial letters of credit in the normal course of business to fulfill the financing needs of its customers.

      Commitments to extend credit are agreements to lend money to customers pursuant to certain specified conditions and generally have fixed expiration dates or other termination clauses. Since many of these commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. When making these commitments, the Bank applies the same credit policies and standards as it does in the normal lending process. Collateral is obtained based upon the Bank's assessment of a customer's credit worthiness.

      Standby and commercial letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. When issuing letters of credit, the Bank applies the same credit policies and standards as it does in the normal lending process. Collateral is obtained based upon the Bank's assessment of a customer's credit worthiness.

      The Bank's maximum credit exposure in the event of nonperformance for loan commitments and standby and commercial letters of credit is represented by the contract amount of the instruments.

      A summary of the Bank's commitments and contingent liabilities at December 31, 1995, is as follows:


      Commitments to extend credit                   $ 2,727,480
      Letters of credit                                  196,267
                                                     ===========

                      NATIONAL BANK OF COMMERCE OF CORINTH

                         Notes to Financial Statements


Note 12:  Regulatory Matters

        Federal banking regulations require that the Bank maintain certain cash reserves based on a percentage of deposits. This requirement was approximately $967,000 at December 31, 1995.

        The ability of the Bank's parent company to service its debt and pay dividends to its stockholders is primarily dependent upon future income tax benefits and dividends to be paid to the parent company by the Bank. As a national bank, the Bank must receive the approval of the Comptroller of the Currency if the total of all dividends declared in any calendar year exceeds the total net profits for that year combined with the Bank's retained net profits of the two preceding years.

        The Bank is also required to maintain minimum amounts of capital to total "risk weighted" assets, as defined and determined by banking regulators in order to pay dividends. The Bank's regulatory capital was in excess of minimum capital levels required by regulatory authorities at December 31, 1995.


Note 13:  Fair Value of Financial Instruments

        Statement of Financial Accounting Standards No. 107 (SFAS 107), "Disclosures about Fair Value of Financial Instruments", requires that the Bank disclose estimated fair value for its financial instruments. However, such disclosures may be deemed not to be practicable for certain classes of financial instruments. A summary of financial instruments and related disclosures follows:

        Cash and due from banks and interest bearing deposits with banks - The net book value of these financial instruments approximates fair value due to the immediate availability or short maturity of these investments.

        Investments - Fair value of these financial instruments is considered to be their market value as disclosed in Note 2.

        Loans - The Bank's loan portfolio represents a group of non-homogeneous instruments which include different types of borrowers, collateral requirements, credit risks, maturity dates, payment terms, interest rates and frequency of repricing of interest rates. Due to the effort and difficulty in implementing a valuation model necessary to estimate the fair value of loans, the Bank does not consider this disclosure to be practicable for loans. However, in the opinion of management, the estimated fair value of loans would not be materially different from the net recorded book value.





                                                                     (Continued)

                      NATIONAL BANK OF COMMERCE OF CORINTH

                         Notes to Financial Statements


Note 13:  (Continued)

         The following is a summary of pertinent information related to loans, net of unearned income:

                                                                         Effective
                                                            Balance       yield
                                                          -----------    --------
                        Variable rate loans               $ 7,094,703      9.16%
                        Fixed rate loans (by maturity):
                          0 - 3 months                      8,616,842      9.47
                          4 - 12 months                    12,420,207      9.04
                          1 - 3 years                      19,290,170      9.66
                          4 - 5 years                      10,646,713      9.81
                          After 5 years                     6,187,401      9.03
                                                          ===========   =======

         Deposits - Under SFAS 107, the fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings accounts, NOW accounts and money market demand accounts, is equal to the amount payable on demand at December 31, 1995, as represented by the book value of these deposits. The fair value of certificates of deposit is based on the discounted value of contractual cash flows, using current rates for discounting purposes. Due to the effort and difficulty in implementing a valuation model necessary to estimate the fair value of certificates of deposit, the Bank does not consider this disclosure to be practicable. However, in the opinion of management, the estimated fair value of certificates of deposit would not be materially different from the book value of these deposits.

         The total balances of non-interest bearing demand, money market, NOW and savings accounts are disclosed in Note 6. The following is a summary of pertinent information related to certificates of deposit:

                                                                        Effective
                Maturity                            Amount                 rate
                --------                            ------             ------------
              0 - 3 months                       $ 15,381,803             5.05%
              4 - 12 months                        24,298,261             5.13
              1 - 3 years                          11,198,736             5.53
              4 - 5 years                           4,641,225             5.97
              After 5 years                            17,785             5.60
                                                 ============             ====


         Federal funds purchased and advances from Federal Home Loan Bank - The net book value of these financial instruments approximates fair value due to variable rate pricing of the majority of these borrowings or due to current rates for fixed rate borrowings.

                      NATIONAL BANK OF COMMERCE OF CORINTH

                         Notes to Financial Statements


Note 13:  (Continued)

         Commitments to extend credit - As disclosed in Note 11, the Bank has certain commitments to extend credit at December 31, 1995. Due to the similar factors related to estimating the fair value of loans, the Bank does not consider the disclosure to be practicable for these items. However, due to the pricing, terms and conditions for the outstanding commitments to extend credit, in the opinion of management, the estimated fair value of commitments to extend credit is not materially different from the stated amounts as disclosed in Note 11.

                      NATIONAL BANK OF COMMERCE OF CORINTH

                                 BALANCE SHEETS


                                  (Unaudited)

                                                        September 30,    December 31,
            Assets                                          1996            1995 (1)
                                                        -------------    -------------
          Cash and due from banks                       $   5,616,011    $   3,858,598
          Interest bearing bank balances                      100,000          100,000
          Federal funds sold                                2,550,000             --
          Securities available for sale                    58,995,571       58,430,173
          Federal Reserve Bank and Federal Home
            Loan Bank stock                                   936,900          916,700

          Loans                                            65,907,108       64,581,043
            Unearned income                                  (345,331)        (325,007)
            Reserve for possible loan losses                 (790,544)        (691,831)
                                                        -------------    -------------
                    Net loans                              64,771,233       63,564,205
                                                        -------------    -------------

          Bank premises and equipment                       1,573,392        1,291,240
          Accrued interest receivable                       1,594,403        1,497,812
          Other assets                                        159,844          105,401
                                                        -------------    -------------

                                                        $ 136,297,354    $ 129,764,129
                                                        =============    =============


              Liabilities and Stockholders' Equity

          Liabilities:
            Deposits                                    $ 115,161,670    $ 110,916,946
            U. S. Treasury demand note                      1,284,071          392,929
            Advances from Federal Home Loan Bank            4,736,895        4,801,252
            Accrued interest payable                          561,991          453,821
            Other liabilities                                 225,088          401,405
                                                        -------------    -------------
                    Total liabilities                     121,969,715      116,966,353
                                                        -------------    -------------

          Stockholders' equity:
            Common stock of $5 par value
              Authorized and issued 110,000 shares            550,000          550,000
            Surplus                                         7,200,000        7,200,000
            Undivided profits                               6,450,591        4,600,833
            Net unrealized gain on securities
              available for sale, net of income taxes         127,048          446,943
                                                        -------------    -------------
                    Total stockholders' equity             14,327,639       12,797,776
                                                        -------------    -------------

                                                        $ 136,297,354    $ 129,764,129
                                                        =============    =============





The accompanying note is an integral part of these financial statements.

(1)  Derived from audited financial statements.

                      NATIONAL BANK OF COMMERCE OF CORINTH

                              Statements of Income
                 Nine Months Ended September 30, 1996 and 1995
                                  (Unaudited)


                                                             1996        1995
                                                          ----------   ----------
          Interest income:
            Interest and fees on loans                    $4,678,007   $4,143,571
            Taxable investments                            1,731,039    2,084,095
            Tax exempt investments                           857,195      830,922
            Federal funds sold                               134,193       78,581
            Other                                             30,936       31,561
                                                          ----------   ----------
                    Total interest income                  7,431,370    7,168,730
                                                          ----------   ----------

          Interest expense:
            Time deposits of $100,000 or more                493,272      228,068
            Other deposits                                 2,678,611    2,702,344
            Other interest expense                           237,742      232,457
                                                          ----------   ----------
                    Total interest expense                 3,409,625    3,162,869
                                                          ----------   ----------

                    Net interest income                    4,021,745    4,005,861

          Provision for possible loan losses                 135,000      120,000
                                                          ----------   ----------

                    Net interest income after provision
                      for possible loan losses             3,886,745    3,885,861
                                                          ----------   ----------

          Other operating income:
            Service charges on deposit accounts              462,401      431,966
            Insurance commissions                             29,449       45,565
            Other income                                      84,309       68,292
                                                          ----------   ----------
                    Total other operating income             576,159      545,823
                                                          ----------   ----------

          Other operating expenses:
            Salaries and employee benefits                 1,101,060    1,051,501
            Occupancy expenses                               133,238      133,704
            Equipment and data processing expenses           202,557      159,280
            Regulatory insurance and assessments              35,293      156,829
            Other expenses                                   523,207      514,118
                                                          ----------   ----------
                    Total other operating expenses         1,995,355    2,015,432
                                                          ----------   ----------

                    Income before income taxes             2,467,549    2,416,252
          Income taxes                                       617,789      608,683
                                                          ----------   ----------

                    Net income                            $1,849,760   $1,807,569
                                                          ==========   ==========


          Earnings per share                              $    16.82   $    16.43
                                                          ==========   ==========





The accompanying note is an integral part of these financial statements.

                      NATIONAL BANK OF COMMERCE OF CORINTH

                            Statements of Cash Flows
                 Nine Months Ended September 30, 1996 and 1995
                                  (Unaudited)


                                                              1996            1995
                                                          ------------    ------------
          Cash flows from operating activities:
            Net income                                    $  1,849,760    $  1,807,569
            Adjustments to reconcile net income to net
              cash provided by operating activities:
              Depreciation                                     154,800         117,000
              Provision for possible loan losses               135,000         120,000
              Increase in accrued interest receivable          (96,591)        (76,630)
              Increase (decrease) in:
                Accrued interest payable                       108,170         111,563
                Current income taxes                           127,994          84,039
                Accrued compensation                           (95,010)       (165,189)
              Other, net                                       (87,742)        (31,804)
                                                          ------------    ------------
                    Net cash provided by operating
                      activities                             2,096,381       1,966,548
                                                          ------------    ------------

          Cash flows from investing activities:
            Purchases of securities available for sale     (10,373,769)           --
            Maturities of securities available for sale      9,312,472      10,388,499
            Purchases of investment securities                    --          (762,639)
            Maturities of investment securities                   --           189,724
            Net (increase) decrease in:
              Federal funds sold                            (2,550,000)        950,000
              Federal Home Loan Bank stock                     (20,200)        (45,592)
              Loans                                         (1,342,028)     (6,900,888)
            Additions to bank premises and equipment          (436,952)        (58,375)
                                                          ------------    ------------
                    Net cash provided by (used in)
                      investing activities                  (5,410,477)      3,760,729
                                                          ------------    ------------

          Cash flows from financing activities:
            Increase (decrease) in:
              Non-interest bearing deposits                  2,956,400        (447,786)
              Money market, NOW and savings accounts        (2,788,700)     (9,357,344)
              Time deposits                                  4,077,024       3,136,775
              U. S. Treasury demand note                       891,142         735,327
              Advances from Federal Home Loan Bank             (64,357)        (60,789)
                                                          ------------    ------------
                    Net cash provided by (used in)
                      financing activities                   5,071,509      (5,993,817)
                                                          ------------    ------------

                    Net increase (decrease) in cash
                      and due from banks                     1,757,413        (266,540)

          Cash and due from banks at January 1               3,858,598       5,064,491
                                                          ------------    ------------

          Cash and due from banks at September 30         $  5,616,011    $  4,797,951
                                                          ============    ============





The accompanying note is an integral part of these financial statements.

                      NATIONAL BANK OF COMMERCE OF CORINTH

                         Notes to Financial Statements
                                  (Unaudited)


Note 1:  Summary of Significant Accounting and Reporting Policies

         The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for interim periods are not necessarily indicative of the results that may be expected for the entire year. For further information refer to the annual audited financial statements and notes thereto included elsewhere herein.

         The Bank has an incentive bonus plan for certain officers. Under this plan, an incentive bonus is paid if income exceeds a specified base level. The amount of this bonus, if any, is dependent on earnings and is subject to the approval of the Bank's board of directors at its December board meeting. No accrual has been made related to this incentive bonus in the interim financial statements for 1996 and 1995. This incentive bonus amounted to $150,000 in 1995 and was charged to expense in December, 1995.

                                  EXHIBIT "A"

                               DISSENTERS' RIGHTS

Section  79-4-13.01.  Definitions.

         In this article:

(1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 79-4-13.02 and who exercises that right when and in the manner required by Sections 79-4-13.20 through 79-4-13.28.

(3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) "Shareholder" means the record shareholder or the beneficial shareholder.

Section  79-4-13.02.      RIGHT TO DISSENT.

(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

                 (1) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 79-4-11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under Section 79-4-11.04;

                 (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

                 (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

                 (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

                          (i) Alters or abolishes a preferential right of the shares;

                          (ii) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

                          (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

                          (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

                          (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 79-4-6.04; or

                 (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) Nothing in subsection (a)(4) shall entitle a shareholder of a corporation to dissent and obtain payment for his shares as a result of an amendment of the articles of incorporation exclusively for the purpose of either (i) making such corporation subject to application of the Mississippi Control Share Act, or (ii) making such act inapplicable to a control share acquisition of such corporation.

(c) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

Section  79-4-13.03.      DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

(a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

                 (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

                 (2) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

Section  79-4-13.20.      NOTICE OF DISSENTERS' RIGHTS.

(a) If proposed corporate action creating dissenters' rights under Section 79-4-13.02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

(b) If corporate action creating dissenters' rights under Section 79-4-13.02 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 79-4-13.22.

Section  79-4-13.21.      NOTICE OF INTENT TO DEMAND PAYMENT.

(a) If proposed corporate action creating dissenters' rights under Section 79-4-13.02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and (2) must not vote his shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirement of subsection (a) is not entitled to payment for his shares under this article.

Section  79-4-13.22.      DISSENTERS' NOTICE.

(a) If proposed corporate action creating dissenters' rights under Section 79-4-13.02 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 79-4-13.21.

(b) The dissenters' notice must be sent no later than ten (10) days after the corporate action was taken, and must:

                 (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

                 (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

                 (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

                 (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the subsection (a) notice is delivered; and

                 (5)      Be accompanied by a copy of this article.

Section  79-4-13.23.      DUTY TO DEMAND PAYMENT.

(a) A shareholder sent a dissenters' notice described in Section 79-4-13.22 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice pursuant to Section 79-4-13.22(b)(3), and deposit his certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his shares under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

Section  79-4-13.24.      SHARE RESTRICTIONS.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under
         Section 79-4-13.26.

(b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

Section  79-4-13.25.      PAYMENT.

(a) Except as provided in Section 79-4-13.27, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with Section 79-4-13.23 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(b)      The payment must be accompanied by:

                 (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

                 (2) A statement of the corporation's estimate of the fair value of the shares;

                 (3)      An explanation of how the interest was calculated;

                 (4) A statement of the dissenters' right to demand payment under Section 79-4-13.28; and

                 (5)      A copy of this article.

Section  79-4-13.26.      FAILURE TO TAKE ACTION.

(a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 79-4-13.22 and repeat the payment demand procedure.

Section  79-4-13.27.      AFTER-ACQUIRED SHARES.

(a) A corporation may elect to withhold payment required by Section 79-4-13.25 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment under Section 79-4-13.28.

Section  79-4-13.28.      PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR
                          OFFER.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under Section 79-4-13.25), or reject the corporation's offer under Section 79-4-13.27 and demand payment of the fair value of his shares and interest due, if:

                 (1)      The dissenter believes that the amount paid under
                          Section 79-4-13.25 or offered under Section
                          79-4-13.27 is less than the fair value of his shares or that the interest due is incorrectly calculated;

                 (2) The corporation fails to make payment under Section 79-4-13.25 within sixty (60) days after the date set for demanding payment; or

                 (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

         (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for his shares.

Section  79-4-13.30.      COURT ACTION.

(a) If a demand for payment under Section 79-4-13.28 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the chancery court of the county where a corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e)      Each dissenter made a party to the proceeding is entitled to judgment
         (1) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation, or (2) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under Section 79-4-13.27.

Section  79-4-13.31.      COURT COSTS AND COUNSEL FEES.

(a) The court in an appraisal proceeding commenced under Section 79-4-13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under Section 79-4-13.28.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

         (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 79-4-13.20 through 79-4-13.28; or

         (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Pursuant to Article VI, Section 2 of the bylaws of Trustmark Corporation, the corporation may indemnify or reimburse the expenses of any person against all reasonable expenses incurred in connection with any litigation or proceeding in which such person may have been involved because he is or was a director (including honorary or advisory directors) officer or employee of the corporation or of any other firm, corporation or organization which he served in any such capacity at the request of the corporation. Provided, such person shall have no right to indemnification or reimbursement in relation to any matters in which he is finally adjudged to have been guilty of or liable for negligence or willful misconduct in the performance of his duties; and, provided further, that no person shall be so indemnified or reimbursed in relation to any administrative proceeding or action instituted by any appropriate bank regulatory agency which proceeding or action results in a final order assessing civil monetary penalties or requiring affirmative action by an individual or individuals in the form of payments to the corporation.

         In addition, pursuant to the Mississippi Business Corporation Act, directors and officers are entitled to indemnification in certain events as summarized below:


Section  79-4-8.50.  SUBARTICLE DEFINITIONS.

         In this subarticle:

                 (1) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

                 (2) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. A director is considered to be serving an employee benefit plan at the corporation's request if his duties to the corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

                 (3)      "Expenses" include counsel fees.

                 (4) "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

                 (5) "Official capacity" means: (i) when used with respect to a director, the office of director in a corporation; and (ii) when used with respect to an individual other than a director as contemplated in
                          Section 79-4-8.56, the office in a corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on
                          behalf of the corporation.   "Official capacity" does
                          not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise.

                 (6) "Party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

                 (7) "Proceeding" means any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

         Section  79-4-8.51.  AUTHORITY TO INDEMNIFY.

         (a) Except as provided in subsection (d), a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if:

                 (1)      He conducted himself in good faith; and

                 (2)      He reasonably believed:

                          (i) In the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and

                          (ii) In all other cases, that his conduct was at least not opposed to its best interests; and

                 (3) In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

         (b) A director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interest of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (a)(2)(ii).

         (c) The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

         (d)     A corporation may not indemnify a director under this section:

                 (1) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

                 (2) In connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

         (e) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

Section  79-4-8.52.       MANDATORY INDEMNIFICATION.

         Unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Section  79-4-8.53.       ADVANCE FOR EXPENSES.

         (a) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

                 (1) The director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in Section 79-4-8.51;

                 (2) The director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct; and

                 (3) A determination is made that the facts then known to those making the determination would not preclude indemnification under this subarticle.

         (b) The undertaking required by subsection (a)(2) must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

         (c) Determinations and authorizations of payments under this section shall be made in the manner specified in Section 79-4-8.55.

Section  79-4-8.54.       COURT ORDERED INDEMNIFICATION.

         Unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification if it determines:

                 (1) The director is entitled to mandatory indemnification under Section 79-4-8.52, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; or

                 (2) The director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the standard of conduct set forth in Section 79-4-8.51 or was adjudged liable as described in Section 79-4-8.51(d), but if he was adjudged so liable his indemnification is limited to reasonable expenses incurred.

Section  79-4-8.55.       DETERMINATION AND AUTHORIZATION OF INDEMNIFICATION.

         (a) A corporation may not indemnify a director under Section 79-4-8.51 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in Section 79-4-8.51.

         (b)     The determination shall be made:

                 (1) By the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

                 (2) If a quorum cannot be obtained under subdivision (1), by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two (2) or more directors not at the time parties to the proceeding;

                 (3)      By special legal counsel:

                          (i) Selected by the board of directors or its committee in the manner prescribed in subdivision (1) or (2); or

                          (ii) If a quorum of the board of directors cannot be obtained under subdivision (1) and a committee cannot be designated under subdivision (2), selected by a majority vote of the full board of directors (in which selection directors who are parties may participate); or

                 (4) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

         (c) Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection (b)(3) to select counsel.

Section  79-4-8.56.       INDEMNIFICATION OF OFFICERS, EMPLOYEES AND AGENTS.

         Unless a corporation's articles of incorporation provide otherwise:

         (1) An officer of the corporation who is not a director is entitled to mandatory indemnification under Section
                 79-4-8.52, and is entitled to apply for court-ordered indemnification under Section 79-4- 8.54, in each case to the same extent as a director;

         (2) The corporation may indemnify and advance expenses under this subarticle to an officer, employee or agent of the corporation who is not a director to the same extent as to a director; and

         (3) A corporation may also indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

Section  79-4-8.57.       INSURANCE.

         A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation, or who, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee or agent, whether or not the corporation would have power to indemnify him against the same liability under Section 79-4- 8.51 or 79-4-8.52.

Section  79-4-8.58.       APPLICATION OF ARTICLE.

         (a) Unless the articles of incorporation or bylaws provide otherwise, any authorization of indemnification in the articles of incorporation or bylaws shall not be deemed to prevent the corporation from providing the indemnification permitted or mandated by this subarticle.

         (b) Any corporation shall have power to make any further indemnity, including advance of expenses, to and to enter contracts of indemnity with any director, officer, employee or agent that may be authorized by the articles of incorporation or any bylaw made by the shareholders or any resolution adopted, before or after the event, by the shareholders, except an indemnity against his gross negligence or willful misconduct. Unless the articles of incorporation, or any such bylaws or resolution provide otherwise, any determination as to any further indemnity shall be made in accordance with subsection (b) of Section 79-4-8.55. Each such indemnity may continue as to a person who has ceased to have the capacity referred to above and may inure to the benefit of the heirs, executors and administrators of such person.

         (c) This subarticle does not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with his appearance as a witness in a proceeding at a time when he has not been made a named defendant or respondent to the proceeding.

ITEM 21.(a) EXHIBITS



Exhibit
--------
No.              Description
---              -----------

2.               Merger Agreement                               Exhibit 2

3.               Articles of Incorporation
                 of Trustmark Corporation                          (1)

3.1              Bylaws of Trustmark                               (1)

5.               Proposed Opinion of Brunini, Grantham,
                 Grower & Hewes, PLLC                           Exhibit 5

8.               Proposed Tax Opinion of Brunini, Grantham,
                 Grower & Hewes, PLLC                           Exhibit 8

10.              Material Contracts                                (1)

13.              Annual Report to security holders                 (1)

13.2             Quarterly report to security holders              (1)

22.              Subsidiaries of the registrant                    (1)

23.1             Consent of Arthur Andersen LLP                 Exhibit 23.1

23.2             Consent of Shearer, Taylor, & Co. P.A.         Exhibit 23.2

23.3             Consent of Brunini, Grantham,
                 Grower & Hewes, PLLC                           Exhibit 23.3

99.1             Form of Notice of Special Meeting
                 and Proxy to be used in
                 connection with Special
                 Meeting of Shareholders of FCC                 Exhibit 99.1

99.2             Form of Notice of Special Meeting
                 to be used in connection with
                 Special Meeting of Shareholders of
                 NBC                                            Exhibit 99.2


(1)      Included in documents incorporated by reference.


ITEM 22. UNDERTAKINGS

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to

Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15 (d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement pursuant to Items 4, 10(b), 11 or 13 of the Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first
class mail or equally prompt means.   This includes information contained in
documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it becomes effective.

         The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (Section 230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                              INDEX TO EXHIBITS

Exhibit
--------
No.              Description
---              -----------

2.               Merger Agreement                               Exhibit 2

3.               Articles of Incorporation
                 of Trustmark Corporation                          (1)

3.1              Bylaws of Trustmark                               (1)

5.               Proposed Opinion of Brunini, Grantham,
                 Grower & Hewes, PLLC                           Exhibit 5

8.               Proposed Tax Opinion of Brunini, Grantham,
                 Grower & Hewes, PLLC                           Exhibit 8

10.              Material Contracts                                (1)

13.              Annual Report to security holders                 (1)

13.2             Quarterly report to security holders              (1)

22.              Subsidiaries of the registrant                    (1)

23.1             Consent of Arthur Andersen LLP                 Exhibit 23.1

23.2             Consent of Shearer, Taylor, & Co. P.A.         Exhibit 23.2

23.3             Consent of Brunini, Grantham,
                 Grower & Hewes, PLLC                           Exhibit 23.3

99.1             Form of Notice of Special Meeting
                 and Proxy to be used in
                 connection with Special
                 Meeting of Shareholders of FCC                 Exhibit 99.1

99.2             Form of Notice of Special Meeting
                 to be used in connection with
                 Special Meeting of Shareholders of
                 NBC                                            Exhibit 99.2


(1)  Included in documents incorporated by reference.